Exhibit 99(a)(1)(A)

Offer to Purchase for Cash

by

GLG PARTNERS, INC.

of

All of our outstanding Public Warrants, Founders Warrants, Sponsors Warrants and Co-Investment Warrants at a Purchase Price of $0.129 Per Warrant

THIS OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON OCTOBER 12, 2010 OR SUCH LATER TIME AND DATE TO WHICH THE OFFER IS EXTENDED. WE INTEND TO EXTEND THIS OFFER TO ENSURE THAT THE EXPIRATION DATE OF THIS OFFER COINCIDES WITH THE COMPLETION OF THE MERGER (AS DEFINED BELOW).

GLG Partners, Inc. (“GLG”, the “Company”, “we”, “us” or “our”) hereby offers to purchase all 32,984,674 of our outstanding public warrants (the “Public Warrants”), all 12,000,003 of our outstanding founders warrants (the “Founders Warrants”), all 4,500,000 of our outstanding sponsors warrants (the “Sponsors Warrants”) and all 5,000,000 of our outstanding co-investment warrants (the “Co-Investment Warrants”, and collectively with the Public Warrants, the Founders Warrants and the Sponsors Warrants, the “Warrants”), at a purchase price of $0.129 per Warrant, in cash, without interest (the “Purchase Price”), for an aggregate purchase price of $7,028,523.33 (each of the Warrants representing the right to purchase one share of our common stock, par value $0.0001 per share (the “Common Stock”), at an exercise price of $7.50 per share) upon the terms and subject to certain conditions described in this offer to purchase (“Offer to Purchase”) and in the related letter of transmittal (“Letter of Transmittal”) (which together, as they may be amended or supplemented from time to time, constitute the “Offer”). Man Group plc (“Man”) is also considered a “bidder” with respect to the Offer. As a result, you should consider the offer to purchase your warrants and all the information contained in this Offer to Purchase to be jointly made by GLG and Man.

The Offer is not conditioned on any minimum number of Warrants being tendered. The Offer is, however, subject to certain other conditions. See “SPECIAL FACTORS — Section 2. Purposes of and Reasons for the Offer; Certain Effects of the Offer” and “THE OFFER — Section 5. Conditions of the Offer”.

The Public Warrants are listed and traded on The New York Stock Exchange, Inc. (“NYSE”) under the symbol “GLGWS”. On May 14, 2010, the last trading day prior to the public announcement on May 17, 2010 of the Agreement and Plan of Merger dated as of May 17, 2010 (as amended, the “Merger Agreement”) among Man, Escalator Sub 1 Inc. (“Merger Sub”) and the Company, the closing price of the Public Warrants was $0.129 per Public Warrant. On September 10, 2010, the most recent practicable date prior to the date of this Offer to Purchase, the closing price of the Public Warrants reported on the NYSE was $0.11 per Public Warrant. Public Warrant holders are urged to obtain current market quotations for the Public Warrants before deciding whether to tender their Public Warrants pursuant to the Offer. See “THE OFFER — Section 6. Price Range of Common Stock, Public Warrants and Units”. There are no established trading markets for the Founders Warrants, the Sponsors Warrants or the Co-Investment Warrants. See “THE OFFER — Section 6. Price Range of Common Stock, Public Warrants and Units”.

The Offer and our purchase of any Warrants in the Offer will not affect the exercise price, exercise period or other terms of the Warrants, if any, that remain outstanding following completion of the Offer. However, pursuant to the terms of the Warrants, following completion of the merger of Merger Sub with and into GLG (the “Merger”) pursuant to the Merger Agreement, any outstanding Warrants will represent only the right to receive upon exercise of the Warrant and payment of the $7.50 per Warrant exercise price an amount equal to the cash merger consideration of $4.50 per Warrant.

Our board of directors has approved the Offer.  However, none of the Company, our board of directors, the other Filing Persons (described below), Morrow & Co., LLC, Stamford, Connecticut, the information agent for the Offer (the “Information Agent”), or BNY Mellon Shareowner Services, the depositary for the Offer (the “Depositary”), is making any recommendation to you as to whether to tender or refrain from tendering your Warrants pursuant to the Offer. You must make your own decision as to whether to tender your Warrants and, if so, how many Warrants to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. See “SPECIAL FACTORS — Section 2. Purposes of and Reasons for the Offer; Certain Effects of the Offer”. You should discuss whether to tender your Warrants with your own broker or other financial advisor, if any.

Warrant holders who choose not to tender will not receive cash for their Warrants. Pursuant to the terms of the Warrants, following completion of the Merger, holders of Warrants, if any, that remain outstanding will be entitled, subject to the other terms and conditions thereof, to exercise their Warrants at an exercise price of $7.50 per Warrant, but will only have the right to receive upon such exercise an amount equal to the cash merger consideration of $4.50 per Warrant, thereby incurring a loss of $3.00 per Warrant. Accordingly, the Warrants will be permanently out-of-the-money and will have no economic value following the Merger.

Certain of GLG’s directors and former directors own Founders Warrants, Sponsors Warrants and Co-Investment Warrants and all of these directors and former directors are expected to tender their Warrants pursuant to the Offer. None of GLG’s executive officers own any Warrants. See “SPECIAL FACTORS — Section 4. Interests of Directors and Executive Officers and Filing Persons”.

Man Principal Strategies Holdings LLC, Escalator Sub 1 Inc., Noam Gottesman, Emmanuel Roman, Pierre Lagrange, Gottesman GLG Trust, TOMS International Ltd., Roman GLG Trust, Jackson Holding Services Inc., Lagrange GLG Trust and Point Pleasant Ventures Ltd. (collectively with the Company and Man, the “Filing Persons”) are deemed to be engaged in a “going private” transaction and are making certain disclosures in this Offer to Purchase solely for the purpose of complying with the requirements of Rule 13e-3 and related rules under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations promulgated thereunder.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved this transaction, or passed upon the merits or fairness of the transaction or the accuracy or adequacy of the information contained in this Offer. Any representation to the contrary is a criminal offense.

Questions and requests for assistance regarding the Offer and requests for additional copies of the Offer to Purchase and the Offer documents may be directed to Morrow & Co., our Information Agent, at the telephone numbers and address set forth on the back cover of this Offer to Purchase.

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IMPORTANT

If you desire to tender all or any portion of your Warrants, you must do one of the following before the Offer expires:

•	If your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and have such nominee tender your Warrants for you;

•	If you hold Warrants registered in your own name, you must complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the Warrants and any other documents required by the Letter of Transmittal, to the Depositary;

•	If you are an institution participating in The Depository Trust Company, you must tender your Warrants according to the procedure for book-entry transfer described in “THE OFFER — Section 2. Procedures for Tendering Warrants”;

•	If you are the holder of units, each comprising a share of our Common Stock and a Warrant, and wish to tender Warrants included in such units, you must first separate the Warrants from the units prior to tendering your Warrants pursuant to the Offer. If your units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must instruct such nominee to do so or, if you hold units registered in your own name, you must contact Continental Stock Transfer & Trust Company, our transfer agent (the “Transfer Agent”), directly and instruct them to do so; or

•	If you want to tender your Warrants but: (i) your certificates for the Warrants are not immediately available or cannot be delivered to the Depositary; or (ii) you cannot comply with the procedure for book-entry transfer; or (iii) your other required documents cannot be delivered to the Depositary before the expiration of the Offer, then you can still tender your Warrants if you comply with the guaranteed delivery procedure described in “THE OFFER — Section 2. Procedures for Tendering Warrants”.

We are not making the Offer to, and will not accept any tendered Warrants from or on behalf of Warrant holders residing in any jurisdiction in which the making of the Offer or acceptance thereof would not be in compliance with the laws of that jurisdiction. However, we may, at our discretion, take any actions necessary for us to make the Offer to Warrant holders in any such jurisdiction.

We have not authorized any person to make any recommendation on our behalf as to whether you should tender or refrain from tendering your Warrants pursuant to the Offer. You should rely only on the information contained in this Offer to Purchase and in the related Letter of Transmittal to which we have referred you. We have not authorized anyone to provide you with information or to make any representation in connection with the Offer other than those contained in this Offer to Purchase or in the related Letter of Transmittal. If anyone makes any recommendation or gives any information or representation regarding the Offer, you must not rely upon that recommendation, information or representation as having been authorized by us, our board of directors, the other Filing Persons, the Depositary or the Information Agent for the Offer. You should not assume that the information provided in the Offer or this Offer to Purchase is accurate as of any date other than the date of this Offer to Purchase.

Subject to applicable law (including Rules 13e-4(d)(2) and 14e-1 under the Exchange Act, which require that material changes be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained or incorporated by reference in this Offer to Purchase is correct as of any time after the date of this Offer to Purchase or the respective dates of the documents incorporated herein by reference or that there has been no change in the information included or incorporated by reference herein or in the affairs of GLG or any of its subsidiaries or affiliates since the date hereof or the respective dates of the documents incorporated herein by reference.

See “SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS”.

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SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS

This summary term sheet highlights important information regarding this Offer to Purchase. To understand the Offer fully and for a more complete description of the terms of the Offer, you should carefully read this entire Offer to Purchase and the related Letter of Transmittal that constitute the Offer. We have included references to the sections of this Offer to Purchase where you will find a more complete description of the topics addressed in this summary term sheet.

Who is offering to purchase Warrants?

•	GLG Partners, Inc., a Delaware corporation and the issuer of the Warrants and the underlying Common Stock for which the Warrants are exercisable, is making an offer to buy your Warrants. Man Group plc is also considered a “bidder” with respect to the Offer. As a result, you should consider the offer to purchase your warrants and all the information contained in this Offer to Purchase to be jointly made by GLG and Man. See “THE OFFER — Section 8. Important Information Concerning GLG” and “THE OFFER — Section 10. Important Information Concerning Man, Holdco and Merger Sub”.

What is the background and purpose of the Offer?

•	We are making the Offer to purchase the Warrants in connection with the Company’s agreement to be acquired by Man. The proposed acquisition is contemplated to be made through two concurrent transactions: a cash merger under the Merger Agreement; and a share exchange under a share exchange agreement, dated as of May 17, 2010 (the “Share Exchange Agreement”), among Man and certain stockholders of the Company.

•	Under the terms of the Merger Agreement, the Company agreed to use its reasonable best efforts to commence, directly or through a subsidiary, prior to the closing date of the Merger, offers to purchase all of the outstanding Warrants at a price of $0.129 per Warrant.

•	We are making the Offer to purchase the Warrants pursuant to the terms of the Merger Agreement in order that the surviving corporation may avoid potential issues with having the Warrants remain outstanding after the Merger, such as the potential of the surviving corporation to remain subject to continued SEC reporting obligations after the Merger, the administrative burdens and expense of maintaining the Warrants outstanding, and the potential for nuisance claims from Warrant holders whose Warrants would be permanently out-of-the-money and will have no economic value after the Merger.

•	As of September 1, 2010, we have 32,984,674 issued and outstanding Public Warrants, 12,000,003 issued and outstanding Founders Warrants, 4,500,000 issued and outstanding Sponsors Warrants and 5,000,0000 issued and outstanding Co-Investment Warrants, each of which represents the right to purchase one share of Common Stock at an exercise price of $7.50 per share. Our Founders Warrants, Sponsors Warrants and Co-Investment Warrants are not publicly traded. Although our Public Warrants are listed on the NYSE, they are not actively traded. The Offer will provide all of the Warrant holders with an opportunity to obtain liquidity for their Warrants that will not be available after the Merger. For the Public Warrant holders, the Offer price equals the closing price for the Public Warrants on May 14, 2010, the last trading day prior to the public announcement on May 17, 2010 of the Merger Agreement. All Warrants tendered in the Offer will no longer be outstanding and will be cancelled by the Company. See “SPECIAL FACTORS — Section 1. Background of the Transactions”.

What will happen if I do not tender my Warrants?

•	Warrant holders who choose not to tender will not receive cash for their Warrants. Pursuant to the terms of the Warrants, following completion of the Merger, holders of Warrants, if any, that remain outstanding will be entitled, subject to the other terms and conditions thereof, to exercise their Warrants at an exercise price of $7.50 per Warrant, but will only have the right to receive upon such exercise an amount equal to the cash merger consideration of $4.50 per Warrant, thereby incurring a loss of $3.00 per Warrant. Accordingly, the Warrants will be permanently out-of-the-money and will have no economic value following the Merger. See “SPECIAL FACTORS — Section 2. Purposes of and Reasons for the Offer; Certain Effects of the Offer”.

How many Warrants is GLG offering to purchase?

•	We are offering to purchase all 32,984,674 of our outstanding Public Warrants, all 12,000,003 of our outstanding Founders Warrants, all 4,500,000 of our outstanding Sponsors Warrants and all 5,000,000 of our outstanding Co-Investment Warrants. See “THE OFFER — Section 1. Number of Warrants; Purchase Price”.

What will be the Purchase Price for the Warrants and what will be the form of payment?

•	The Purchase Price for the Offer is $0.129 per Warrant, in cash, without interest. All Warrants that we purchase in the Offer will be purchased at the Purchase Price. See “THE OFFER — Section 1. Number of Warrants; Purchase Price”. If you tender your Warrants in the Offer, we will pay you the Purchase Price promptly after the Expiration Date (as defined below). Under no circumstances will we pay interest on the Purchase Price, including but not limited to, by reason of any delay in making payment. See “THE OFFER — Section 1. Number of Warrants; Purchase Price” and “THE OFFER — Section 4. Purchase of Warrants and Payment of Purchase Price”.

Are shares included in the Offer?

•	No. The Offer is only for Warrants. You may not tender shares of Common Stock or units, each comprising a share of Common Stock and a Warrant. If you wish to tender Warrants included in such units, you must first separate the Warrants from the units prior to tendering your Warrants pursuant to the Offer. If your units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must instruct your nominee to do so, or if you hold units registered in your own name, you must contact Continental Stock Transfer & Trust Company, our Transfer Agent, directly and instruct them to do so. See “THE OFFER — Section 2. Procedures for Tendering Warrants”.

How will GLG pay for the Warrants?

•	We expect that $7,199,523 will be required to purchase Warrants tendered in the Offer, if the Offer is fully subscribed at the Purchase Price of $0.129 per Warrant, of which approximately $171,000 will be required to pay related professional fees and expenses.

•	We expect to pay the Purchase Price for the Warrants using our available cash; however, pursuant to the Merger Agreement, Man has agreed to ensure that, at the Effective Time, the Company has all funds necessary in connection with the Offer. See “SPECIAL FACTORS — Section 2. Purposes of and Reasons for the Offer; Certain Effects of the Offer”.

How long do I have to tender my Warrants?

•	You may tender your Warrants pursuant to the Offer until the Offer expires. The Offer will expire at 12:00 midnight, New York City time, on October 12, 2010, or such later time and date to which we may extend the Offer (the “Expiration Date”). See “THE OFFER — Section 1. Number of Warrants; Purchase Price” and “THE OFFER — Section 12. Extension of the Offer; Termination; Amendment”.

•	If a broker, dealer, commercial bank, trust company or other nominee holds your Warrants, it is likely such nominee has established an earlier deadline for you to act to instruct such nominee to accept the Offer on your behalf. We urge you to contact your nominee to find out the nominee’s deadline. See “THE OFFER — Section 2. Procedures for Tendering Warrants”.

Can the Offer be extended, amended or terminated?

•	We intend to extend the Offer to ensure that the Expiration Date of the Offer coincides with the completion of the Merger. In addition, we may elect to extend or amend the Offer for any reason. If we extend the Offer, we will delay the acceptance of any Warrants that have been tendered pursuant to the Offer prior to such extension. We can also terminate the Offer under certain circumstances. See “THE OFFER — Section 5. Conditions of the Offer” and “THE OFFER — Section 12. Extension of the Offer; Termination; Amendment”.

How will I be notified if the Offer is extended or amended?

•	If the Offer is extended, we will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the first business day after the previously scheduled Expiration Date. We will announce any amendment to the Offer by making a public announcement of the amendment. See “THE OFFER — Section 12. Extension of the Offer; Termination; Amendment”.

Are there any conditions to the Offer?

•	The Offer will be conditioned upon completion of the Merger. See “SPECIAL FACTORS — Section 2. Purposes of and Reasons for the Offer; Certain Effects of the Offer” and “THE OFFER — Section 5. Conditions of the Offer”.

How do I tender my Warrants?

•	If you desire to tender all or any portion of your Warrants prior to the Expiration Date, you must do one of the following:

•	If your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee and have such nominee tender your Warrants for you;

•	If you hold Warrants registered in your own name, you must complete and sign a Letter of Transmittal in accordance with its instructions and deliver it, together with any required signature guarantees, the Warrants and any other documents required by the Letter of Transmittal, to the Depositary;

•	If you are an institution participating in The Depository Trust Company, you must tender your Warrants according to the procedure for book-entry transfer described in “THE OFFER — Section 2. Procedures for Tendering Warrants”;

•	If you are the holder of units, each comprising a share of Common Stock and a Warrant, and wish to tender Warrants included in such units, you must first separate the Warrants from the units prior to tendering your Warrants pursuant to the Offer. If your units are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must instruct your nominee to do so or, if you hold units registered in your own name, you must contact Continental Stock Transfer & Trust Company, the Transfer Agent, directly and instruct them to do so; or

•	If you want to tender your Warrants but: your certificates for the Warrants are not immediately available or cannot be delivered to the Depositary; or you cannot comply with the procedure for book-entry transfer; or your other required documents cannot be delivered to the Depositary by the Expiration Date; then you can still tender your Warrants if you comply with the guaranteed delivery procedure described in “THE OFFER — Section 2. Procedures for Tendering Warrants”.

•	You may contact the Information Agent or your broker, dealer, commercial bank, trust company or other nominee holding your Warrants for assistance. The contact information for the Information Agent is set forth on the back cover of this Offer to Purchase.

Until what time can I withdraw previously tendered Warrants?

•	You may withdraw your tendered Warrants at any time before the Expiration Date. See “THE OFFER — Section 3. Withdrawal Rights”.

How do I withdraw Warrants previously tendered?

•	If you hold Warrants registered in your own name you must deliver on a timely basis a written notice of your withdrawal to the Depositary at the address appearing on the back cover page of this Offer to Purchase. Your notice of withdrawal must specify your name, the number of Warrants to be withdrawn and the name of the registered holder of such Warrants. Some additional requirements apply if the Warrants to be withdrawn have been delivered to the Depositary or if your Warrants have been tendered under the procedure for book-entry transfer set forth in “THE OFFER — Section 2. Procedures for Tendering Warrants”. See “THE OFFER — Section 3. Withdrawal Rights”.

•	If your Warrants are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact such nominee to withdraw your Warrants. It is possible they have an earlier deadline for you to act to instruct them to withdraw Warrants on your behalf. See “THE OFFER — Section 3. Withdrawal Rights”.

Has GLG or its board of directors adopted a position on the Offer?

•	Our board of directors has approved the Offer. However, none of the Company, our board of directors, the other Filing Persons the Information Agent, or the Depositary is making any recommendation to you as to whether you should tender or refrain from tendering your Warrants pursuant to the Offer. You must make your own decision as to whether to tender your Warrants and, if so, how many Warrants to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal. You should discuss whether to tender your Warrants with your own broker or other financial advisor, if any. See “SPECIAL FACTORS — Section 2. Purposes of and Reasons for the Offer; Certain Effects of the Offer” and “SPECIAL FACTORS — Section 3. Fairness of the Offer”.

Will GLG’s current directors and executive officers tender Warrants in the Offer?

•	Certain of GLG’s directors and former directors own Founders Warrants, Sponsors Warrants and Co-Investment Warrants and all of these directors and former directors are expected to tender their Warrants pursuant to the Offer.

•	None of GLG’s executive officers own any Warrants. See “SPECIAL FACTORS — Section 4. Interests of Directors and Executive Officers and Filing Persons”.

When and how will GLG pay for the Warrants I tender that are accepted for purchase?

•	We will pay the Purchase Price in cash, without interest, for the Warrants we purchase by depositing the aggregate purchase price with the Depositary promptly after the Expiration Date and the acceptance of the Warrants for payment.

•	The Depositary will act as your agent and will transmit to you the payment for all of your Warrants accepted for payment. See “THE OFFER — Section 4. Purchase of Warrants and Payment of Purchase Price”.

What is the recent market price for the Public Warrants?

•	On May 14, 2010, the last trading day for the Public Warrants before the announcement of the Merger Agreement, the closing price of the Public Warrants was $0.129 per Public Warrant.

•	On September 10, 2010, the most recent practicable date prior to the date of this Offer to Purchase, the closing price of the Public Warrants reported on the NYSE was $0.11 per Public Warrant.

•	You are urged to obtain current market quotations for the Public Warrants before deciding whether to tender your Warrants. There are no established trading markets for the Founders Warrants, the Sponsors Warrants or the Co-Investment Warrants. See “THE OFFER — Section 6. Price Range of Common Stock, Public Warrants and Units”.

Will I have to pay brokerage fees and commissions if I tender my Warrants?

•	If you are a registered Warrant holder and you tender your Warrants directly to the Depositary, you will not incur any brokerage fees or commissions.

•	If you hold your Warrants through a broker, dealer, commercial bank, trust company or other nominee and such nominee will tender Warrants on your behalf, such nominee may charge you a fee for doing so.

•	We urge you to consult your nominee to determine whether any charges will apply. See “THE OFFER — Section 2. Procedures for Tendering Warrants”.

What are the U.S. federal income tax consequences if I tender my Warrants?

•	The receipt of cash for your tendered Warrants generally will be treated for U.S. federal income tax purposes as a sale or exchange eligible for capital gain or loss treatment. See “SPECIAL FACTORS — Section 5. Material U.S. Federal Income Tax Consequences”.

Whom do I contact if I have questions about the Offer?

•	For additional information or assistance and to request additional copies of this Offer to Purchase and the Letter of Transmittal and other Offer documents, you may contact Morrow & Co., the Information Agent, at the telephone numbers and address set forth on the back cover of this Offer to Purchase.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

In addition to historical information, this Offer to Purchase contains and incorporates by reference statements relating to our future results (including certain projections and business trends) that are “forward-looking statements”. Our actual results may differ materially from those projected as a result of certain risks and uncertainties. Our forward-looking statements include, but are not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates”, “believe”, “continue”, “could”, “estimate”, “expect”, “intend”, “may”, “might”, “plan”, “possible”, “potential”, “predict”, “project”, “should”, “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

The forward-looking statements contained and incorporated by reference in this Offer to Purchase are based on our expectations and beliefs as of the date of these statements concerning future developments and their potential effects on us and speak only as of the date of such statement. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under Part  I, Item 1A, “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2009, Part II, Item 1A, “Risk Factors” in our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2010 and June 30, 2010 and the following:

•	Delay in satisfying or failure to satisfy the conditions of the Offer, including any delay in consummating the proposed Merger or the failure to consummate the proposed Merger;

•	Failure to satisfy the conditions of the Merger, including failure to obtain the required approvals of GLG’s and Man’s stockholders by the requisite votes, including the affirmative vote in favor of the Merger by holders of a majority of GLG’s outstanding shares of Common Stock as of the record date for the special meeting, other than shares of Common Stock held by (1) the Selling Stockholders (as defined below) and their affiliates, (2) Man and its affiliates, (3) GLG and its affiliates (other than directors on the special committee of the GLG’s board of directors) and (4) employees of GLG (“Minority Stockholder Approval”);

•	The costs and expenses associated with the Offer;

•	The costs and expenses associated with the proposed Merger;

•	Contractual restrictions on the conduct of our business included in the Merger Agreement;

•	The potential loss of key personnel, disruption of our business or any impact on our relationships with third parties as a result of the proposed Merger;

•	The outcome of, or expenses associated with, any litigation which may arise in connection with the proposed Merger, including the purported class action suits filed to date;

•	The volatility in the financial markets;

•	Our financial performance;

•	Market conditions for the investment funds and managed accounts we manage;

•	Performance of the investment funds and managed accounts we manage, the related performance fees and the associated impacts on revenues, net income, cash flows and fund inflows/outflows;

•	The impact of net inflows on our mix of assets under management and the associated impacts on revenues;

•	The cost of retaining our key investment and other personnel or the loss of such key personnel;

•	Risks associated with the expansion of our business in size and geographically;

•	Operational risk, including counterparty risk;

•	Litigation and regulatory enforcement risks, including the diversion of management time and attention and the additional costs and demands on our resources; and

•	Risks associated with the use of leverage, investment in derivatives, availability of credit, interest rates and currency fluctuations,

as well as other risks and uncertainties, including those set forth herein and those detailed from time to time in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and other SEC filings. These forward-looking statements are made only as of their respective dates, and we undertake no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise, except that, as required by Rule 13e-4(d)(2) or otherwise required by law, we will amend this Offer to Purchase to reflect any material changes to the forward looking information included in this Offer to Purchase.

SPECIAL FACTORS

Section 1. Background of the Transactions.

We are making the Offer to purchase the Warrants in connection with the Company’s agreement to be acquired by Man. The proposed acquisition is contemplated to be made through two concurrent transactions: a cash merger under the Merger Agreement; and a share exchange under the Share Exchange Agreement. Under the terms of the Merger Agreement, the Company has agreed to use its reasonable best efforts to commence, directly or through a subsidiary, prior to the closing date of the Merger, offers to purchase all of the outstanding Warrants at a price of $0.129 per Warrant. The background of these transactions is set forth below.

Prior to becoming a U.S. publicly traded company in November 2007, GLG explored various alternative transactions and engaged in substantive discussions with Man, among others, concerning a potential transaction involving the two companies. Although no transaction was pursued at the time, Man and GLG executives continued to have regular interactions at industry conferences and other industry-related events. In addition, each of Messrs. Roman and Clarke is presently a trustee of The Hedge Fund Standards Board.

During 2008, the complexion of GLG’s business changed substantially against a backdrop of redemptions by investors, severe capital market dislocations, and decreased investment performance. In response to this and significant declines in GLG’s own assets under management (“AUM”), GLG undertook various initiatives and weighed strategic options to strengthen its platform. Among these was the April 2009 acquisition of Société Générale Asset Management UK (“SGAM UK”), which added approximately $7.0 billion of AUM, including approximately $3.0 billion of AUM that GLG had been managing under a sub-advisory arrangement with SGAM UK since the December 2008 announcement of the SGAM UK acquisition. While the acquisition of SGAM UK and other measures increased GLG’s overall AUM and improved its cost structure, profitability remained below historical levels, reflecting greater representation of long-only AUM and fewer funds and managed accounts in a position to earn performance fees. At the same time, GLG’s infrastructure and asset management capabilities continued to be able to support much greater AUM. These factors, together with concerns regarding the potentially protracted recovery of higher fee-yielding assets, uncertainty about the prospects of geographic expansion outside of GLG’s historic U.K. and European markets and a challenging macroeconomic environment, led Noam Gottesman, Chairman and Co-Chief Executive Officer of GLG, Emmanuel Roman, Co-Chief Executive Officer of GLG, and Pierre Lagrange, Senior Managing Director of GLG Partners LP and a member of GLG’s board of directors (the “GLG Board”) (Messrs. Gottesman, Roman and Lagrange being collectively referred to as, the “Individual Principals”) to discussions among themselves during 2009 as to whether GLG should seek a strategic alliance or other combination with another sizeable asset manager with a complementary business.

Man’s AUM also declined in 2008 and 2009 but throughout the period Man reported a strong capital surplus. For example, for the six months ended September 30, 2009, Man reported a regulatory capital surplus of approximately $1.6 billion and cash balances of approximately $2.1 billion and these capital resources positioned Man strongly to address opportunities in its industry and invest further in its business. Of particular interest to Man in this regard were growth opportunities, including through acquisition, consistent with Man’s strategy to acquire high quality discretionary investment management capability providing the potential to broaden the range of diversified, liquid strategies for the benefit of its investors and to provide a more diversified source of income for Man shareholders.

In March 2009, Mr. Roman met with Peter Clarke, Chief Executive Officer of Man, at Man’s offices in London to discuss generally areas where their businesses might work together. The discussions between the parties were general and preliminary, did not contain specific details with respect to a transaction and did not progress further at that time.

On May 15, 2009, Mr. Lagrange met Lance Donenberg, Head of Strategic Investments for Man’s Principal Strategies Group, at Man’s Chicago offices. Messrs. Lagrange and Donenberg had preliminary discussions about the business strategies of their respective companies. Thereafter, Messrs. Lagrange and Donenberg continued to talk from time to time; however, there were no specific discussions regarding the structure of a potential transaction.

In September 2009, Mr. Roman asked representatives of Goldman Sachs to help GLG develop an understanding of Man’s business and whether there may be potential for a business fit, including an assessment of strategic rationale and a range of possible transaction structures without focusing on any specific structure.

On October 1, 2009, representatives of Goldman Sachs made a presentation to Messrs. Lagrange and Roman to help them develop a better understanding of Man’s business and whether there was potential for a business fit, including an analysis of Man’s business fundamentals and preliminary valuation, strategic, structure and capital markets considerations.

On October 7, 2009, John Rowsell, Head of Man’s Principal Strategies Group, called Mr. Lagrange to engage in further preliminary discussions about their respective companies, including about GLG’s evolution, development and infrastructure. The conclusion of these discussions was to have a further meeting in person.

On November 4, 2009, Messrs. Rowsell, Donenberg and Urs Alder, Head of Product Strategy for Man’s Principal Strategies Group, met with Messrs. Lagrange, Roman and Mark Jones of GLG at GLG’s offices in London, England and had further preliminary discussions about the investments and portfolios of their respective companies. The conclusion of these discussions was to engage in discussions with respect to the potential for a transaction.

In connection with Man’s search for opportunities to diversify its business, one of the topics discussed at the annual strategic review meeting of the board of directors of Man (the “Man Board”) in December 2009 was Man’s acquisition strategy, and GLG was identified as one of a number of potential acquisition targets.

On January 21, 2010, Messrs. Clarke and Lagrange met and had preliminary discussions about their respective companies, potential opportunities for the businesses to work together, the financial markets, Man’s market positioning and GLG’s and Man’s respective market penetration, geographies and investment styles. The conclusion of these discussions was to continue discussions on these same matters.

On January 24, 2010, Messrs. Lagrange and Donenberg met at an industry conference and had further preliminary discussions regarding possible strategic alternatives involving the two companies, including joint or cross distribution arrangements whereby the two companies would distribute each other’s respective products, a non-controlling investment by Man in GLG, and possible asset management joint ventures. Mr. Lagrange inquired about Man’s sales capabilities and process during this meeting.

On February 4, 2010, Messrs. Lagrange, Roman and Gottesman met with Messrs. Clarke and Rowsell to discuss whether there was sufficient interest in pursuing a possible transaction to warrant a preliminary exchange of information between Man and GLG for due diligence purposes.

On February 9, 2010, Mr. Roman met with representatives of Goldman Sachs to inform them about the exploratory discussions held between GLG’s and Man’s principals regarding possible strategic alternatives involving the two companies described above.

On February 12, 2010, Alejandro San Miguel, the General Counsel and Corporate Secretary of GLG, received a call from Stephen Ross, the General Counsel of Man. Mr. Ross informed Mr. San Miguel that Man was in the process of retaining bankers and counsel to evaluate a possible transaction between the two companies and that he would be arranging for delivery to Mr. San Miguel of a draft of a mutual non-disclosure agreement. Thereafter, Mr. San Miguel advised Messrs. Gottesman, Roman and Lagrange of his call with Mr. Ross and engaged Chadbourne & Parke LLP to assist in negotiating the mutual non-disclosure agreement. On the same day, Mr. Roman communicated to Messrs. Gottesman, Lagrange and San Miguel that he proposed that GLG appoint Goldman Sachs as its financial advisor in connection with the transaction.

On February 16, 2010, Man delivered an initial draft of the mutual non-disclosure agreement to Mr. San Miguel.

On February 22, 2010, at a meeting of the GLG Board, Messrs. Gottesman, Roman and Lagrange reported to the other board members the substance of their preliminary discussions with Man and their desire to initiate exploratory discussions regarding a possible transaction with Man. Mr. San Miguel reported on his conversation with Mr. Ross and the terms of the draft mutual non-disclosure agreement delivered to him by

Man. The GLG Board authorized execution of a mutual non-disclosure agreement and a limited exchange of information but reserved judgment on the issue as to whether GLG should allow full due diligence on GLG or conduct full due diligence on Man until further analysis of issues relating to any possible transaction had been developed.

On February 23, 2010, representatives of Goldman Sachs delivered to Messrs. San Miguel and Rojek presentation materials containing a review of GLG and Man financial projections based on research analyst estimates, preliminary financial analyses, including market performance, selected companies and pro forma transaction analyses and analysis at various prices, a discussion of potential sources of synergies and preliminary areas of investigation of Man.

On February 25, 2010, Messrs. Clarke and Lagrange spoke by telephone about GLG’s governance process in relation to a possible transaction.

Also on February 25, Messrs. San Miguel, Jones and Jeffrey Rojek, Chief Financial Officer of GLG, met with Messrs. Ross and Jasveer Singh, Head of Legal of Man, to discuss the mutual non-disclosure agreement and process matters relating to timing, accounting reconciliation, U.S. securities registration requirements and other matters, including regulatory approvals and other deal mechanics based on various hypothetical transaction structures.

Over the course of the following week, several drafts of the non-disclosure agreement were exchanged and its terms negotiated, including the addition of a standstill provision restricting Man’s ability to make a proposal to acquire GLG without the consent of GLG for a period of eighteen months following the execution of the non-disclosure agreement. GLG and Man entered into a mutual non-disclosure and standstill agreement dated as of March 1, 2010.

Between March 2 and March 26, 2010, Messrs. San Miguel and Rojek provided informal updates from time to time to non-executive members of the GLG Board regarding the status of discussions with Man. During the same period, Messrs. Clarke and Lagrange had phone calls from time to time to discuss the status of the discussions between the two companies.

On March 5, 2010, Messrs. Gottesman, Roman and San Miguel spoke by telephone with Mr. Clarke to discuss establishing a process for structuring a possible transaction involving GLG and Man. The representatives of GLG also stated that any transaction should have a significant stock component in the consideration. The parties also discussed that the Individual Principals should become significant shareholders of Man as a result of any transaction in order to align their interests with those of shareholders post-acquisition. The GLG representatives suggested that therefore, Man should consider registering its shares for issuance in order to facilitate a share-for-share exchange, even if Man subsequently decides to deregister the shares. The GLG representatives also indicated that it was important that there be a well thought out retention plan in place below the board level before any announcement of a transaction.

On March 6, 2010, representatives of Goldman Sachs had a telephone discussion with Messrs. Roman, San Miguel, Rojek and Jones regarding materials provided by Goldman Sachs containing an updated review of GLG and Man financial projections based on research analyst estimates and preliminary financial analyses, including market performance, selected companies and pro forma transaction analyses and analysis at various prices.

On March 8, 2010, Messrs. Clarke, Ross and Singh of Man and Messrs. Roman, Lagrange, San Miguel and Jones of GLG met in London, England to discuss the structure of a possible transaction involving the two companies. The GLG representatives expressed their desire to structure any possible transaction as a merger pursuant to which all holders of GLG stock would receive cash and shares of Man at a negotiated exchange ratio. Man representatives indicated their view that GLG’s proposed approach would not be viable because the Man Board would not approve a transaction that would require Man to register its shares in the U.S. and become subject to reporting requirements under U.S. federal securities laws, due to the significant costs and administrative effort required to comply with both the U.K. and U.S. regulatory regimes, given that Man is already subject to U.K. regulatory oversight and review. Man indicated it would be willing to issue shares in a transaction that was exempt from registration in the U.S. and to pay part of the aggregate consideration in cash. The Man representatives stated that in the case of a share exchange the premium to GLG stockholders would be modest whereas Man would be willing to pay a higher premium in a cash transaction. The Man representatives also indicated that in any transaction Man would require that the Individual Principals receive Man ordinary shares in exchange for their shares of GLG Common Stock and their exchangeable shares of FA Sub 2 Limited, a GLG subsidiary, in order to align the interests of the Individual Principals with Man’s shareholders and also would require that each Individual Principal agree to transfer restrictions on their Man ordinary shares, non-competition covenants and other provisions that would reflect a long-term commitment to, including by taking ongoing roles in, the combined business by the Individual Principals.

On March 9, 2010, the Man Board held a meeting at which there was a discussion of a potential transaction with GLG and a committee of the Man Board was established to further consider such a transaction. Perella Weinberg Partners, Man’s financial advisor, also gave a presentation to the Man Board regarding various financial analyses it had performed.

On March 10, 2010, representatives of Chadbourne and Weil, Gotshal & Manges LLP, Man’s U.S. counsel, had a telephone call during which they discussed a transaction structure in which all GLG stockholders would receive a combination of cash and Man ordinary shares as consideration and an alternative bifurcated structure in which the Selling Stockholders (defined below) would receive Man ordinary shares and the public stockholders of GLG other than the Selling Stockholders (which are referred to as the “unaffiliated stockholders”) would receive cash as consideration.

On March 11, 2010, Messrs. San Miguel, Rojek and Jones of GLG, Messrs. Ross, Singh, Oliver Stern, U.K. Legal Counsel of Man, and Robert Aitken, Head of Global Compliance of Man, and Ms. Orly Lax, Head of U.S. Legal & Product Legal of Man, and representatives of Chadbourne, Weil, Clifford Chance LLP, Man’s U.K. counsel, and Allen & Overy LLP, GLG’s U.K. regulatory counsel, met by teleconference to discuss whether a transaction could be structured in compliance with applicable law whereby the Individual Principals and the trusts and affiliated entities related to the Individual Principals (other than TOMS International Ltd. (an affiliate of the Gottesman GLG Trust which holds GLG convertible notes)) (collectively, the “Principals”) and the permitted transferees of Sage Summit LP and Lavender Heights Capital LP (which are limited partnerships whose members are key personnel who are participants in GLG’s equity participation plans) (together with the Principals, the “Selling Stockholders”) would receive Man ordinary shares in exchange for their shares of GLG Common Stock and FA Sub 2 exchangeable shares in a transaction exempt from registration under U.S. securities laws, and the unaffiliated stockholders would receive cash in a merger. During the teleconference, the participants also discussed procedures that Chadbourne representatives indicated they believed would be advisable to protect the unaffiliated stockholders, if the parties pursued a transaction based upon such a structure, including establishing a special committee to negotiate any possible transaction and requiring that there be a nonwaivable condition in any merger agreement that holders of a majority of the outstanding shares of GLG Common Stock (other than the Selling Stockholders, Man, GLG and their respective affiliates (with certain exceptions) and employees of GLG) approve the merger. Clifford Chance had previously provided legal advice to GLG and its affiliates with respect to U.K. employment and partnership law matters, and GLG and Man waived conflicts with regard to Clifford Chance’s representation of Man in the transaction.

On March 15, 2010, representatives of Goldman Sachs and Perella Weinberg had an introductory teleconference with respect to a potential transaction between Man and GLG. Also on March 15, representatives of Goldman Sachs delivered a preliminary due diligence list on behalf of GLG to representatives of Perella Weinberg.

On March 17, 2010, representatives of Perella Weinberg delivered a preliminary due diligence list on behalf of Man to representatives of Goldman Sachs.

On March 18, 2010, Mr. San Miguel informed Mr. Ross by telephone that the GLG Board would not permit management to commence discussions with Man concerning a potential transaction until some indication of Man’s proposed valuation of GLG was made but would permit due diligence sufficient for Man to develop such an indication.

On March 19, 2010, representatives of Chadbourne and Weil had a telephone call during which they discussed the feasibility of a bifurcated transaction structure between Man and GLG and certain due diligence matters.

On March 22, 2010, Messrs. Clarke, Ross and Singh met with Messrs. Roman, Lagrange and Jones to discuss Man’s and GLG’s respective business, preliminary areas where synergies may be explored, possible forms of bifurcated deal structure and a high level approach to due diligence.

On March 23, 2010, Messrs. Roman, Lagrange, Clarke and Martin Franklin, a director of GLG who was in London on other business, had a meeting in London to make personal introduction between Messrs. Franklin and Clarke. The parties discussed Man’s and GLG’s respective businesses and that appropriate governance procedures to ensure fairness would be necessary if discussions were to proceed.

On March 24, 2010, representatives of Perella Weinberg and Goldman Sachs met to discuss process matters and potential transaction structures involving a share exchange and a merger. Goldman Sachs representatives communicated GLG’s expectations that there be a significant premium paid to GLG’s unaffiliated stockholders in any transaction.

Between March 16 and March 26, 2010, representatives and various advisors of GLG and Man conducted limited due diligence, and the legal advisors of Man and GLG held conference calls to discuss potential forms of bifurcated transaction structures. During this period, directors of GLG continued informal discussions among themselves regarding the advisability of pursuing a transaction with Man and on what terms such a transaction would be acceptable. The Individual Principals also communicated to other directors of GLG their expectation that if a bifurcated structure involving a share exchange and a cash merger were pursued, the unaffiliated stockholders receiving cash would receive a significant premium over GLG’s current share price, whereas the Individual Principals and any others who might receive Man ordinary shares would only receive a modest premium.

On March 26, 2010, representatives of Perella Weinberg notified representatives of Goldman Sachs that Bloomberg News had published an article about Man’s search for an acquisition target, noting that GLG was named as a potential target. Other news publications subsequently published similar articles. The GLG Board met by conference call to discuss the press articles and Man’s disclosure obligations arising as a consequence of such press articles in the United Kingdom. Later that day and prior to the opening of trading in New York, GLG formally discontinued further discussions with Man. In making a decision to discontinue discussions, the GLG Board took into account the fact that discussions were in very preliminary stages and that Bank of America Merrill Lynch, Man’s U.K. listed company corporate broker, had informed GLG that the U.K. Listing Authority (“UKLA”) had taken the position that, in light of the media speculation, Man must publicly affirm if it continued to be in discussions with GLG. The GLG Board concluded that it had not reached sufficient consensus to consider pursuing a transaction and that discussions with Man were so preliminary that they did not warrant public disclosure to that effect. Between March 26 and March 28, 2010 Messrs. Clarke and Lagrange exchanged telephone messages before finally speaking by telephone about the discontinuation of discussions.

On March 29, 2010, the above-mentioned Man Board committee held a meeting in which they noted the discontinuation of both discussions with GLG and the preparatory work done in connection with a potential transaction.

In the month following the publication on March 26, 2010 of the various press articles speculating about a possible transaction between GLG and Man, GLG was contacted by several investment banking firms offering their services in connection with a potential transaction. No alternative potential bidders for GLG emerged during this time frame or subsequently.

On April 14, 2010, representatives of Goldman Sachs initiated a meeting with representatives of Perella Weinberg. At the meeting, the two firms reviewed the recently discontinued discussions between GLG and Man.

On April 26, 2010, the Man Board held a meeting at which Mr. Clarke was authorized to re-engage GLG with regards to a potential transaction and, in connection with a management presentation, Perella Weinberg discussed various financial analyses it performed with the Man Board. The Man Board determined that the structure should not require Man to register its shares in the U.S. and become subject to reporting requirements under U.S. federal securities laws, due to the significant costs and administrative effort required to comply with both the U.K. and U.S. regulatory regimes, as Man is already subject to U.K. regulatory oversight and review. The Man Board agreed that Bank of America Merrill Lynch should inform the UKLA at the appropriate time of Man’s re-engagement with GLG.

On April 26, Mr. Clarke called Mr. Lagrange to advise him that Man was still interested in a possible transaction with GLG and that he had received approval from the Man Board to seek to re-engage GLG in discussions regarding a possible transaction. Mr. Clarke indicated that Man would be prepared to present a written non-binding expression of interest that would have a bifurcated structure involving a share exchange with the Selling Stockholders for their shares of GLG Common Stock and FA Sub 2 exchangeable shares and a cash merger with the unaffiliated stockholders. He indicated that the Man Board had definitively determined it would not pursue any transaction that would require Man to register its shares in the U.S. Mr. Lagrange communicated this information to members of the GLG Board and members of GLG management who had been involved in the prior discussions with Man. The GLG Board members suggested to management that outside counsel to Man and GLG discuss the key terms of the proposed expression of interest letter before it was submitted and authorized management to request a written expression of interest if the legal advisors confirmed that the content was consistent with what had been generally described to Mr. Lagrange.

On April 27, 2010, representatives of Chadbourne and Weil held a teleconference during which Weil described the key terms of the expression of interest, the proposed structure and the rationale for the structure. The outside counsel then reported back to their respective clients and Mr. Lagrange notified Mr. Clarke that a written expression of interest could be sent by Man.

On April 28, 2010, Man submitted a letter signed by Kevin Hayes, Finance Director of Man, to GLG’s Chairman and Board indicating a non-binding expression of interest to negotiate a transaction or related transactions pursuant to which Man or one of its subsidiaries would propose to acquire 100% of GLG. The proposed structure involved two separate but related transactions each of which was conditioned on the other. For the first transaction, Man would negotiate an agreement with the Selling Stockholders pursuant to which the Selling Stockholders would be issued Man ordinary shares in exchange for their GLG securities. Man also proposed discussing with the Individual Principals at a later stage their continued involvement in the post-closing business and the associated incentive and retention/lock-up arrangements.

For the second transaction, Man proposed a merger agreement pursuant to which the unaffiliated stockholders of GLG would receive cash consideration for their shares of GLG Common Stock in a merger. Man’s letter indicated its expectation that if the parties pursued such a transaction, GLG would establish a special committee of independent directors to review and approve or reject the proposed transaction on behalf of GLG’s unaffiliated stockholders, and that such special committee would retain its own legal and financial advisors. Man indicated that it expected the transaction to be fully contingent on the unanimous approval of a special committee.

Man’s non-binding letter proposed to offer (a) an exchange of Man ordinary shares for the Principals’ shares of GLG Common Stock in connection with the share exchange at an exchange ratio representing a value of $3.40 per share of GLG Common Stock; and (b) cash to GLG’s unaffiliated stockholders in a cash merger on the basis of a $3.75 per share of GLG Common Stock. Man noted that its proposed price per share offer to GLG unaffiliated stockholders represented a premium of 40% over GLG’s closing stock price on March 25, 2010, which was one day prior to the beginning of media speculation about a transaction involving Man and GLG. Man proposed to pay the entire cash consideration in the cash merger from its available cash resources, and therefore, to include no financing contingency in the merger agreement.

Man also proposed a target date for entering into definitive agreements and announcing the transactions of no later than May 26, 2010 to coincide with the announcement of Man’s 2010 annual results.

In the afternoon of April 28, the GLG Board held a meeting by teleconference to review and discuss Man’s expression of interest. At the meeting, Mr. San Miguel provided an outline of Man’s letter to members of the GLG Board, highlighting the key terms of Man’s proposal. Mr. San Miguel noted that the expression of interest was non-binding and stated that Man proposed discussing with the Individual Principals at a later stage their continued involvement in the post-closing business and the associated incentive and retention/lock-up arrangements. Mr. San Miguel advised that the Individual Principals would not seek to negotiate their personal employment arrangements (which would be expected to have beneficial as well as restrictive terms for the Individual Principals) until the principal terms and conditions of any transaction had been established. The directors discussed the advisability of establishing a special committee, but each director indicated a desire to review and consider the expression of interest independently before further consideration by the GLG Board. The directors decided to meet on April 29, 2010 to have a more formal discussion of the expression of interest and to determine whether to establish a special committee of the GLG Board to consider whether or on what terms to pursue discussions with Man.

On April 29, 2010, Mr. Clarke called Mr. Lagrange to confirm that Mr. Lagrange had received the non-binding letter from Man.

On April 29, 2010, the GLG Board, with members of GLG’s senior management and representatives of Chadbourne present, met to discuss the letter submitted by Man. Mr. San Miguel presented a summary of the terms of the letter and provided background information relating to the letter. Mr. Rojek made a presentation regarding Man and its business based on materials prepared by Goldman Sachs. Representatives of Chadbourne made a presentation regarding the fiduciary duties of the directors under Delaware law. Mr. San Miguel disclosed potential client conflicts for legal advisers in connection with the possible transaction with Man. Mr. San Miguel indicated that Allen & Overy, which regularly provides GLG and its subsidiaries with U.K. law advice on matters unrelated to the potential transaction, was proposed to represent the Principals in connection with the possible transaction and to advise GLG on technical U.K. legal and regulatory matters relating to the potential transaction. He also reported that Chadbourne, which regularly represents GLG and its affiliated entities on various matters, was proposed to represent GLG in connection with the potential transaction. Mr. San Miguel also noted that Leslie J. Schreyer and Jeffrey A. Robins, each a partner of Chadbourne, were the trustees of the Gottesman GLG Trust and the Roman GLG Trust, respectively, and that Chadbourne represents other Principals from time to time. The GLG Board waived any conflicts of interest of Allen & Overy and Chadbourne as legal advisors to GLG in connection with the possible transaction arising out of their representation of, or roles within, some or all of the Principals.

Mr. San Miguel also reported that, although not formally engaged by GLG, Goldman Sachs had provided GLG’s management with assistance in evaluating Man and a possible transaction with Man and through that work was familiar with GLG and its business. He noted that while a special committee would be empowered to engage its own financial advisor, GLG would be interested in engaging its own financial advisor to assist GLG in connection with a potential transaction with Man, particularly with respect to diligence matters and delivery of a fairness opinion, and proposed engaging Goldman Sachs, subject to Goldman Sachs not otherwise having a conflict of interest, and subject to negotiation of acceptable terms of engagement.

At the April 29, 2010 meeting and, pursuant to ratification and approval at the May 16, 2010 meeting, the GLG Board established the special committee consisting of Ian Ashken, William Lauder and James Hauslein, each of whom is an independent director of GLG under NYSE rules and each of whom affirmed that he was free of any material direct or indirect interest in, or relationship with, Man or its affiliates, the Principals or any other person or group which could be deemed to be controlling stockholders of GLG (and their affiliates), and did not expect to have any material interest in or involvement with (other than as a GLG Board member and holder of GLG securities) the possible transaction with Man. The GLG Board granted the special committee the authority to take certain actions, including broad powers to review, negotiate and recommend or reject the possible transaction or any alternative transaction. The GLG Board also granted the special committee the authority to select and retain its own financial advisor and legal counsel and such other consultants and agents to perform such other services as it may deem necessary, to obtain such opinions as the special committee may request and to determine whether to waive any conflicts relevant to the possible transaction or any other transaction. In addition, the GLG Board delegated to the special committee the right to waive the transfer restrictions under the terms of the GLG Shareholders Agreement dated June 22, 2007 among the Selling Stockholders, other GLG stockholders party thereto and GLG (the “GLG Shareholders Agreement”), which waivers would be required in order to implement the transaction proposed by Man. See “SPECIAL FACTORS — Section 2. Purposes of and Reasons for the Offer; Certain Effects of the Offer — GLG Shareholders Agreement”. The GLG Board also authorized compensation and reimbursement for out-of-pocket expenses for members of the special committee.

In the early afternoon on April 30, 2010, Messrs. Ashken and Gottesman held a conference call with Mr. Clarke in which they informed him that the special committee had been formed and would meet later that day.

Later that same day, the special committee held a telephone conference with representatives of Winston & Strawn LLP present. Mr. Ashken was elected chair of the special committee. Mr. Ashken reported to the special committee that he had a conference call with Mr. Clarke earlier that day during which he informed Mr. Clarke that the special committee had been formed and would meet later that day. The special committee then engaged Winston as legal counsel to the special committee. Winston had on limited occasions in the past provided legal advice to an affiliate of Man, which the special committee determined did not impact Winston’s independence. After considering several candidates to serve as the special committee’s financial advisor and determining that some were conflicted, the special committee heard presentations from Citigroup and Moelis & Company LLC. The special committee then determined that Citigroup also was conflicted. Moelis had not previously performed services for GLG, the Principals or Man. The special committee considered the experience and credentials of Moelis in providing financial advice in similar situations and engaged Moelis as its financial advisor.

Also on April 30, representatives of Chadbourne and Weil had a telephone call in which Chadbourne advised Weil that Winston had been selected as counsel and Moelis had been selected as financial advisor to the special committee. Chadbourne and Weil also discussed matters relating to deal structure that should be addressed by the special committee, including deal protection.

Also on April 30, representatives of Goldman Sachs delivered to Messrs. San Miguel and Rojek presentation materials containing preliminary financial analyses, including implied transaction multiples and selected companies analyses and analysis at various prices.

On May 1, 2010, the special committee held a meeting by teleconference with Mr. San Miguel, Winston and Moelis. Mr. San Miguel reviewed the history between GLG and Man, and representatives of Winston reviewed with the members of the special committee their duties and responsibilities as members of the special committee and relevant process matters.

Mr. San Miguel then left the meeting, and the special committee and its advisors discussed strategies for evaluating and responding to Man’s letter. The special committee also discussed the advisability of requiring that the vote of a majority of the unaffiliated shares outstanding to approve any transaction with Man and considered other ways to ensure the fairness of a transaction to the unaffiliated stockholders. In particular, the special committee and its advisors discussed the possibility of negotiating a higher aggregate offer price from Man, the potential for all stock consideration or a mix of stock and cash consideration for the unaffiliated stockholders, an increase in the premium to be paid to the unaffiliated stockholders relative to the Selling Stockholders, and a share price cap for the Selling Stockholders. The special committee and its advisors also discussed possible market checks of fairness of any offer from Man, including a broad pre-signing auction process, a selected approach to potential buyers pre-signing, a post-signing “go shop” period or a carefully structured set of exceptions to deal protection covenants that would enable the special committee to consider potential topping bids post-signing. The special committee and its advisors reviewed the terms of the Warrants. The special committee did not make any decisions on these issues at its May 1 meeting.

In the afternoon of May 1, Messrs. Rojek and Jones and representatives of Goldman Sachs and Moelis had a conference call with representatives of Man, including Messrs. Rowsell, Hayes and Singh, and representatives of Perella Weinberg to discuss potential opportunities for synergies from the transaction and reiterate that there should be a significant premium paid to the GLG stockholders in the context of a transaction. Representatives of Moelis informed representatives of Perella Weinberg that the special committee has been considering, among other things, that GLG’s stock had historically traded in the mid-$4.00s per share range for a substantial period of time and had reached a 52-week high (including intra-day trading) of $4.61 per share and that the market price for shares of many financial institutions were trending upwards.

In the evening of May 1, Mr. Jones called representatives of Moelis to provide them with background on the proposed transaction, including an estimate range of cost synergies with a low case of approximately $40 million and a high case exceeding $50 million.

In the morning of May 2, 2010, Messrs. Rowsell, Hayes, Jones and Simon White, the Chief Operating Officer of GLG, and representatives of Goldman Sachs and Perella Weinberg held a meeting, which was joined by representatives of Moelis by conference call, during which they discussed preliminary possible cost synergy estimates, ranging from approximately $53.5 to $60.6 million, which were presented by GLG as a basis for discussion. In its May 17, 2010 press release announcing the potential transaction, Man estimated the annual potential cost savings to be approximately $50 million.

In the afternoon of May 2, Messrs. Rojek, Jones, Rowsell and Hayes had a conference call with representatives of Goldman Sachs, Moelis and Perella Weinberg regarding potential opportunities for revenue synergies. Representatives of GLG presented reasons for assigning a positive value to revenue synergies in evaluating the transaction, but representatives of Man expressed reservations as to such approach on the grounds that such synergies would be difficult to quantify for two companies with different compensation and pricing structures. The parties reached no understanding regarding revenue synergies that could be achieved in the transaction.

Also on May 2, the special committee had a meeting by teleconference with Winston and Moelis. Moelis representatives reported that GLG’s preliminary estimates of expense synergies discussed with GLG the day before indicated annual savings with a low case of approximately $40 million. The special committee also discussed that the Principals apparently had engaged in discussions with Man regarding a transaction potentially based on a “market-to-market” share exchange for the Principals that would include a modest premium over the GLG’s share price. Moelis and the special committee determined that the best strategy for receiving the highest value in any transaction would be to negotiate directly with Man for the highest price and best transaction reasonably available for the unaffiliated stockholders, rather than negotiating for an increase in the aggregate consideration to be paid by Man to the Selling Stockholders and unaffiliated stockholders.

On May 2, representatives of Chadbourne and Weil had a telephone call in which Chadbourne advised Weil that the special committee’s chair would be initiating direct dialogue with Man and that the special committee would be negotiating the structure and terms of any potential transaction.

In the afternoon of May 2, Mr. Ashken called Mr. Clarke to inform him that the special committee had elected Mr. Ashken as its chair and that the special committee had retained Moelis as its financial advisor and Winston as its legal advisor.

Throughout the first two weeks of May, the Individual Principals, representatives of each of GLG and Man including Messrs. San Miguel, Rojek, White, Jones, Rowsell, Hayes, Ross and Singh, and their various legal and financial advisors met in person and by telephone conference to discuss various due diligence and process matters.

On May 3, 2010, the GLG Board held a meeting for the purpose of reviewing GLG’s first quarter 2010 financial results. At the meeting, the directors also discussed the proposed transaction with Man and received a report from the special committee and discussed the high yield debt market conditions in considering alternatives for refinancing its existing debt, which management of GLG had been considering since February 2010.

The Man Board also held a meeting on May 3, in which the directors discussed deal valuation, due diligence and regulatory matters, and Perella Weinberg gave a presentation regarding various financial analyses it had performed.

Also on May 3, Mr. Ashken called Mr. Clarke to advise that GLG was not for sale and that the terms proposed by Man in its letter dated April 28, 2010, in particular the offer of $3.75 per share, were inadequate for the unaffiliated stockholders due to the fact that GLG Common Stock had traded as high as $4.61 per share in the past year. Mr. Ashken also informed Mr. Clarke that the special committee and its advisors would need between one to two weeks to fully evaluate whether GLG was prepared to enter into any strategic transaction as well as to complete its due diligence review. Mr. Ashken told Mr. Clarke that a transaction involving an exchange offer to all holders, not just the Selling Stockholders, was preferable from the special committee’s point of view and that if such a transaction was not feasible the special committee would be looking for a larger premium over market prices as well as in comparison to the price to be paid to the Selling Stockholders. Mr. Ashken indicated that in any potential transaction, the special committee would be seeking something in the range of $5.00 per share in cash. The special committee chose this amount as a beginning price for negotiations because this price provided a significant premium over the current GLG stock price and the special committee believed that a demand for a price above the $5.00 range could cause Man to withdraw its offer. Mr. Clarke responded by reiterating Man’s position that it was unwilling to offer its shares to all of GLG’s stockholders because doing so would require it to register its shares in the U.S., become subject to reporting requirements under U.S. federal securities laws, and consequently to incur the significant costs and administrative effort required to comply with both the U.K. and U.S. regulatory regimes. Mr. Clarke indicated that a price of $5.00 per share would not be justified based on Man’s valuation analyses. Mr. Clarke also indicated that the transaction would require a Man shareholder vote under the U.K. listing rules.

On May 4, 2010, Bank of America Merrill Lynch advised the UKLA that Man was considering a potential transaction with GLG.

On May 4, the Individual Principals and Mr. Clarke had a call to discuss communication strategies.

Also on May 4, representatives of Weil and Winston had a series of calls to discuss process matters and structuring considerations for any potential transaction, including deal protection.

On May 5, 2010, Mr. Roman advised the U.K. Financial Services Authority that GLG was considering a potential transaction with Man.

On May 5, Mr. San Miguel, representatives of Chadbourne and Messrs. Schreyer and Robins, acting in their capacities as trustees of the Gottesman GLG Trust and Roman GLG Trust, respectively, met with representatives of Allen & Overy to confirm Allen & Overy’s retention as counsel to the Principals.

On May 6, 2010, Mr. Aitken advised the U.K. Financial Services Authority that Man was considering a potential transaction with GLG.

In the morning of May 6, representatives of Weil circulated initial drafts of the Merger Agreement, the Share Exchange Agreement and the voting and support agreement to legal counsel for the special committee, GLG and the Principals.

During the afternoon of May 6, the special committee held a meeting with Winston and Moelis at Moelis’s offices in New York. Representatives of Winston described the duties and responsibilities of the special committee throughout the process of considering and negotiating any transaction. Mr. Ashken reported to the special committee on his May 3, 2010 conversations with Mr. Clarke and informed the special committee that Man had begun its detailed due diligence review. Representatives of Moelis provided a preliminary update on their due diligence and valuation work, noting that the absence of a cash-flow analysis for both Man and GLG was not unusual for companies in the alternative asset management industry. The special committee and its advisors also discussed the “flash crash” that was occurring in the stock market during the course of their meeting.

The special committee and its advisors discussed various potential structures for a potential transaction and the implications of each of these structures, including possible strategies for achieving the best transaction reasonably available to GLG’s unaffiliated stockholders, whether from Man or another party. In particular, the special committee and its advisors discussed the possibility of conducting either a broad pre-signing auction process or a more select approach to potential buyers pre-signing. Based on discussions with management, the special committee recognized that with the environment then to date in 2010 of investors beginning to redeploy cash into alternative investments, any rumored potential acquisition transaction or the announcement of an acquisition transaction involving GLG could result in significant postponement of both investments by new investors and/or additional investments by existing investors until the public had more visibility on the outcome of any potential transaction. In addition, the special committee members discussed the risk that certain GLG funds and managed accounts require only short periods of notice for redemptions and/or the key investment personnel could decide to serve notice to leave GLG at any time, as well as the risk that GLG’s proprietary investment strategies might be revealed to potential bidders during any due diligence process. As a result, the special committee concluded that any pre-signing market check process, whether broad or selective, that could lead to a disclosure of a potential change of control transaction before the terms of any such transaction had adequately been negotiated would create a substantial risk of postponements of new or additional investments in, or meaningful redemptions by investors from, GLG’s funds and managed accounts, a significant risk of the loss of key investment personnel, the potential risk that GLG’s investment strategies may be revealed or otherwise negatively impacted and a risk of losing the opportunity for a transaction with Man with no assurance of another opportunity for the unaffiliated stockholders to receive a premium comparable to that offered by Man. The special committee noted that although news of a potential transaction involving GLG and Man had been the subject of rumor and speculation in the press in March 2010, providing plenty of opportunities for other potential bidders to approach GLG, no inquiries or expressions of interest had been received other than inquiries from investment bankers offering to assist GLG in any potential transaction.

In consultation with its advisors, the special committee determined that, given the level of premium to the current GLG stock price that Man seemed willing to offer GLG’s unaffiliated stockholders, a focused process with Man that did not include a grant of exclusivity would be an appropriate path to pursue. The special committee discussed whether to request a “go-shop” provision in the Merger Agreement and determined that they did not believe a “go-shop” right would be likely to result in a superior transaction, given the economic and voting interest of the Selling Stockholders and the importance to any buyer of retaining the Individual Principals in an ongoing management role in GLG’s business. After consultation with its advisors, the special committee agreed that a flexible, fair merger agreement with target-favorable “fiduciary out” provisions would allow GLG’s unaffiliated stockholders to realize the benefits of an attractive premium transaction while allowing GLG to consider superior unsolicited third-party proposals. After a discussion, the special committee authorized Moelis to continue its valuation and due diligence activities and to pursue a potential strategic transaction with Man on the terms and using the approach discussed in the meeting, with goals of both achieving a higher offer price from Man and a higher premium to be paid to the unaffiliated stockholders relative to the price to be received by the Selling Stockholders.

The special committee also discussed Winston’s comments to the drafts of the Merger Agreement, the Share Exchange Agreement and the voting and support agreement.

On May 10, 2010, the special committee held a meeting with Winston and Moelis at Winston’s New York offices. The special committee and its advisors discussed the recent decline of GLG’s stock price as well as the recent dramatic declines in the stock markets and the impact such declines might have on a potential transaction, including the possibility that Man could decide to withdraw or reduce its original proposal.

The special committee instructed the Moelis representatives to request from Man and its financial advisor any and all information that could yield better insight into the intrinsic value of Man’s ordinary shares and to assist the special committee in analyzing such information.

The special committee also reviewed current drafts of the transaction agreements with representatives of Winston and held a general discussion regarding certain regulatory matters that Man focused on in their due diligence review.

After the special committee meeting ended, the GLG Board held a meeting by teleconference with Messrs. San Miguel and Rojek and representatives of Winston and Chadbourne for the purpose of receiving an update on the status of the special committee’s negotiations.

Also on May 10, representatives of Winston circulated the combined comments of Winston, Chadbourne and Allen & Overy on the initial draft of the Merger Agreement.

On May 11, 2010, representatives of Allen & Overy circulated the combined comments of Allen & Overy, Winston and Chadbourne to the initial drafts of the Share Exchange Agreement and the voting and support agreement. Representatives of Weil and Winston also had a telephone call to discuss deal protection mechanisms and the approach on the fairness opinions.

Also on May 11, Messrs. San Miguel and Rojek and representatives of Chadbourne, Winston, and Allen & Overy met by teleconference. The legal advisors collectively concluded that because the Merger Agreement, on the one hand, and the Share Exchange Agreement and voting and support agreement, on the other hand, each have closing conditions that require that the other agreements’ closing conditions have been satisfied and a number of other terms that are inextricably linked to each other, counsel to the special committee, GLG and the Principals would all participate in key teleconferences and meetings with counsel to Man to negotiate key points in each agreement on behalf of their respective clients and constituencies.

On May 12, 2010, the Individual Principals and Mr. Clarke had a call to discuss outstanding commercial points relating to closing conditions and restrictive covenants that impact the Individual Principals, as well as retention and severance arrangements for key GLG employees, other than the Individual Principals, whose services would be needed either to complete the transaction or for purposes of GLG’s business post-closing.

Mr. Ashken (representing the special committee) and Mr. Roman (representing the Principals) and Messrs. Clarke and Singh of Man also met in person in London on May 12 to discuss the status and terms of the proposed transaction generally. During the course of the discussion, the treatment of the outstanding Warrants was discussed. Mr. Ashken told Mr. Clarke that based on the contractual terms of the Warrants and the fact that they were significantly out-of-the-money, the special committee’s intention was to value them at zero, with the understanding that Man may decide in its discretion to make an offer to purchase the Warrants. The parties discussed the fact that there were some potential issues with having the Warrants remain outstanding after the Merger, such as the potential of the surviving corporation remaining subject to continued SEC reporting obligations after the Merger, the administrative burdens and expense of administering the Warrants that remain outstanding, and the potential for nuisance claims from Warrant holders whose Warrants would be permanently out-of-the-money after the Merger. Mr. Ashken also discussed proposed severance and retention arrangements for key GLG personnel whose services it was important to retain through closing. Mr. Ashken stated his understanding that the value of any such arrangements would be consistent with industry practice and would not be material to the overall size of any transaction. Mr. Ashken also asked Mr. Clarke to have Man’s representatives review matters relating to the Warrants and severance and retention arrangements with the advisors to the special committee and GLG.

On May 12, Messrs. San Miguel, Rojek, Singh and representatives of Weil, Winston, Chadbourne, Allen & Overy and Clifford Chance had a series of calls to discuss the draft transaction agreements, Man’s shareholder circular and various due diligence matters.

Also on May 12, Miriam McKay, Head of Investor Relations for Man, and Andy Knox of Man had an initial meeting at Perella Weinberg’s London office with Messrs. Roman, Jones and David Waller, Head of Communications for GLG, to discuss the investor presentation to be distributed in connection with any announcement of the proposed transaction. They met thereafter to further refine the presentation.

On May 13, 2010, the special committee met by teleconference with representatives of Winston and Moelis. Mr. Ashken reported on his meeting with Mr. Clarke the previous day. The special committee discussed Man’s positions and, in particular, the conditions to closing proposed by Man and other items that might adversely affect the certainty of the closing of the transactions.

Later that day, the GLG Board held a meeting by teleconference with representatives of Winston for the purpose of receiving an update on the status of the special committee’s negotiations, including the special committee’s conclusion that the Warrants had no economic value based on their contractual terms because pursuant to the terms of the Warrants, following completion of the Merger, holders of Warrants, if any, that remain outstanding will be entitled, subject to the other terms and conditions thereof, to exercise their Warrants at an exercise price of $7.50 per Warrant, but will only have the right to receive upon such exercise an amount equal to the cash merger consideration of $4.50 per Warrant, thereby incurring a loss of $3.00 per Warrant.

Also on May 13, the Man Board held a meeting in which it reviewed the due diligence exercise carried out in relation to GLG, received a presentation by Perella Weinberg regarding various financial analyses it had performed and approved the transaction with GLG subject to final negotiations. The Man Board then appointed a new committee consisting of Jon Aisbitt, Chairman of the Man Board, and Mr. Clarke, who were authorized to finalize and execute the transaction documents, subject to reaching agreement on the consideration to be paid and satisfactory review of a number of due diligence and other issues.

On May 13, Michael Robinson, Head of Global Human Resources for Man, and Claire Morland, Head of Compensation and Benefits for Man, had a conference call with Messrs. San Miguel and Schreyer to discuss a proposal by GLG’s management regarding severance and retention arrangements for GLG’s key personnel other than the Individual Principals.

On May 14, 2010, Messrs. Ashken and Clarke spoke by telephone to discuss the status of negotiations and the feedback Mr. Clarke had received from the Man Board on the primary open transaction terms.

Mr. Clarke told Mr. Ashken that Man was prepared to offer $4.50 per share in cash in the Merger and that this was the most Man was willing to pay. Mr. Clarke also indicated that such price was subject to Man’s ability to reach an agreement with each Individual Principal on the Share Exchange Agreement at the levels it anticipated. Mr. Clarke said that Man was still negotiating with the Individual Principals. Mr. Ashken said that this price was below what he was hoping for and that ideally the price would be above GLG’s 52-week intra-day high stock price of $4.61 per share. Mr. Clarke reported to Mr. Ashken that there would be no movement in price. Mr. Ashken noted that the special committee would discuss the proposal and that any proposal would require the approval of the special committee. Messrs. Ashken and Clarke also discussed the potential use of a cap and floor on the consideration to be received by the Selling Stockholders. Mr. Ashken indicated that a cap on the consideration received by the Selling Stockholders would be important in order to protect the interests of the unaffiliated stockholders.

In the afternoon of May 14, the special committee held a meeting by teleconference with representatives of Winston and Moelis. The special committee discussed requesting that a cap on the consideration received by the Selling Stockholders be established (without a floor) to maintain the premium being received by the unaffiliated stockholders compared to the consideration to be paid to the Selling Stockholders. Moelis also discussed with the special committee the offer price of $4.50 in comparison to the current stock price of GLG, the recent declines in the markets generally and other factors. The special committee concluded that it would seek to obtain a price of $4.61 per share (being the 52-week intra-day high price of GLG Common Stock).

The special committee then discussed the treatment of the GLG Warrants. Mr. Ashken reported that Man was considering offering an undetermined nominal amount for the Warrants because there were some potential issues with having the Warrants remain outstanding after the Merger (such as the potential of the surviving corporation remaining subject to continued SEC reporting obligations after the Merger, the administrative burdens and expense of administering the Warrants that remain outstanding, and the potential for nuisance claims from Warrant holders whose Warrants would be permanently out-of-the-money after the Merger), but had not made a final decision as to whether they would do this. The special committee asked Moelis to contact Perella Weinberg to determine Man’s proposal for treatment of the Warrants. Moelis and Winston both reported on their work in reviewing, analyzing and negotiating the transaction agreements and other materials.

The special committee discussed severance and retention arrangements for key personnel and agreed that any such arrangements must not affect the price paid to the unaffiliated stockholders. The special committee agreed that Mr. Ashken would request final proposals from GLG’s senior management including the Individual Principals to ensure that the special committee had sufficient time to evaluate such proposals prior to considering any overall transaction.

Also on May 14, the Individual Principals and Messrs. Jones, Waller, Aisbitt, Clarke, Hayes and Browne and Ms. McKay, and representatives of Perella Weinberg and Bank of America Merrill Lynch attended a rehearsal for the investor meeting. Also on May 14, after prior conversations, Mr. Clarke met with

Messrs. Gottesman and Roman and agreed to core retention and alignment arrangements for the Individual Principals and Mr. Clarke proposed that the Principals would receive an implied value of $3.50 per share of GLG Common Stock in the proposed share exchange transaction, subject to a cap but without a floor, provided that the special committee accepted $4.50 per share of GLG Common Stock as the price in the Merger. Messrs. Gottesman and Roman agreed to the proposal for the Selling Stockholders to receive Man ordinary shares with a value of $3.50 per share of GLG Common Stock in the share exchange.

On May 14, Ms. Morland had a telephone call with Mr. Rojek to discuss further GLG’s proposal regarding retention and severance arrangements for GLG’s key personnel other than the Individual Principals and to clarify the calculation of the amounts payable under the arrangements.

Also on May 14, Clifford Chance circulated initial drafts of the proposed employment agreements and service contracts between affiliates of Man and each of the Individual Principals, including non-competition agreements and share lock-up agreements. Weil circulated revised drafts of the Merger Agreement, the Share Exchange Agreement and the voting and support agreement. Later that day, legal counsel for all the parties had an all-hands lawyers’ teleconference to discuss key open points in the transaction agreements. Subsequently, Winston circulated the combined comments of Allen & Overy, Winston and Chadbourne to the draft of the Merger Agreement circulated by Weil earlier that day. Allen & Overy circulated the combined comments of Allen & Overy, Winston and Chadbourne to drafts of the Share Exchange Agreement and the voting and support agreement.

Later on May 14, Mr. Gottesman and Mr. Clarke had a telephone call following the clarifications discussed between management of Man and GLG, to discuss GLG’s proposal regarding retention and severance arrangements for GLG’s key personnel other than the Individual Principals and Mr. Clarke did not object to the proposed arrangements.

On May 14, in advance of the special committee and compensation committee meetings scheduled for May 16, 2010, Chadbourne sent to Winston for circulation to the special committee, materials summarizing the proposed retention and severance arrangements for GLG’s key personnel other than the Individual Principals.

On May 15, 2010, after discussion about the retention and severance arrangements for GLG’s key personnel other than the Individual Principals, Mr. Clarke confirmed to Mr. Ashken that Man was still prepared to continue to proceed with a transaction in which the unaffiliated stockholders would receive $4.50 in cash per share of GLG Common Stock, which Man had previously indicated was the maximum amount it was prepared to pay.

On May 15 and 16, 2010, legal counsel for Man, GLG, the special committee and the Principals had several teleconference calls to continue negotiations on the Merger Agreement, the Share Exchange Agreement and the voting and support agreement.

In the morning of May 16, 2010, Messrs. Ashken and Clarke had a telephone call in which Mr. Ashken asked Mr. Clarke to raise Man’s offer price for the unaffiliated stockholders from $4.50 per share to $4.61 per share. Mr. Clarke reiterated that $4.50 was the maximum Man was willing to offer the unaffiliated stockholders and noted that this was a premium of approximately 55% over GLG’s closing stock price on Friday, May 14, 2010. After continued effort to elevate the price, Mr. Ashken finally told Mr. Clarke that he would accept the $4.50 per share cash proposal, subject to unanimous approval of the special committee and the GLG Board, receipt by the special committee and the GLG Board of fairness opinions from Moelis and Goldman Sachs, respectively and satisfactory resolution of all open contractual matters.

Also on May 16, Mr. Ashken requested that Mr. Clarke agree to reduce the termination fee to 2.5% of the total transaction value based on the special committee’s sensitivity to the lack of a go-shop provision.

Later in the morning of May 16, the special committee held a telephone meeting with representatives of Winston, Moelis, Chadbourne and Messrs. San Miguel and Rojek. Mr. Ashken reported on his call that day with Mr. Clarke. Winston and Chadbourne reported on the status of negotiations of the agreements. Mr. San Miguel reported on the status of negotiation of the representations, warranties and covenants to be made by GLG as part of the transaction Mr. San Miguel stated that treatment of the Warrants was still an outstanding issue that would be addressed later in the day. Mr. San Miguel also discussed his understanding of the status of employment arrangements for the Individual Principals. Mr. San Miguel stated that each Individual Principal would be receiving the same level of compensation from Man as they presently do from GLG, and also would be agreeing to three-year non-competition agreements, lock-ups of Man ordinary shares received in the transaction and requirements that they maintain personal investments in funds or accounts managed by GLG of no less than a certain aggregate amount.

Representatives of Winston and Chadbourne provided a summary of the terms of the proposed transaction with Man as negotiated to date. The special committee discussed the principal economic terms of the transaction. Mr. San Miguel then explained GLG’s approach to retaining its key portfolio managers. Representatives of Chadbourne made a presentation regarding proposed retention and severance arrangements for GLG management other than the Individual Principals. Messrs. San Miguel and Rojek left the meeting and James Reda of James F. Reda & Associates, LLC, independent compensation consultants retained by GLG, joined the meeting. Mr. Reda presented his analysis of the proposed compensation agreements for Messrs. San Miguel, Rojek and Schreyer. Mr. Reda said that in his opinion, the proposed arrangements with Messrs. San Miguel, Rojek and Schreyer were reasonable and within market practice. After Mr. Reda’s presentation, the special committee and its advisors discussed these issues, the directors’ restricted stock awards and other employment arrangements. Then, Mr. Reda and representatives of Chadbourne left the meeting.

Moelis representatives presented their financial analyses regarding the fairness to the unaffiliated stockholders of the consideration to be received in the Merger by such stockholders, and the special committee discussed the same. After discussion, representatives of Moelis delivered to the special committee an oral opinion, subsequently confirmed by delivery of a written opinion dated May 16, 2010 that, as of May 16, 2010 and based upon and subject to the limitations and qualifications set forth therein, the consideration of $4.50 per share in cash to be received by the GLG stockholders (other than the Selling Stockholders) in the Merger was fair from a financial point of view to such holders other than the Selling Stockholders.

The special committee then had a discussion with the Moelis representatives regarding the value of Man’s ordinary shares. The special committee was concerned that there might be intrinsic value in the Man ordinary shares that was not reflected in their market price, or in any proposed economic arrangements between Man Group and the Principals, that may effectively increase the value of the consideration paid to the Selling Stockholders. The Moelis representatives, at the request of the special committee, had held discussions with Mr. Hayes and representatives of Perella Weinberg and reported back to the special committee that such discussions did not reveal material economic value for Man that was not reflected in publicly available information. The Moelis representatives said that intrinsic value could arise at some point in the future from AHL, Man’s managed futures funds, but noted that certain of those funds were presently below their high water mark. At the request of the special committee, representatives of Moelis submitted a supplemental written presentation to the special committee regarding Man based on such publicly available information.

The special committee then considered and discussed a number of factors relating to the proposed transaction.

The special committee then unanimously:

(1) determined that (i) it is in the best interests of GLG and its unaffiliated stockholders for GLG to enter into the Merger Agreement, and (ii) the transactions contemplated by the Merger Agreement, including the Merger, the Share Exchange Agreement and the voting and support agreement, are advisable and fair to GLG and its unaffiliated stockholders;

(2) approved the waiver of the restrictions on transfer applicable to shares of capital stock of GLG held by the Selling Stockholders under the GLG Shareholders Agreement; and

(3) recommended that the GLG Board (i) determine it is in the best interests of GLG and its stockholders for GLG to enter into the Merger Agreement, (ii) authorize and approve the execution, delivery and performance by GLG of the Merger Agreement (subject to Minority Stockholder Approval), (iii) waive the restrictions on transfer applicable to shares of GLG capital stock held by the Selling Stockholders under the GLG Shareholders Agreement, as requested by the Selling Stockholders, (iv) approve the Share Exchange Agreement and the consummation of the transactions contemplated thereby, (v) submit the adoption of the Merger Agreement to a vote at a special meeting of GLG stockholders called for that purpose, and (vi) recommend that stockholders of GLG vote to adopt the Merger Agreement at the special meeting.

In the afternoon of May 16, a meeting of the GLG Board was held by teleconference with all directors present. Messrs. San Miguel and Rojek and representatives of Winston and Chadbourne also attended the meeting. Chadbourne representatives reviewed with the directors their fiduciary duties. Representatives of Winston and Chadbourne provided a summary of the terms of the transaction, including a discussion of the covenants, conditions precedent and termination fees (up to $48 million) and remaining negotiating points. Representatives of Winston reported on the special committee meeting that had taken place earlier that day in which the special committee approved the transaction subject to the caveat that the transaction be subject to Minority Stockholder Approval.

The GLG Board discussed the issue of the GLG Warrants, and concluded they would like all outstanding issues relating to the Warrants to be resolved by the time of execution of the Merger Agreement. The GLG Board had previously discussed and concurred with the special committee’s determination that the Warrants had no economic value based on their contractual terms, and the GLG Board was aware that Man had indicated it was considering certain potential issues with having the Warrants remain outstanding after the Merger. With the terms of the Merger and share exchange having been principally agreed, the GLG Board asked Mr. Ashken to clarify with Man whether Man had decided whether to pursue a tender offer for the Warrants and at what price. The GLG Board did not seek to negotiate a price with Man directly because the Warrants had no economic value. Therefore, there was no credible basis to negotiate an offer price for the Warrants greater than that which Man may be willing to offer.

Representatives of Goldman Sachs joined the meeting. Goldman Sachs gave a financial presentation previously distributed to members of the GLG Board describing, among other things, the aggregate consideration of the transactions contemplated by the Share Exchange Agreement and Merger Agreement. Thereafter, representatives of Goldman Sachs delivered its oral opinion, which was subsequently confirmed in writing, to the GLG Board that, as of May 17, 2010 and based upon and subject to the assumptions made in its written opinion, the Aggregate Consideration (as defined in the written opinion) to be paid to the holders (other than Man and its affiliates) of shares of GLG Common Stock, FA Sub 2 exchangeable shares and convertible notes pursuant to the Share Exchange Agreement and Merger Agreement was fair from a financial point of view to such holders.

The GLG Board then considered and discussed a number of factors relating to the proposed transaction.

The GLG Board then unanimously:

(1) determined that the Merger Agreement and the transactions contemplated thereby are advisable and fair to and in the best interests of, GLG and its stockholders;

(2) authorized and approved the execution, delivery and performance by GLG of the Merger Agreement (subject to the Minority Stockholder Approval);

(3) approved the waiver of all the restrictions on transfer applicable to shares of GLG capital stock held by the Selling Stockholders under the GLG Shareholders Agreement, as requested by the Selling Stockholders;

(4) approved the Share Exchange Agreement and the consummation of the transactions contemplated thereby;

(5) determined to submit the adoption of the Merger Agreement to a vote at a special meeting of stockholders called for that purpose; and

(6) recommended that stockholders of GLG vote to adopt the Merger Agreement at the special meeting of stockholders.

Immediately following the GLG Board meeting, a GLG Compensation Committee meeting was held at which the employment and severance arrangements for key personnel presented earlier in the day to the special committee were approved. See “SPECIAL FACTORS — Section 2. Purposes of and Reasons for the Offer; Certain Effects of the Offer — Employment Agreement Amendments”.

Also on May 16, the Man Board committee comprised of Messrs. Aisbitt and Clarke held a meeting to discuss the terms of the transaction, the directors’ fiduciary duties and the termination fee. The Man Board committee then approved the transaction and confirmed the satisfaction of the outstanding due diligence and other issues.

After the Man Board committee meeting, Man requested that GLG agree to make a tender offer to purchase all outstanding GLG Warrants at a Purchase Price equal to the closing price of GLG’s Public Warrants on the last trading day prior to the signing of the Merger Agreement ($0.129 per Public Warrant on May 14, 2010) at or prior to the Merger of GLG and Merger Sub, subject to completion of the Merger. Man indicated it would agree to ensure that at the effective time of the Merger, GLG as the surviving corporation, would have all funds necessary in connection with the Warrant tender offer and to reimburse GLG for reasonable out-of-pocket costs incurred by GLG and its subsidiaries in connection with the Warrant tender offer and to indemnify GLG and its subsidiaries from claims, losses and damages suffered or incurred in connection with the tender offer. GLG agreed to Man’s request. GLG did not seek to negotiate a price with Man because the Warrants had no economic value and therefore there was no credible basis to negotiate an offer price for the Warrants greater than that Man was willing to offer. The parties also agreed to reciprocal termination fees of $48 million (subsequently reduced to $26 million) payable in certain circumstances.

Early in the morning of May 17, 2010, all terms of the transaction documents were finalized and the parties entered into the Merger Agreement, the Share Exchange Agreement and the voting and support agreement. See “SPECIAL FACTORS — Section 2. Purposes of and Reasons for the Offer; Certain Effects of the Offer — Merger Agreement”, “— Share Exchange Agreement” and “— Voting and Support Agreement”.

Later on May 17, Man issued a press release announcing the transaction and held a meeting for investors and a meeting for analysts in which the Individual Principals participated. GLG subsequently issued a press release announcing the transaction and providing a brief summary of the terms of the transaction on the same day.

On May 24, 2010, Ron Duva, a stockholder of GLG, filed a putative class action complaint in the Court of Chancery of the State of Delaware (the “Delaware Court”) on behalf of himself and all other similarly situated stockholders of GLG, captioned Duva v. GLG Partners, Inc., et al. (the “Delaware Action”). The second amended complaint, filed on July 8, 2010, alleges that the defendants in the Delaware Action breached their fair price, fair process, disclosure and other fiduciary duties to GLG’s stockholders in connection with the transactions contemplated by the proposal to adopt the Merger Agreement (the “Merger Proposal”) and/or aided and abetted in such breaches of fiduciary duty. The Delaware Action seeks, among other things, an injunction enjoining the transactions contemplated in the Merger Proposal and to rescind any transactions contemplated by the Merger Proposal that may be consummated. On May 27, 2010, discovery commenced in the Delaware Action. On June 29, 2010, the Delaware Court entered an order certifying a plaintiff class of GLG stockholders. On July 2, 2010, the Delaware Court entered a scheduling order providing for a hearing on the plaintiff’s motion to enjoin consummation of the Merger on September 3, 2010.

On May 24, 2010, Akoleo S.A., a purported stockholder of GLG, filed a putative class action complaint in New York Supreme Court (the “New York Court”) on behalf of itself and all other similarly situated stockholders of GLG, captioned Akoleo S.A. v. GLG Partners, Inc., et al. (the “Akoleo Action”). On May 24, 2010, Tanweer Zia, a purported stockholder of GLG, filed a putative class action complaint in New York Court on behalf of himself and all other similarly situated stockholders of GLG, captioned Zia v. GLG Partners, Inc., et al. (the “Zia Action” and, together with the Akoleo Action, the “New York Actions”). The complaints filed in each of the New York Actions alleges that the defendants in the New York Actions breached their fair price, fair process, disclosure and other fiduciary duties to GLG’s stockholders in connection with the transactions contemplated by the Merger Proposal. On June 28, 2010, the defendants to the New York Actions moved to dismiss, or, in the alternative, to stay, each of the New York Actions. On July 7, 2010, the parties to the New York Actions entered into, and the New York Court ordered, a stipulation staying all proceedings in the New York Actions pending resolution of the Delaware Action.

On August 19, 2010, Man, GLG and GLG’s directors (collectively, the “Defendants”), as defendants in the Delaware Action, and the Defendants (other than Man), as defendants in the New York Actions, reached an agreement-in-principle with the plaintiffs in the Delaware Action and the New York Actions providing for the settlement of the Delaware Action and the New York Actions on the terms and subject to the conditions set forth in the memorandum of understanding dated August 19, 2010 (the “MOU”), which terms include, but are not limited to, an obligation by GLG to make certain additional disclosures in appropriate filings with the SEC and an obligation by Man, Merger Sub and GLG to amend the Merger Agreement to (a) reduce each of the Company Termination Fee and the Parent Termination Fee (each, as defined in the Merger Agreement) from $48 million to $26 million; (b) reduce the period following a termination of the Merger Agreement under certain circumstances during which the Company Termination Fee (as defined in the Merger Agreement) is payable from within twelve (12) months to within nine (9) months; and (c) reduce the period of time in which Man may amend the terms of the Merger Agreement so that a Superior Proposal (as defined in the Merger Agreement) is no longer superior from three (3) business days to two (2) business days; provided that solely for the purposes of such two business day time period, a U.K. bank holiday will not be deemed a business day. The settlement is subject to the execution of definitive settlement documentation and the approval of the Delaware Court. Upon effectiveness of the settlement, all claims which were or could have been asserted in the Delaware Action or the New York Actions will be fully and completely discharged and dismissed with prejudice.

Also on August 19, Man, Merger Sub and GLG entered into an amendment to the Merger Agreement (the “Amendment”) to effectuate the amendments contemplated in the MOU described above. Except as otherwise specifically amended in the Amendment, the Merger Agreement, as modified by the Amendment, remains in full force and effect.

On June 21, 2010, Sage Summit LP entered into an unconditional rescindable purchase agreement with Ogier Fiduciary Services (Cayman) Limited, acting solely in its capacity as trustee of the Blue Hill Trust, and Lavender Heights Capital LP entered into an unconditional rescindable purchase agreement with Ogier Fiduciary Services (Cayman) Limited, acting solely in its capacity as trustee of the Green Hill Trust (collectively, the “Purchase Agreements”). Under the Purchase Agreements, Sage Summit LP and Lavender Heights Capital LP (collectively, the “LPs”) each sold its entire holding of 8,460,854 shares and 5,640,570 shares of GLG Common Stock, respectively, to the Blue Hill Trust and the Green Hill Trust (collectively, the “Remainder Trusts”), respectively, in exchange for a deferred payment obligation, payable in installments on specified dates of delivery of (A) (i) ordinary shares of Man received by the Remainder Trusts in exchange for the GLG shares under the Share Exchange Agreement or (ii) in lieu of all or a portion of the ordinary shares of Man described in clause (i) above, an amount in cash equal to the net proceeds from the sale of ordinary shares of Man not otherwise being delivered pursuant to the terms of clause (i), in ordinary sales transactions on the London Stock Exchange, together with (B) an amount in cash equal to the cumulative value of all dividends, distributions and other income distributed by Man in respect of the notional number of ordinary shares of Man delivered by the Remainder Trusts to the LPs; provided, however, that the installment dates and share amounts set forth in the Purchase Agreements may be adjusted to the extent that forfeitures and/or reallocations of membership interests held by certain members of the LPs occur after the date of the Purchase Agreements in accordance with the terms of the LPs’ limited partnership agreements, as applicable. The LPs each have the right to rescind their respective Purchase Agreements with the respective Remainder Trusts and reacquire the shares prior to completion of the Merger (or such other date as agreed). By virtue of the Joinder Agreement dated as of June 21, 2010 by and among Man, Merger Sub, GLG, the LPs and Ogier Fiduciary Services (Cayman) Limited, in its capacity as trustee of each of the Remainder Trusts, joined as a party to the Share Exchange Agreement and the voting and support agreement and agreed to perform the obligations of the LPs thereunder.

On September 1, 2010, Man announced that the Man stockholder approval was obtained.

Section 2. Purposes of and Reasons for the Offer; Certain Effects of the Offer.

The GLG Board has approved the Offer. However, none of the Company, the GLG Board, the other Filing Persons, the Information Agent, or the Depositary is making any recommendation to you as to whether to tender or refrain from tendering your Warrants pursuant to the Offer. You must make your own decision as to whether to tender your Warrants pursuant to the Offer and, if so, how many Warrants to tender. In doing so, you should read carefully the information in this Offer to Purchase and in the related Letter of Transmittal, including the purposes and effects of the Offer. See “SPECIAL

FACTORS — Section 2. Purposes of and Reasons for the Offer; Certain Effects of the Offer”. You should discuss whether to tender your Warrants with your own broker or other financial advisor, if any.

We are making the Offer to purchase the Warrants in connection with the Company’s agreement to be acquired by Man. The proposed acquisition is contemplated to be made through two concurrent transactions described more fully below: a cash merger under the Merger Agreement and a share exchange under the Share Exchange Agreement. Under the terms of the Merger Agreement, the Company agreed to use its reasonable best efforts to commence, directly or through a subsidiary, prior to the closing date of the Merger, offers to purchase all of the outstanding Warrants at a price of $0.129 per Warrant.

As of September 1, 2010, we have 32,984,674 issued and outstanding Public Warrants, 12,000,003 issued and outstanding Founders Warrants, 4,500,000 issued and outstanding Sponsors Warrants and 5,000,0000 issued and outstanding Co-Investment Warrants, each of which to purchase one share of Common Stock at an exercise price of $7.50 per share. Our Founders Warrants, Sponsors Warrants and Co-Investment Warrants are not publicly traded. Although our Public Warrants are listed on the NYSE, they are not actively traded. The Offer will provide all of the Warrant holders with an opportunity to obtain liquidity that will not be available after the Merger. For the Public Warrant holders, the Offer price equals the closing price for the Public Warrants on May 14, 2010, the last trading day prior to the public announcement on May 17, 2010 of the Merger Agreement. All Warrants tendered and purchased in the Offer will no longer be outstanding and will be cancelled by the Company.

Warrant holders who choose not to tender will not receive cash for their Warrants. Pursuant to the terms of the Warrants, following completion of the Merger, holders of Warrants, if any, that remain outstanding will be entitled, subject to the other terms and conditions thereof, to exercise their Warrants at an exercise price of $7.50 per Warrant, but will only have the right to receive upon such exercise an amount equal to the cash merger consideration of $4.50 per Warrant, thereby incurring a loss of $3.00 per Warrant. Accordingly, the Warrants will be permanently out-of-the-money and will have no economic value following the Merger.

We are making the Offer to purchase the Warrants pursuant to the terms of the Merger Agreement in order that the surviving corporation may avoid potential issues with having the Warrants remain outstanding after the Merger, such as the potential of the surviving corporation to remain subject to continued SEC reporting obligations after the Merger, the administrative burdens and expense of maintaining the Warrants outstanding, and the potential for nuisance claims from Warrant holders whose Warrants would be permanently out-of-the-money and will have no economic value after the Merger.

Man’s, Holdco’s and Merger Sub’s Purposes of and Reasons for the Offer

Under the rules governing “going private” transactions, Man, Holdco and Merger Sub are deemed to be engaged in a “going private” transaction and are required to provide certain information regarding the purposes and reasons for the Offer. Man, Holdco and Merger Sub are making the statements included in this sub-section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

Man, Holdco and Merger Sub requested that GLG agree to make the Offer to purchase the Warrants while negotiating the terms of the Merger Agreement in order that the surviving corporation may avoid potential issues with having the Warrants remain outstanding after the Merger, such as the potential of the surviving corporation to remain subject to continued SEC reporting obligations after the Merger, the administrative burdens and expense of maintaining the Warrants outstanding, and the potential for nuisance claims from Warrant holders whose Warrants would be permanently out-of-the-money after the Merger.

The Principals’ Purposes of and Reasons for the Offer

Under the rules governing “going private” transactions, the Principals are deemed to be engaged in a “going private” transaction and are required to provide certain information regarding the purposes and reasons for the Offer. The Principals are making the statements included in this sub-section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act.

While the Principals did not undertake an independent evaluation of the Offer or the purposes and reasons for the Offer, the Individual Principals, in their capacities as directors of GLG, participated in the deliberations of the GLG Board regarding the purposes and reasons for the Offer. The Principals adopted the GLG Board’s conclusion and analysis with respect to the purposes and reasons for the Offer, including the factors discussed under “SPECIAL FACTORS — Section 2. Purposes of and Reasons for the Offer; Certain Effects of the Offer”.

Certain Effects of the Offer

We expect $7,199,523 will be required to purchase the Warrants in the Offer if the Offer is fully subscribed at the Purchase Price of $0.129 per Warrant, of which approximately $171,000 will be required to pay related professional fees and expenses. Under the terms of the Merger Agreement, Man will use its reasonable best efforts to cause the Company’s securities, including the Public Warrants to be de-listed from the NYSE, and de-registered under the Exchange Act, as promptly as practicable following the Effective Time (as defined in the Merger Agreement). All Warrants tendered in the Offer will no longer be outstanding and will be cancelled by the Company. Warrant holders who choose not to tender will not receive cash for their Warrants. Pursuant to the terms of the Warrants, following completion of the Merger, holders of Warrants, if any, that remain outstanding will be entitled, subject to the other terms and conditions thereof, to exercise their Warrants at an exercise price of $7.50 per Warrant, but will only have the right to receive upon such exercise an amount equal to the cash merger consideration of $4.50 per Warrant, thereby incurring a loss of $3.00 per Warrant. Accordingly, the Warrants will be permanently out-of-the-money and will have no economic value following the Merger.

Plan After the Offer

It is expected that, following the concurrent closing of the Offer and the Merger, the Company will be the surviving corporation in the Merger and a wholly owned subsidiary of Man.

Following such completion, it is currently expected that the operations of GLG will be conducted substantially as they currently are being conducted, except that: (i) GLG will cease to have publicly traded equity securities and will instead be a wholly owned subsidiary of Man; (ii) certain functions of GLG and Man will be integrated following the completion of the merger, including, without limitation, compliance and risk management, operations, as well as product structuring, client services, distribution and relationship management; and (iii) it may be necessary to repay in full certain indebtedness of GLG in connection with the closing of the Merger and the share exchange.

Except as otherwise described in this Offer to Purchase, Man has informed us that it has no current plans or proposals and is engaged in no negotiations that relate to or would result in: an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving GLG or any of its subsidiaries; a purchase, sale or transfer of a material amount of assets of GLG or any of its subsidiaries; a material change in GLG’s present dividend rate or policy, indebtedness or capitalization; a change in the composition of the board of directors or management of GLG; or any other material change in GLG’s corporate structure or business. Man may initiate from time to time reviews of GLG’s assets, corporate structure, capitalization, operations, properties, management and personnel to determine what changes, if any, would be desirable following the consummation of the Merger. Man expressly reserves the right to make any changes it deems appropriate in light of such evaluation and review or in light of future developments.

Man announced on August 24, 2010 that Luke Ellis, non-executive chairman of GLG’s Multi-Manager business and manager of the GLG Multi-Strategy Fund, will assume the role of Head of Man’s Multi-Manager business when the proposed acquisition either closes or terminates.

Man announced on September 1, 2010 that Emmanuel Roman will assume the newly created role of Man’s Chief Operating Officer following the consummation of the Merger.

Summary of the Warrants

Under the amended and restated warrant agreement dated December 21, 2006, as amended, by and between Continental Stock Transfer & Trust Company and GLG (the “Warrant Agreement”), GLG issued Public Warrants, Founders Warrants, Sponsors Warrants and Co-Investment Warrants.

Public Warrants

Each Public Warrant entitles the holder to purchase one share of Common Stock at a price of $7.50 per share, subject to adjustment as discussed below. The Public Warrants are currently exercisable and will expire on December 28, 2011. Holders of Warrants do not have the rights or privileges of holders of Common Stock, including voting rights, until they exercise their Warrants and receive shares of Common Stock. We may call the Public Warrants for redemption:

•	In whole but not in part;

•	At a price of $0.01 per Public Warrant;

•	Upon not less than 30 days’ prior written notice of redemption to each Public Warrant holder; and

•	If, and only if, the reported last sale price of our Common Stock equals or exceeds $14.25 per share for any 20 trading days within a 30-trading day period ending on the third business day prior to the notice of redemption to Public Warrant holders.

The exercise price and number of shares of Common Stock issuable on exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. However, there will be no such adjustments for issuances of Common Stock at a price below the Public Warrant exercise price. Public Warrant holders do not have the rights or privileges of holders of Common Stock, including voting rights, until they exercise their Public Warrants and receive shares of Common Stock. The Public Warrants may be exercised, for cash or on a “cashless basis”, in accordance with the Warrant Agreement at any time after notice of redemption has been given by GLG and prior to the redemption date. Thereafter, the holder of Public Warrants will have no further rights except to receive the redemption price.

Founders Warrants

The Founders Warrants (which are held by Berggruen Acquisition Holdings Ltd (“Berggruen”), Ian Ashken, Martin Franklin, James N. Hauslein, William P. Lauder and Herbert A. Morey) are substantially similar to the Public Warrants, except that the Founders Warrants are not currently exercisable and will become exercisable if and when the last sales price of Common Stock exceeds $14.25 per share for any 20 trading days within a 30-trading day period beginning February 1, 2008 and are non-redeemable so long as they are held by the founders or their Permitted Transferees (as defined below). The holders of Founders Warrants are permitted to transfer such Founders Warrants (including the Common Stock to be issued upon exercise of such Founders Warrants) in certain limited circumstances, such as to our officers and our directors, and other persons or entities associated with such holder (“Permitted Transferees”), but the Permitted Transferees receiving such Founders Warrants will be subject to the same sale restrictions imposed on the holders. Nicolas Berggruen, the principal owner of Berggruen, was a director of the Company from June 2006 until February 2008.

Pursuant to the registration rights contained in the GLG Shareholders Agreement, the Founders Warrants carry registration rights as specified in the agreement.

Sponsors Warrants and Co-Investment Warrants

The Sponsors Warrants and Co-Investment Warrants have terms and provisions that are substantially similar to the Public Warrants, except that the Sponsors Warrants are non-redeemable so long as the sponsors or their Permitted Transferees hold such Sponsors Warrants, while the Co-Investment Warrants are subject to the same redemption provisions as those to which the Public Warrants are subject.

Pursuant to the registration rights contained in the GLG Shareholders Agreement, the Sponsors Warrants and Co-Investment Warrants carry registration rights as specified in the agreement.

Effects on Warrants of Certain Events Affecting Common Stock

If the number of outstanding shares of Common Stock is (1) increased by a stock dividend or by a stock split or (2) decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock, then on the effective date of such event, the number of shares of Common Stock issuable on exercise of each Warrant shall be proportionately increased or decreased.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than a change referenced above), or in the case of any merger or consolidation of GLG with or into another corporation (other than a consolidation or merger in which GLG is the continuing corporation and that does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of GLG as an entirety or substantially as an entirety in connection with which GLG is dissolved, the Warrant holders will thereafter have the right to purchase and receive, upon exercise of the Warrants in lieu of Common Stock the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger, consolidation or dissolution described above, by a Warrant holder of the number of shares of Common Stock obtainable upon exercise of the Warrants immediately prior to such event. These provisions will similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

If any other event affecting Common Stock occurs to which the above-described adjustments would not apply, or even if applicable, they would not, in the good faith judgment of the GLG Board, fairly and adequately protect the purchase rights of the Warrant holders, then the GLG Board shall make such adjustments, in accordance with the essential intent and principles of such provisions, as shall be reasonably necessary, in the good faith opinion of the GLG Board, to protect such purchase rights.

Founders’ Agreement

Under the founders’ agreement dated June 22, 2007 by and among Noam Gottesman, as seller’s representative, the Individual Principals, the Trustees, Berggruen and Marlin Equities II, LLC (“Marlin”), Berggruen and Marlin agreed that in connection with the redemption of the Public Warrants, at the written demand of Mr. Gottesman, as the GLG shareowners’ representative, they and any of their Permitted Transferees will exercise such Founders Warrants owned by them or their Permitted Transferees as requested to be exercised by Mr. Gottesman, provided that the warrant agreement has been amended to permit cashless exercise of the Founders Warrants. The Founders Warrants originally held by Marlin were subsequently distributed to two of its members, Messrs. Franklin and Ashken. Mr. Franklin is an affiliate of Marlin.

Merger Agreement

The Merger

Pursuant to the Merger Agreement, on the terms and subject to the conditions set forth therein, (i) Merger Sub will merge with and into the Company, (ii) the separate corporate existence of Merger Sub will thereupon cease, and (iii) the Company will be the surviving corporation in the Merger and a wholly-owned subsidiary of Man.

Following the Merger, the directors of Merger Sub will be the directors of the surviving corporation, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation. Prior to the closing date, all of our directors will resign from our board of directors, effective no later than the Effective Time. Following the Merger, our officers will be the initial officers of the surviving corporation, until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the surviving corporation.

Merger Consideration

At Effective Time: each issued and outstanding share of Common Stock (other than (i) shares owned by the Company as treasury stock or owned by certain subsidiaries of the Company, (ii) shares owned by Man or Merger Sub (including the shares acquired from the Selling Stockholders in the share exchange), (iii) shares held by dissenting stockholders, (iv) restricted shares issued under the Company’s stock and incentive plans, and (v) awards under the Company’s stock and incentive plans representing a right to receive shares of Common Stock) will be converted into the right to receive $4.50 in cash, without interest, at which time all such shares of Common Stock will no longer be outstanding and will automatically be canceled.

Company Equity Awards

•	Immediately prior to the Effective Time, each issued and outstanding share of restricted Common Stock issued under GLG’s stock and incentive plans will be converted into the right to receive $4.50 in cash, without interest, the receipt of which will be (except in the case of restricted shares held by our non-employee directors) subject to the same vesting terms and conditions and other rights and restrictions that were applicable to such shares of restricted Common Stock prior to the Effective Time, except in cases where the acceleration of the vesting of such cash awards to the Effective Time, in an amount sufficient to pay the income tax and/or employee national insurance contributions, may be necessary for liability that arises as a result of the merger for U.K. employees;

•	Immediately prior to the Effective Time, all outstanding restricted stock awards held by our non-employee directors will be converted into the right to receive $4.50 per share and the vesting of such restricted stock awards will be accelerated to the Effective Time; and

•	At the Effective Time, each outstanding award under GLG’s stock and incentive plans representing a right to receive shares of Common Stock of GLG (other than shares of restricted Common Stock) will be settled into ordinary shares of Man, in an amount equal to the number of shares underlying such stock rights multiplied by the exchange ratio set forth in the Share Exchange Agreement, or if our representation in the Merger Agreement that each holder of such stock rights is a non-U.S. resident is not correct or if the assumption of the stock rights by the surviving corporation is prohibited by applicable securities laws, then such stock rights will instead be converted at the Effective Time into a right to receive $4.50 in cash, without interest, multiplied by the number of shares covered by such stock rights. In either case, the ordinary shares of Man or the cash amount will be subject to the same vesting and other terms and conditions that were applicable to such stock rights prior to the Effective Time.

Conditions to the Completion of the Merger

The obligations of GLG, Man and Merger Sub to consummate the merger are subject to the satisfaction or, to the extent permissible under applicable law, waiver (other than with respect to the first bullet, which is not waivable) of certain conditions on or prior to the effective date of the Merger, including the following:

•	The affirmative vote (in person or by proxy) to adopt the Merger Agreement at a stockholders’ meeting (or any adjournment or postponement thereof) duly called and held for such purpose by:

(1)	Holders holding at least a majority of our outstanding shares of Common Stock and preferred stock entitled to vote, voting as a single class; and

(2)	Holders holding at least a majority of our outstanding shares of Common Stock entitled to vote, other than such shares held by the Selling Stockholders and their affiliates, Man and its affiliates, us and our affiliates (except directors who are members of the special committee of the GLG Board) and our employees;

•	The affirmative vote (in person or by proxy) to approve the Merger Agreement and the Share Exchange Agreement and, in each case, the transactions contemplated thereby, by holders of at least a majority of Man’s outstanding ordinary shares, present and voting at a meeting of Man’s shareholders (or any adjournment or postponement thereof) duly called and held for such purpose, which affirmative vote was obtained on September 1, 2010;

•	The receipt of all governmental consents, approvals or authorizations under relevant antitrust laws, and the receipt of all required approvals of any governmental entity or authority;

•	The absence of any law, injunction, order, judgment, ruling or decree that enjoins, restrains, prevents or otherwise prohibits the consummation of the Merger or the transactions contemplated by the Share Exchange Agreement or makes such transactions illegal; and

•	The transactions contemplated by the Share Exchange Agreement having been consummated.

Share Exchange Agreement

Under the Share Exchange Agreement, the Selling Stockholders agreed with Man to exchange all of their shares of (a) our Common Stock, (b) our Series A voting preferred stock, (c) our subsidiary FA Sub 2 Limited’s exchangeable Ordinary Class B Shares which are exchangeable into shares of our Common Stock (at which time the associated Series A voting preferred stock is redeemed), and (d) any other shares of our capital stock or such exchangeable stock they acquire after the date of the Share Exchange Agreement, in exchange for ordinary shares of Man at an exchange ratio of 1.0856 ordinary shares of Man per share of our Common Stock exchanged by the Selling Stockholders (which ratio may be reduced prior to closing under certain circumstances).

However, the shares subject to the Share Exchange Agreement will not include any shares of our Common Stock acquired by a Selling Stockholder upon conversion of our 5.00% dollar-denominated convertible subordinated notes due 2014, and any shares of our Common Stock acquired by a Selling Stockholder in the open market prior to the date of the Share Exchange Agreement.

Conditions to the Completion of the Share Exchange

The obligations of the Selling Stockholders and Man to effect the share exchange are subject to:

•	The satisfaction, by the party responsible for fulfilling the obligation, or, to the extent permissible under applicable law, waiver, by the party entitled to the benefit, of each of the closing conditions to the Merger Agreement (other than the completion of the transactions contemplated by the Share Exchange Agreement), provided that no waiver will be given effect under the Share Exchange Agreement unless a corresponding waiver has been given under the Merger Agreement;

•	The receipt of other required approvals of the share exchange by governmental authorities;

•	The absence of any law, injunction, order, judgment, ruling or decree that restrains, enjoins, prevents or otherwise prohibits the consummation of the share exchange transactions; and

•	The admission of the Man ordinary shares to listing on the official list of the U.K. Listing Authority and to trading on the London Stock Exchange.

Voting and Support Agreement

Under the voting and support agreement dated as of May 17, 2010 (the “Voting and Support Agreement”) by and among Man, Merger Sub and the Selling Stockholders, the Selling Stockholders and TOMS International Ltd. have agreed with Man and Merger Sub to vote or cause to be voted all of the shares of our Common Stock and Series A voting preferred stock held by them as of the date of the Voting and Support Agreement and acquired after such date, at any meeting of our stockholders (or any adjournment thereof) or upon any action by written consent in lieu of a meeting:

•	In favor of the Merger proposal;

•	Against any alternative takeover proposal involving 15% or more of our consolidated assets or to which 15% or more of our revenues or earnings on a consolidated basis are attributable, acquisition of beneficial ownership of 15% or more of our outstanding Common Stock, a tender offer or exchange offer that if consummated would result in any third party owning 15% or more of our outstanding Common Stock or merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving us, in each case other than the Merger Agreement, the transactions contemplated by the Merger Agreement, the Voting and Support Agreement and the Share Exchange Agreement; and

•	Against any agreement (including, without limitation, any amendment of any agreement), amendment of our organizational documents or other action that is intended or could reasonably be expected to prevent, impede, interfere with, delay, postpone or discourage the consummation of the Merger.

The Voting and Support Agreement will terminate on the first to occur of (1) the written agreement by the parties to terminate it, (2) the termination of the Merger Agreement in accordance with its terms, (3) the termination of the Share Exchange Agreement in accordance with its terms, and (4) the Effective Time.

Employment Agreement Amendments

On May 16, 2010, the Compensation Committee approved certain amendments to the employment agreements for Jeffrey M. Rojek, Alejandro R. San Miguel and Simon White. These amendments further amended the employment agreements of Messrs. Rojek, San Miguel and White which had been amended in March 2010 in order to better align with each other the terms and conditions of such employment agreements. The March 2010 amendments were authorized by the GLG Board in December 2009, prior to significant and substantive discussions with Man regarding a potential transaction which began in February 2010.

Due to the conditionality of the proposed transaction and the potentially extended pre-closing period, these retention and severance arrangements would provide protection for the key personnel critical to implement the steps necessary for any transaction to reach a successful conclusion, without concern that their decisions and actions made in the interest of the Company would put at risk their financial situation immediately after completion of the transaction. These arrangements would also incentivize the key personnel to remain focused on the Company and its business and not on seeking other employment.

The May 2010 amendments provide the following enhanced benefits to Messrs. Rojek and San Miguel (described in more detail below): (i) for Mr. San Miguel, enhancements of his existing change of control severance benefits, including changing the formula for the severance payment to two times his average annual compensation over a specified number of prior years (capped at $5 million); (ii) for Mr. Rojek, additions of change of control severance benefits, including a payment equal to two times his average annual compensation over a specified number of prior years (capped at $3 million) and the vesting of outstanding equity awards; (iii) an expanded change of control trigger which includes a “potential change of control” (i.e., the pendency of a transaction that would constitute a change of control if consummated); (iv) expanded termination situations under which severance is payable which include death or disability following a change of control or during the pendency of a potential change of control, provided that a change of control transaction is ultimately consummated; (v) payment or reimbursement of excise tax imposed on severance payments in excess of specified limits under Sections 280G and 4999 of the Internal Revenue Code; (vi) expansion of the “good reason” definition for Mr. San Miguel to include a voluntary resignation for any reason during the one-year period following a change of control and addition of a similar “good reason” definition and corresponding severance payment provision for Mr. Rojek who did not previously have them; (vii) for Mr. San Miguel, removal of GLG’s ability to consider limitations on the deductibility of his minimum annual bonus payment in setting his annual bonus; and (viii) providing that bonus payments will be paid no later than December 31 of the calendar year in which the bonus is earned.

For Mr. White, the May 2010 amendments amended his existing severance arrangement to provide an enhanced change of control payment of $1.5 million for a termination without cause or for good reason in lieu of any other severance amounts under the agreement, subject to the enhanced severance benefits expiring in the event a change of control does not occur before December 31, 2010. In addition, on May 16, 2010, Mr. White was allocated interests in shares of GLG Common Stock as a limited partner in each of Sage Summit LP and Lavender Heights Capital LP, in the amounts of 164,288 shares and 131,747 shares, respectively. The share allocations will vest and be distributed to Mr. White on the later of November 2, 2010 or the date of a change of control, provided the additional share allocations will be forfeited if a change of control does not occur on or before December 31, 2010, or certain termination events related to Mr. White’s employment with GLG have occurred prior to the distribution to Mr. White of the additional share allocations.

The estimated aggregate amount of cash severance payments to Messrs. Rojek, San Miguel, White and Schreyer would be approximately $13.5 million, assuming termination of employment immediately after the consummation of the Merger (other than for cause). This estimate excludes (a) any prorated discretionary bonus amounts that may be paid with respect to services rendered prior to the consummation of the Merger and (b) an estimated amount up to approximately $5.3 million, depending on whether and to what extent payment or reimbursement of excise tax imposed on severance benefits under Sections 280G and 4999 of the Internal Revenue Code would be applicable. The amount and extent of the excise tax imposed on severance benefits will depend on factors such as the actual closing date of the Merger, applicable federal rates on the closing date of the Merger, what constitutes reasonable compensation, and the value ascribed to each employee’s non-competition provisions.

Additionally, in accordance with each employment agreement, upon termination of employment immediately after consummation of the Merger (other than for cause), all unvested restricted shares will vest. The aggregate value of all unvested shares is approximately $6.7 million. Of this amount, $4.6 million relates to shares which would have otherwise vested on November 2, 2010, irrespective of the Merger, and the remaining amount relates to shares which would have vested after November 2, 2010.

On May 16, 2010, with effect from January 1, 2010, we entered into an amended and restated employment agreement with Jeffrey M. Rojek, our Chief Financial Officer. Mr. Rojek’s employment agreement was amended to provide that, in the event of a termination of his employment without cause or for good reason (each as defined in the employment agreement) following a change of control or during a potential change of control (each as defined below), or in the event of a termination of Mr. Rojek’s employment for death or disability within one year of a change of control or during a potential change of control which results in a change of control, he will be entitled to the following: (i) his annual bonus and any awarded discretionary bonus for the prior year, to the extent it has not already been paid to him; (ii) a pro-rata portion of his annual bonus for the year in which his employment is terminated, and in GLG’s discretion, a discretionary bonus for the year in which his employment is terminated; (iii) a payment equal to the lesser of (1) two times the average of Mr. Rojek’s total compensation for 2008 and 2009, as set forth in the “Total” column of the Summary Compensation Table contained in GLG’s proxy statement for the 2010 Annual Meeting of Shareholders, as filed with the SEC, and (2) $3 million; (iv) two years of continued coverage under GLG’s health insurance plan; (v) immediate vesting of any outstanding equity incentive awards, including under GLG’s 2007 Long-Term Incentive Plan; and (vi) payment or reimbursement for any federal excise tax imposed on any parachute payment under Section 4999 of the Internal Revenue Code and certain additional taxes imposed on or borne by the employee relating to certain change of control payments and related tax audit or litigation expenses.

On May 16, 2010, with effect from January 1, 2010, we entered into an amended and restated employment agreement with Alejandro San Miguel, our General Counsel and Corporate Secretary. Mr. San Miguel’s employment agreement was amended to provide that, in the event of a termination of Mr. San Miguel’s employment without cause or for good reason following a change of control or during a potential change of control (each as described below), or in the event of a termination of Mr. San Miguel’s employment for death or disability within one year of a change of control or during the pendency of a potential change of control which results in a change of control, he will be entitled to the following: (i) his annual bonus and any awarded discretionary bonus for the prior year, to the extent it has not already been paid to him; (ii) a pro-rata portion of his annual bonus for the year in which his employment is terminated, and in GLG’s discretion, a discretionary bonus for the year in which his employment is terminated; (iii) a payment equal to the lesser of (1) two times the average of Mr. San Miguel’s total compensation for 2007, 2008, and 2009, as set forth in the “Total” column of the Summary Compensation Table contained in GLG’s proxy statement for the 2010 Annual Meeting of Shareholders, as filed with the SEC, and (2) $5 million; (iv) two years of continued coverage under GLG’s health insurance plan; (v) immediate vesting of any outstanding equity incentive awards, including under GLG’s 2007 Long-Term Incentive Plan; and (vi) payment or reimbursement for any federal excise tax imposed on any parachute payment under Section 4999 of the Internal Revenue Code and certain additional taxes imposed on or borne by the employee relating to certain change of control payments and related tax audit or litigation expenses.

On May 16, 2010, with effect from January 1, 2010, we entered into an amended and restated employment agreement with Simon White, our Chief Operating Officer. The amendment to Mr. White’s employment agreement provides that, in the event of a termination of his employment without cause or for good reason (as defined in the amendment) following a change of control (as described below), he will be entitled to a payment of $1.5 million (in lieu of any payments described in the preceding paragraph). The amendment to Mr. White’s employment agreement expires by its terms in the event a change of control does not occur before December 31, 2010.

Under each of the amended employment agreements, a “change of control” means the earliest to occur of the following events:

(1) The acquisition of ownership by any person of beneficial ownership of GLG’s combined voting power in excess of the greater of (A) 25% of GLG’s outstanding voting securities, or (B) the then outstanding voting securities beneficially owned by the Individual Principals and their Trusts (including by their respective families, partnerships and charitable foundations controlled by any of the Individual Principals), except for (x) any acquisition by any employee benefit plan (or related trust) of GLG or a subsidiary, (y) any acquisition pursuant to the exchange of Exchangeable Class B Ordinary Shares of FA Sub 2 Limited for shares of Common Stock of GLG, or (z) any acquisition pursuant to a transaction that complies with each of clauses (x), (y), and (z) of the following paragraph (2); or

(2) GLG’s reorganization, merger or consolidation, or sale or other disposition of all or substantially all of its assets, or the acquisition of assets of another entity, unless (x) the beneficial owners of GLG’s outstanding voting securities continue to own more than 50% of the combined voting power of the resulting corporation, (y) no person (except any employee benefit plan or related trust of GLG or a subsidiary) acquires beneficial ownership of voting securities in excess of the greater of (1) 25% of GLG’s outstanding voting securities or (2) the then outstanding voting securities beneficially owned by the Individual Principals and their trusts (including by their respective families, partnerships and charitable foundations controlled by any of the Individual Principals), and (z) at least a majority of the GLG Board remain the directors of the resulting corporation; or

(3) A change in the composition of a majority of the GLG Board in office on the start date of the executive’s employment with GLG (on May 16, 2010 for Mr. White) or whose election or nomination was approved by at least a majority of the directors then comprising the GLG Board as of the start date of the executive’s employment with GLG and directors who were so approved by at least a majority of such directors (the “Incumbent Board”); or

(4) Approval by GLG’s shareholders of a complete liquidation or dissolution of GLG.

Under each of the amended employment agreements, a “potential change of control” means:

(1) The commencement of a tender or exchange offer by any third person of GLG’s outstanding voting securities in excess of the greater of (A) 25% of GLG’s outstanding voting securities, or (B) the then outstanding voting securities beneficially owned by the Individual Principals and their Trusts (including by their respective families, partnerships and charitable foundations controlled by any of the Individual Principals); or

(2) The execution of an agreement by GLG which would result in the occurrence of a change of control; or

(3) The public announcement by any person of an intention to take or to consider taking actions that, if consummated, would constitute a change of control; or

(4) The adoption by the GLG Board of a resolution to the effect that a potential change of control has occurred.

A potential change of control will be deemed pending from the occurrence of the event giving rise to the potential change of control until the earlier of (A) the first anniversary of the date on which such potential change of control first occurred or (B) the date the GLG Board determines in good faith that such events will not result in the occurrence of a change of control.

Voting Agreement

The Selling Stockholders, who control approximately 48.8% of the voting power of the outstanding shares of our capital stock, and GLG are parties to a voting agreement dated June 22, 2007.

Under the voting agreement as currently in effect, the Selling Stockholders party thereto, referred to as the “controlling stockholders”, agreed to vote all of the shares of GLG Common Stock and Series A preferred stock and any other security of GLG beneficially owned by them that entitles them to vote in the election of directors of GLG (collectively, the “Voting Stock”) in accordance with the agreement and direction of the parties holding the majority of the Voting Stock collectively held by all controlling stockholders (the “Voting Block”) with respect to each of the following events:

•	The nomination, designation or election of the members of the GLG Board (or the board of any subsidiary) or their respective successors (or their replacements);

•	The removal, with or without cause, from the GLG Board (or the board of any subsidiary) of any director; and

•	Any change in control of GLG.

The controlling stockholders and GLG have agreed that so long as the controlling stockholders and their respective permitted transferees collectively beneficially own (1) more than 25% of the Voting Stock and at least one Individual Principal is an employee, partner or member of GLG or any subsidiary of GLG or (2) more than 40% of the Voting Stock, GLG will not authorize, approve or ratify any of the following actions or any plan with respect thereto without the prior approval of the Individual Principals owning a majority of the Voting Stock held by all Individual Principals:

•	Any incurrence of indebtedness, in one transaction or a series of related transactions, by GLG or any of its subsidiaries in excess of $570 million or, if a greater amount has been previously approved by the controlling stockholders and their respective permitted transferees, such greater amount;

•	Any issuance by GLG of equity or equity-related securities that would represent, after such issuance, or upon conversion, exchange or exercise, as the case may be, at least 20% of the total voting power of GLG;

•	Any commitment to invest or investment or series of related commitments to invest or investments in a person or group of related persons in an amount greater than $250 million;

•	The adoption of a shareholder rights plan;

•	Any appointment of a Chief Executive Officer or Co-Chief Executive Officer of GLG; or

•	The termination of the employment of an Individual Principal with GLG or any of its material subsidiaries without cause.

The controlling stockholders and GLG have agreed, subject to the fiduciary duties of the directors of GLG, that so long as the controlling stockholders and their respective permitted transferee(s) beneficially own Voting Stock representing certain percentages of the total voting power of GLG as provided in the voting agreement, GLG will nominate individuals designated by the Voting Block such that the controlling stockholders will have a certain number of designees on the GLG Board in relation to the percentages of their total voting power of GLG.

No controlling stockholder may transfer Voting Stock except that transfers may be made to permitted transferees and in public markets as permitted by the GLG Shareholders Agreement.

The controlling stockholders have agreed that if (1) the Voting Block proposes to transfer all of the Voting Stock held by it to any person other than an Individual Principal or a Trustee, (2) such transfer would result in a change in control of GLG, and (3) if such a transfer requires any approval under the voting agreement or under the GLG Shareholders Agreement, such transfer has been approved in accordance with the voting agreement and the GLG Shareholders Agreement, then if requested by the Voting Block, each other controlling stockholder will be required to sell all of his or its Voting Stock.

Martin Franklin, a director of GLG, became a party of the voting agreement on February 12, 2010, at which time all the provisions of the voting agreement described above became binding on Mr. Franklin for so long as he remained a party to the voting agreement, except that he (a) could at any time transfer any or all of his Voting Stock to any person or, upon no less than 30 days written notice to all other parties to the voting agreement, withdraw from the voting agreement, (b) was not subject to Section 4 (Drag-Along Rights) and Section 9.11 (Endorsement of Voting Stock Share Certificates) of the voting agreement, and (c) would only indemnify other parties to the voting agreement (other than GLG) for breaches of the voting agreement by Mr. Franklin. On May 16, 2010, prior to the execution of the Share Exchange Agreement and the Merger Agreement, Mr. Franklin gave written notice of his election to withdraw from the voting agreement to the other parties to the voting agreement with immediate effect, and the other parties to the voting agreement waived the application of the 30-day notice period described above. Mr. Franklin stated that he was withdrawing from the voting agreement because he wanted his economic interests to be aligned with the unaffiliated stockholders of GLG. As a result, Mr. Franklin is no longer subject to the voting requirements of the voting agreement and his shares of GLG Common Stock will be acquired by Man in the Merger. Mr. Franklin’s shares of GLG Common Stock will not be counted toward the Minority Stockholder Approval.

Agreement among Principals and Trustees

On June 22, 2007, the Individual Principals and the trustees of their respective trusts (the “Trustees”) entered into an agreement among principals and trustees.

The agreement among principals and trustees provides that in the event an Individual Principal voluntarily terminates his employment with GLG for any reason prior to November 2, 2012, the following percentages of GLG Common Stock, GLG Series A voting preferred stock or FA Sub 2 exchangeable shares held by that Individual Principal and his Trustee as of November 2, 2007, ( “Forfeitable Interests”), will be forfeited, together with the same percentage of all distributions received with respect to such Forfeitable Interests after the date the Individual Principal voluntarily terminates his employment with GLG, to the Individual Principals who continue to be employed by GLG or a subsidiary as of the applicable forfeiture date and their Trustees, as follows:

•	In the event the termination occurs prior to November 2, 2008, 82.5%;

•	In the event the termination occurs on or after November 2, 2008 but prior to November 2, 2009, 66%;

•	In the event the termination occurs on or after November 2, 2009 but prior to November 2, 2010, 49.5%;

•	In the event the termination occurs on or after November 2, 2010 but prior to November 2, 2011, 33%; and

•	In the event the termination occurs on or after November 2, 2011 but prior to November 2, 2012, 16.5%.

For purposes of the agreement, “forfeiture date” means the date which is the earlier of (1) the date that is six months after the applicable date of termination of employment by the Individual Principal and (2) the date on or after such termination date that is six months after the date of the latest publicly-reported disposition of GLG equity securities by any continuing Individual Principal, which disposition is not exempt from the application of the provisions of Section 16(b) of the Exchange Act.

Shares of GLG capital stock acquired by the Individual Principals or their Trustees after November 2, 2007 (other than by operation of the agreement among principals and Trustees), including shares acquired as a result of equity awards from GLG, will not be subject to the forfeiture provisions described above.

None of the forfeited Forfeitable Interests will return to or benefit GLG. Forfeited Forfeitable Interests will be allocated among the continuing Individual Principals and their Trustees based on their and their permitted transferees’ collective pro rata ownership of all Forfeitable Interests held by the continuing Individual Principals and their Trustees and their respective permitted transferees as of the Forfeiture Date. For purposes of this allocation, each Individual Principal and his Trustee will be deemed to hold all Forfeitable Interests that he or his permitted transferee transfers to a charitable institution, even if such charitable institution subsequently transfers such Forfeitable Interests to any other person or entity.

To the extent that a continuing Individual Principal or his Trustee receives Forfeitable Interests of another Individual Principal or his Trustee or permitted transferee pursuant to the provisions described above, such Forfeitable Interests will be deemed to be Forfeitable Interests of the continuing Individual Principal or his Trustee receiving such Forfeitable Interests for all purposes of the agreement among principals and trustees.

The transfer by an Individual Principal or his Trustee of any Forfeitable Interests to a permitted transferee or any other person will in no way affect any of his obligations under the agreement. An Individual Principal or his Trustee may, in his or its sole discretion, satisfy all or a portion of his or its obligations under the agreement among principals and trustees by substituting, for any shares of GLG Common Stock or shares of GLG Series A voting preferred stock and FA Sub 2 exchangeable shares otherwise forfeitable, an amount of cash equal to the closing trading price, on the business day immediately preceding the Forfeiture Date, of such shares on the securities exchange, if any, where such shares then primarily trade.

The forfeiture requirements contained in the agreement among principals and trustees will lapse with respect to an Individual Principal and his Trustee and permitted transferees upon the death or disability of an Individual Principal, unless he voluntarily terminated his employment with GLG prior to such event.

The agreement among principals and trustees may be amended and the terms and conditions of the agreement may be changed or modified upon the approval of a majority of the Individual Principals who remain employed by GLG. GLG and its shareholders have no ability to enforce any provision thereof or to prevent the Individual Principals from amending the agreement among principals and trustees or waiving any forfeiture obligation.

Pursuant to the terms of the Share Exchange Agreement, the Selling Stockholders party to the agreement among principals and trustees have agreed to terminate the agreement among principals and trustees prior to the share exchange closing.

GLG Shareholders Agreement

Under the GLG Shareholders Agreement dated as of June 22, 2007 by and among GLG and certain GLG shareholders, including the Selling Stockholders (other than Blue Hill Trust and Green Hill Trust) and Lehman (Cayman Islands) Limited, the parties and their permitted transferees are restricted from the direct or indirect sale or transfer of their equity interests in GLG for periods of up to four years commencing November 2, 2007, in each case, on terms and conditions described below:

The Selling Stockholders party to the GLG Shareholders Agreement and each of their permitted transferees may each sell or transfer up to 10% of his or its original allocation of GLG Common Stock (plus the unused amounts of the 10% cap from prior years, if any) each year during the three years beginning on November 2, 2008. After November 2, 2011, sales or transfers of GLG Common Stock by these shareholders will be unrestricted.

Lehman (Cayman Islands) Limited and its permitted transferees were each permitted to sell or transfer up to 25% of its original allocation of GLG common stock during the year beginning on November 2, 2008 and are each permitted to sell or transfer up to 50% of its original allocation of GLG common stock (plus the unused amount of the 25% cap from the prior year, if any) during the year beginning on November 2, 2009. After November 2, 2010, sales or transfers of GLG common stock by these shareholders will be unrestricted.

All of the foregoing transfer restrictions may be waived by the affirmative vote of two-thirds of the members of the GLG Board; provided, however, that a waiver with respect of any of these shareholders owning an amount of registrable securities representing 5% or more of the total voting power of GLG shall be conditioned on a pro rata release of all such shareholders owning such an amount of registrable securities, unless a waiver is consented to by each shareholder owning such an amount of registrable securities still subject to the transfer restrictions described above.

In connection with the Share Exchange Agreement, the Selling Stockholders party to the GLG Shareholders Agreement obtained a waiver of the transfer restrictions applicable to their shares. In addition, certain U.K. domiciled key personnel who are members of Sage Summit LP and Lavender Heights Capital LP obtained, as permitted transferees of those partnerships, waivers of the transfer restrictions described above to permit sales of vested shares of GLG common stock which have already been distributed from Sage Summit LP and Lavender Heights Capital LP to such members.

In addition, the GLG Shareholders Agreement provides demand registration rights, piggyback registration rights and shelf registration rights for certain GLG shareholders party to the agreement.

Pursuant to the terms of the Share Exchange Agreement, the Selling Stockholders party to the GLG Shareholders Agreement have agreed to amend the GLG Shareholders Agreement to cause such agreement to terminate upon the Effective Time.

Convertible Subordinated Note Indenture

In May and June 2009, GLG issued an aggregate of $228.5 million principal amount of convertible notes, due 2014, in a private offering to qualified institutional buyers under Rule 144A. The convertible notes were issued at par and carry an interest rate of 5.00% per annum. Interest is payable semi-annually in arrears on May 15 and November 15 of each year, beginning November 15, 2009.

Subject to limitations on the number of shares of GLG Common Stock they may own, holders may convert their notes into shares of GLG Common Stock at any time on or prior to the business day immediately preceding the maturity date of the notes. The initial conversion rate for the notes is 268.8172 shares of GLG Common Stock per $1,000 initial principal amount of notes (which represents an initial conversion price of approximately $3.72 per share).

Upon conversion of a note, a holder will not receive any cash payment of interest and the conversion rate will not be adjusted for accrued or unpaid interest. Delivery of GLG Common Stock is deemed to satisfy all obligations with respect to notes tendered for conversion. Notes can only be converted in denominations of $1,000 and multiples thereof. Cash will be paid in lieu of any fractional shares only.

Conversion rate adjustments will be made if there is an event which dilutes the value of GLG Common Stock (e.g., share split, issuing GLG Common Stock as a dividend or share combination). The conversion rate will be increased if there is a designated event which is a change of control or in connection with the conversion of notes at a time when GLG is in default of its obligations to file, have declared effective or maintain the effectiveness of a shelf registration statement for the resale of the notes.

If at any time after the third anniversary of the original issuance date of the notes the volume-weighted average price of GLG Common Stock exceeds 150% of the conversion price on at least 20 of the 30 consecutive trading days, the conversion rights may be withdrawn upon notice given between 30 and 60 days prior to the withdrawal.

Holders of the notes have the option to convert their notes into a fixed amount in cash based on the cash consideration payable in connection with the occurrence of a change of control of GLG, and, for a specified period after a change of control, holders are entitled to a “make-whole premium” adjustment to the conversion rate in accordance with the terms of the convertible notes indenture if the consideration in a change of control of GLG is between $3.10 and $12.00 per share of GLG Common Stock. In addition, shortly after a change of control, GLG must make a change of control offer to repurchase the outstanding convertible notes at a purchase price of 100 per cent of the principal amount plus accrued and unpaid interest to the date of such repurchase.

Support Agreement

Under the support agreement dated November 2, 2007 by and between GLG and FA Sub 2 Limited, GLG has agreed to instruct Continental Stock Transfer & Trust Co., its transfer agent, to do the following, promptly upon receiving a notice that the holder of the FA Sub 2 exchangeable shares desires to exchange such securities in accordance with their terms and conditions:

•	To issue that number of shares of GLG Common Stock as may be required to comply with any such exchange notice;

•	To deliver those shares upon receipt by GLG of (1) certificates representing the FA Sub 2 exchangeable shares tendered for exchange and (2) such other documents or instruments as may be reasonably requested by GLG; and

•	To record successive transfers of any shares of GLG Common Stock issued pursuant to any exchange notice first as a transfer by GLG to FA Sub 1 Limited (which will be treated as between GLG and FA Sub 1 Limited as a contribution to the capital of FA Sub 1 Limited) and second as a transfer by FA Sub 1 Limited to FA Sub 2 Limited (which will be treated as between FA Sub 1 Limited and FA Sub 2 Limited as a contribution to the capital of FA Sub 2 Limited) and third as a transfer by FA Sub 2 Limited to the person(s) named in the exchange notice.

If there is a recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of GLG’s assets, spin-off, distribution or other transaction in which holders of GLG Common Stock are entitled to receive stock, securities or assets with respect to or in exchange for GLG Common Stock, then GLG will deliver to the holder of FA Sub 2 exchangeable shares, in addition to or in lieu of GLG Common Stock, such stock, securities or assets as would have been issued or payable in exchange for the number of shares of GLG Common Stock issuable immediately prior thereto.

Upon any change in the number of outstanding shares of GLG Common Stock as a result of exercises of Warrants, GLG will have the right to purchase (directly or through a subsidiary) from FA Sub 2 Limited a number of FA Sub 2 Limited Class A ordinary shares equal to the net number of shares of GLG Common Stock issued upon exercise of the Warrant. The purchase price per share will equal the cash price per share received by GLG for the shares of GLG Common Stock (or $0.0001 per share, the par value of the FA Sub 2 Limited Class A ordinary shares, in the event of a cashless exercise of warrants).

Purchase Agreements and Joinder Agreement

Please see “SPECIAL FACTORS — Section 1. Background of the Transactions” for a description of the Purchase Agreements and the Joinder Agreement.

Section 3. Fairness of the Offer.

On May 16, 2010, the special committee of the GLG Board unanimously recommended that the GLG Board approve the Merger Agreement and the transactions contemplated thereby and the GLG Board unanimously approved the Merger Agreement and the transactions contemplated thereby, including the Offer.

Pursuant to the terms of the Warrants, following completion of the Merger, holders of Warrants, if any, that remain outstanding would be entitled, subject to the terms and conditions thereof, to exercise their Warrants at an exercise price of $7.50 per Warrant, but would only have the right to receive upon such exercise an amount equal to the cash merger consideration of $4.50 per Warrant, thereby incurring a loss of

$3.00 per Warrant. Accordingly, the Warrants would be permanently out-of-the-money and would have no economic value following completion of the Merger.

Based on the review of the contractual terms of the Warrants, the special committee and the GLG Board determined that the Warrants had no economic value. However, Man determined that there were some potential issues with having the Warrants remain outstanding after the Merger, such as the potential of the surviving corporation remaining subject to continued SEC reporting obligations after the Merger, the administrative burdens and expense of administering the Warrants that remain outstanding, and the potential for nuisance claims from Warrant holders whose Warrants would be permanently out-of-the-money after the Merger. The special committee and the GLG Board recognized that since the Warrants by their contractual terms had no economic value, whether Man would make a tender offer for the Warrants (and at what price) would depend entirely on Man’s assessment of the value of tendering for the Warrants.

The parties negotiated the principal terms of the Merger Agreement and the Share Exchange Agreement before addressing the Warrants. After reaching agreement on the principal terms of the Merger Agreement, Man requested that GLG agree in the Merger Agreement to offer Warrant holders $0.129 per Warrant, the last trading price for the Public Warrants prior to the public announcement of the Merger Agreement. The GLG Board recognized that due to the fact that it assigned no value to the Warrants based on their contractual terms, it had no credible basis to negotiate an offer price for the Warrants greater than that offered by Man. However, as a part of GLG’s agreement to undertake the Offer, Man and GLG agreed that Man would ensure that at the Effective Time, GLG as the surviving corporation, would have all funds necessary in connection with the Offer and to reimburse GLG for reasonable out-of-pocket costs incurred by GLG and its subsidiaries in connection with the Offer and to indemnify GLG and its subsidiaries from claims, losses and damages suffered or incurred in connection with the Offer.

The GLG Board has taken into account the following material factors in support of its determination that the Offer is procedurally and substantively fair to its unaffiliated Warrant holders:

•	The Warrants, pursuant to their terms, will be permanently out-of-the-money and will have no economic value following completion of the Merger.

•	Because of the limited trading market for the Public Warrants, including limited liquidity and trading volume, and no established trading markets for the Founders Warrants, the Sponsors Warrants and the Co-Investment Warrants, the Offer will provide Warrant holders with the opportunity to exit their investment in the Warrants.

•	Our financial condition and results of operations for the year ended December 31, 2009 and the first six months of fiscal 2010 indicate that we are able to pay the aggregate purchase price for all the outstanding Warrants.

•	Warrant holders will receive $0.129 per Warrant in the Offer, which is higher than any economic value that the Warrants would have following completion of the Merger.

In approving the Offer, the GLG Board weighed its costs and risks, including the transaction costs associated with the Offer, the risks of not satisfying our obligations under the Merger Agreement in connection with the Offer, and the potential adverse impact of the Offer on the trading market for untendered Public Warrants. However, the GLG Board determined that the benefits of the Offer outweighed the costs and risks because the Warrants, pursuant to their terms, will be permanently out-of-the-money and will have no economic value following completion of the Merger. Warrant holders will receive $0.129 per Warrant in the Offer, which is higher than any economic value that the Warrants would have following completion of the Merger.

The Offer will be conditioned on the completion of the Merger. If the Merger occurs, then all of the Warrants will have no economic value. In light of the foregoing, the GLG Board did not consider current and historical market prices, and previous purchase prices paid for the Warrants during the past two years, because the Warrants would be permanently out-of-the-money and would have no economic value following completion of the Merger, thus making the prior prices irrelevant. The GLG Board did not consider the net book value, going concern value, liquidation value of the Company or firm offers during the past two years, for the merger or consolidation of the Company, the sale of or transfer of all or substantially all of the Company’s assets or the purchase of the Company’s securities that would enable the holder to exercise control of the Company, other than the transactions contemplated by the Merger Agreement due to the fact that while such valuation methodologies may be applicable to the valuation of the Company as a whole, they are not applicable to the valuation of the Warrants, because the warrants comprise a small portion of the Company’s capital stock and because by their contractual terms each Warrant would have the right to receive an amount equal to the cash merger consideration of $4.50 in the merger despite having a higher exercise price of $7.50.

The GLG Board did not entertain any alternative transactions as a factor in its evaluation of the fairness of the Offer. An alternative transaction would have been unlikely in connection with the Warrants, since the Company is required to use its reasonable best efforts to commence the Offer under the terms of the Merger Agreement.

We did not retain any independent representative or consultant to render a fairness opinion or provide any analysis in connection with the Offer. We concluded that the Offer is fair to the Warrant holders based on the GLG Board’s and management’s own analysis, including consideration of the factors described above.

In view of the wide variety of factors considered in connection with it evaluation of the Offer, the GLG Board has found it impractical to, and therefore has not, quantified or otherwise attempted to assign relative weights to the specific factors considered in reaching a decision to approve the Offer.

The directors own approximately 50% of our Founders Warrants, 50% of our Co-Investment Warrants and 52% of our Sponsors Warrants. See “THE OFFER — Section 4. Interests of Directors and Executive Officers and Filing Persons”. Our directors have approved the Offer. The Offer does not require the approval of our Warrant holders. Despite the fact that the Offer is not structured to require the approval of our Warrant holders, we believe that the Offer is fair with respect to the price offered. We base these beliefs on the unanimous approval of the Offer by all of our directors who were not Warrant holders and on the following factors:

•	All Warrant holders will receive the same consideration per Warrant;

•	Warrant holders are provided with full disclosure of the terms and conditions of the Offer;

•	All Warrant holders are being notified of the Offer and the implications of the Offer on their holdings;

•	Warrant holders are afforded sufficient time to consider the Offer;

•	The Offer is a voluntary transaction in which our Warrant holders may choose to participate or not; and

•	The Warrants, pursuant to their terms, will be permanently out-of-the-money and will have no economic value following completion of the Merger.

The directors who approved the Offer who were not Warrant holders included the Individual Principals who initiated the merger discussions and will continue as shareholders and employees of Man after the Merger and related transactions have been consummated.

The GLG Board determined that it was fair to offer each class of Warrant holders the same Purchase Price because notwithstanding certain variations in the terms of each class of Warrants, each class of Warrants is currently significantly out-of-the-money in the same amount and therefore will have no economic value following the consummation of the Merger.

See “SUMMARY TERM SHEET AND QUESTIONS AND ANSWERS” for a discussion of potential consequences that may result from remaining a holder of the Warrants.

Man, Holdco and Merger Sub

Man, Holdco and Merger Sub are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of Man, Holdco and Merger Sub should not be construed as a recommendation to you as to whether to tender or refrain from tendering your Warrants pursuant to the Offer.

Man, Holdco and Merger Sub endeavored to negotiate the terms of a transaction that would be most favorable to them, and not to the Warrant holders of GLG, and, accordingly, did not negotiate the Offer with a goal of obtaining terms that were fair to such Warrant holders. None of Man, Holdco or Merger Sub believes that it has or had any fiduciary duty to GLG or its Warrant holders, including with respect to the Offer and its terms.

Accordingly, Man, Holdco and Merger Sub did not undertake an independent evaluation of the Offer or engage a financial advisor, in each case, for the purpose of evaluating the fairness of the Offer to GLG or its Warrant holders. Man, Holdco and Merger Sub did not participate in the deliberations of the special committee regarding, and did not receive advice from the special committee’s independent legal or financial advisors as to, the fairness of the Offer to GLG’s unaffiliated Warrant holders. Man, Holdco and Merger Sub believe that the proposed Offer is substantively fair to GLG’s unaffiliated Warrant holders based on the following factors, including the factors considered by, and the findings of, the GLG Board with respect to the fairness of the Offer, which Man, Holdco and Merger Sub adopt:

•	The Warrants, pursuant to their terms, will be permanently out-of-the-money and will have no economic value following completion of the Merger.

•	Warrant holders will receive $0.129 per Warrant in the Offer, which is higher than any economic value that the Warrants would have following completion of the Merger.

Man, Holdco and Merger Sub believe that the Offer is procedurally fair to GLG’s unaffiliated Warrant holders based on the following factors, including the factors considered by, and the findings of, the GLG Board with respect to the fairness of the Offer, which Man, Holdco and Merger Sub adopt:

•	Each Warrant holder who tenders Warrants into the Offer will receive the same Purchase Price per Warrant.

•	Each Warrant holder will be able to decide voluntarily whether or not to tender their Warrants in the Offer.

•	The Warrant holders will have sufficient time to make a decision whether or not to tender because the Offer will remain open for at least 20 business days and GLG announced its obligation to make the Offer on May 17, 2010, significantly in advance of the date the Offer was launched.

Man, Holdco and Merger Sub determined that it was fair to offer each class of Warrant holders the same Purchase Price because notwithstanding certain variations in the terms of each class of Warrants, each class of Warrants is currently significantly out-of-the-money in the same amount and therefore will have no economic value following the consummation of the Merger.

Man, Holdco and Merger Sub did not retain any independent representative or consultant to render a fairness opinion or provide any analysis in connection with the Offer. Man, Holdco and Merger Sub concluded that the Offer is fair to the Warrant holders based on their consideration of the factors described above.

The foregoing discussion of the information and factors considered and given weight by Man, Holdco and Merger Sub in connection with the fairness of the Offer is not intended to be exhaustive, but is believed to include all material factors considered by Man, Holdco and Merger Sub. Man, Holdco and Merger Sub did not find it practicable to assign, and did not assign, relative weights to the individual factors considered in reaching their conclusion as to the fairness of the Offer. Rather, their fairness determination was made after consideration of all of the foregoing factors as a whole.

The Offer is conditioned on the completion of the Merger. If the Merger occurs, then all of the Warrants will have no economic value. In light of the foregoing, Man, Holdco and Merger Sub did not consider current and historical market prices, and previous purchase prices paid for the Warrants during the past two years, because the Warrants would be permanently out-of-the-money and would have no economic value following completion of the Merger, thus making the prior prices irrelevant. Man, Holdco and Merger Sub did not consider the net book value, going concern value, liquidation value of the Company or firm offers during the past two years, for the merger or consolidation of the Company, the sale of or transfer of all or substantially all of the Company’s assets or the purchase of the Company’s securities that would enable the holder to exercise control of the Company, other than the transactions contemplated by the Merger Agreement due to the fact that while such valuation methodologies may be applicable to the valuation of the Company as a whole, they are not applicable to the valuation of the Warrants, because the warrants comprise a small portion of the Company’s capital stock and because by their contractual terms each Warrant would have the right to receive an amount equal to the cash merger consideration of $4.50 in the merger despite having a higher exercise price of $7.50.

The Principals

The Principals are making the statements included in this section solely for the purposes of complying with the requirements of Rule 13e-3 and related rules under the Exchange Act. The views of the Principals should not be construed as a recommendation to you as to whether to tender or refrain from tendering your Warrants pursuant to the Offer.

While the Principals did not undertake an independent evaluation of the Offer or engage a financial advisor, in each case, for the purpose of evaluating the fairness of the Offer to GLG or the Warrant holders, the Individual Principals, in their capacities as directors of GLG, participated in the deliberations of the GLG Board regarding the fairness to the Warrant holders of the Offer. The Principals adopted the GLG Board’s conclusion and analysis with respect to the fairness of the Offer, including the factors discussed under “SPECIAL FACTORS — Section 3. Fairness of the Offer”, and believe that the proposed Offer is substantively and procedurally fair to the unaffiliated Warrant holders based on the factors considered by the GLG Board, including the recommendation of the special committee and the generally positive and favorable factors, as well as the generally negative and unfavorable factors, and the factors relating to procedural safeguards.

Section 4. Interests of Directors and Executive Officers and Filing Persons.

Our directors and executive officers are set forth in “THE OFFER — Section 8. Important Information Concerning GLG — Our Directors and Executive Officers”.

The following table shows the number of Warrants beneficially owned by each director; by the Company’s principal executive officer; principal financial officer and by the other executive officers of the Company; and by all directors and executive officers as a group.

The information set forth below is as of August 27, 2010:

		Number of	Number of	Number of	Number of
		Founders	Co-Investment	Sponsors	Public	Percentage of	Cash to be
		Warrants	Warrants	Warrants	Warrants	Total	Received
Name of director or		Beneficially	Beneficially	Beneficially	Beneficially	Warrants	Pursuant to
executive officer	Title	Owned	Owned	Owned	Owned	Outstanding	the Offer

Noam Gottesman	Co-Chief Executive Officer and Director	—	—	—	—	— (1)	—
Pierre Lagrange	Director	—	—	—	—	— (1)	—
Emmanuel Roman	Co-Chief Executive Officer and Director	—	—	—	—	— (1)	—
Martin E. Franklin	Director	4,738,560	2,000,000	1,800,000	—	16%	$1,101,474.24
Ian G. H. Ashken	Director	1,184,640	500,000	450,000	—	4%	$275,368.56
James N. Hauslein	Director	51,201	—	—	—	0.009%	$6,604.93
William P. Lauder	Director	51,201	—	—	—	0.009%	$6,604.93
Simon White	Chief Operating Officer	—	—	—	—	—	—
Jeffrey M. Rojek	Chief Financial Officer and Treasurer	—	—	—	—	—	—
Alejandro San Miguel	General Counsel and Corporate Secretary	—	—	—	—	—	—
All directors and executive officers as a group (11 persons)		6,025,602	2,500,000	2,250,000	—	20%	$1,390,052.66

(1)	The Individual Principals may be deemed to beneficially own 90,000 Public Warrants included in units held by certain investment funds managed by GLG. Each of the Individual Principals serves as a managing director of the general partner of the investment manager of these investment funds; however, each of the Individual Principals disclaims beneficial ownership of these units and Warrants.

As of August 27, 2010, none of the Filing Persons (other than the Individual Principals) or any of their respective associates (other than as disclosed above) or majority-owned subsidiaries beneficially owned any Warrants, except that the Individual Principals may be deemed to beneficially own 90,000 Public Warrants included in units held by certain investment funds managed by GLG. Each of the Individual Principals serves as a managing director of the general partner of the investment manager of these investment funds; however, each of the Individual Principals disclaims beneficial ownership of these units and Warrants.

Participation in the Offer

Certain of GLG’s directors and former directors own Founders Warrants, Sponsors Warrants and Co-Investment Warrants and all of these directors and former directors, including Mr. Berggruen, are expected to tender their Warrants pursuant to the Offer. None of the Company’s executive officers own any Warrants.

Recent Transactions in Warrants

Based on our records and the information provided to us by our directors, executive officers, associates, subsidiaries, and the Filing Persons, none of GLG, our officers or directors, the other Filing Persons’ or any director, officer, associate or majority-owned subsidiary of the foregoing, has purchased any Warrants in the past two years or effected any transactions in our Warrants in the past 60 days, except as set forth below:

On November 10, 2009, in connection with a distribution by Marlin of 2,250,000 Founders Warrants to two of its members, Mr. Franklin received 80% of the distribution in the amount of 1,800,000 Founders Warrants and Mr. Ashken received 20% of the distribution in the amount of 450,000 Founders Warrants.

Security Ownership of Certain Beneficial Owners, Directors and Executive Officers

The table below sets forth the beneficial ownership of our common stock and Series A voting preferred stock as of August 4, 2010 by the following individuals or entities:

•	Each person who beneficially owns more than 5% of the outstanding shares of our capital stock;

•	The individuals who are our Co-Chief Executive Officers, Chief Financial Officer and three other most highly compensated executive officers;

•	The individuals who are our directors; and

•	The individuals who are our directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. Except as otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of our capital stock shown as beneficially owned, subject to applicable community property laws. As of August 4, 2010, 251,883,013 shares of our common stock and 58,904,993 shares of our Series A voting preferred stock were issued and outstanding. In computing the number of shares of our capital stock beneficially owned by a person and the percentage ownership of that person, all shares of our capital stock that will be subject to warrants or convertible securities held by that person are deemed outstanding. These shares are not, however, deemed outstanding for the purpose of computing the percentage ownership of any other person. None of the shares of our common stock or Series A voting preferred stock owned by any of our directors or officers have been pledged as security. The business address of Messrs. Gottesman, Roman, White, San Miguel, Rojek, Hauslein and Lauder and of Lavender Heights Capital LP is c/o GLG Partners, Inc.,

399 Park Avenue, 38th Floor, New York, New York 10022. The business address of Mr. Lagrange and of Sage Summit LP is c/o GLG Partners LP, One Curzon Street, London W1J 5HB, England.

			Approximate	Pro Forma
			Percentage of	Approximate
	Number of		Outstanding	Percentage of
	Shares of		Common	Outstanding
	Common Stock		Stock	Common Stock
	Beneficially		Beneficially	Beneficially
Name of Beneficial Owner and Management	Owned		Owned †	Owned ††

Lehman Brothers Holdings, Inc.(1)	33,762,690		13.4%	10.9%
Lansdowne Partners Limited Partnership(2)	19,837,389		7.9%	6.4%
Berggruen Holdings North America Ltd.(3)	20,805,900		7.9%	6.5%
Sage Summit LP(4)(5)	159,623,802	(14)(15)(16)(17)	50.1%	50.1%
Lavender Heights Capital LP(4)(5)	159,623,802	(14)(15)(16)(17)	50.1%	50.1%
Ogier Fiduciary Services (Cayman) Limited, acting solely in its capacity as trustee of Blue Hill Trust(5)	159,623,802	(14)(15)(16)(17)	50.1%	50.1%
Ogier Fiduciary Services (Cayman) Limited, acting solely in its capacity as trustee of Green Hill Trust(5)	159,623,802	(14)(15)(16)(17)	50.1%	50.1%
Noam Gottesman(4)(6)	159,804,202	(14)(15)(16)(17)	50.1%	50.1%
Pierre Lagrange(4)(6)	159,804,202	(14)(15)(16)(17)	50.1%	50.1%
Emmanuel Roman(4)(6)	159,804,202	(14)(15)(16)(17)	50.1%	50.1%
Martin E. Franklin(7)	14,682,016		5.8%	4.7%
Ian G.H. Ashken(8)	3,575,842		1.4%	1.1%
James N. Hauslein(9)	187,133		*	*
William P. Lauder(10)	187,133		*	*
Simon White(11)	357,133		*	*
Jeffrey M. Rojek(12)	324,023		*	*
Alejandro San Miguel(13)	342,023		*	*
All directors and executive officers as a group (10 individuals)	179,460,143		55.8%	55.8%

†	Does not include as outstanding 58,904,993 shares of our common stock into which 58,904,993 FA Sub 2 exchangeable shares and 58,904,993 associated shares of Series A voting preferred stock beneficially owned by Noam Gottesman and the Trustee of the Gottesman GLG Trust may be exchanged by the holder thereof at any time and from time to time, other than with respect to Sage Summit LP, Lavender Heights Capital LP and Messrs. Gottesman, Lagrange and Roman.

††	Assumes 310,107,725 shares of our common stock are issued and outstanding upon the exchange of 58,904,993 FA Sub 2 exchangeable shares and 58,904,993 associated shares of Series A voting preferred stock beneficially owned by Noam Gottesman and the Trustee of the Gottesman GLG Trust.

*	Less than 1%

(1)	Based on a Form 4 filed on September 12, 2008, Lehman (Cayman Islands) Ltd (“LCI”) holds 33,659,998 shares of our common stock, Lehman Brothers Inc. (“LBI”) holds 95,092 shares and 3,150 shares included in units and Lehman Brothers Special Financing Inc. holds 1,300 shares. The warrants included in the units are exercisable for 3,150 shares of common stock beginning on December 21, 2007. LCI and LBI are wholly owned subsidiaries of Lehman Brothers Holdings, Inc. The business address of Lehman Brothers Holdings, Inc. is 1271 Avenue of the Americas, 45th Floor, New York, New York 10020.

(2)	Based on a Schedule 13G amendment filed on February 12, 2010 by Lansdowne Partners Limited Partnership (“Lansdowne Partners”) and Lansdowne UK Equity Fund Limited (“Lansdowne UK”, and together with Lansdowne Partners, “Lansdowne”), Lansdowne Partners is the investment adviser of Lansdowne UK. Lansdowne holds 19,837,389 shares of our common stock as to which (i) Lansdowne Partners has sole voting and dispositive power with respect to 4,542,141 shares and (ii) Lansdowne Partners and Lansdowne UK have shared voting control and dispositive power with respect to 15,295,248 shares.

Lansdowne Partners disclaims beneficial ownership of any of these securities, except for its pecuniary interest therein. The business address of Lansdowne Partners is 15 Davies Street, London W1K 3AG, England and the business address of Lansdowne UK is c/o Fortis Prime Fund Solutions Administration Services (Ireland) Limited, Fortis House, Park Lane, Spencer Dock, Dublin 1, Ireland.

(3)	Based on a Schedule 13D filed on November 13, 2007, Berggruen Acquisition Holdings Ltd (“BAH”) owns 5,923,200 shares included in founders’ units and Berggruen Holdings North America Ltd. (“Berggruen Holdings”) owns 4,209,500 shares, of which 2,500,000 are included in co-investment units. The amount shown in the table above includes an aggregate of 4,750,000 shares of common stock issuable upon exercise of sponsors’ warrants and co-investment warrants, all of which are exercisable beginning on December 21, 2007, and 5,923,200 shares of common stock issuable upon exercise of founders’ warrants which are not currently exercisable. BAH is a direct subsidiary of Berggruen Holdings. Berggruen Holdings is a direct, wholly owned subsidiary of Berggruen Holdings Ltd. (“BHL”) and the managing and majority shareholder of BAH. All of the outstanding capital stock of BHL is owned by the Tarragona Trust (“Tarragona”). The trustee of Tarragona is Maitland Trustees Limited, a BVI corporation acting as an institutional trustee in the ordinary course of business without the purpose or effect of changing or influencing control of us. Nicolas Berggruen, who served as a director of the Company from June 2006 to February 2008, is a director of BHL. Mr. Berggruen may be considered to have beneficial ownership of BAH’s interests in us and disclaims beneficial ownership of any shares in which he does not have a pecuniary interest. The principal business address of each of BAH, Berggruen Holdings and BHL is 1114 Avenue of the Americas, 41st Floor, New York, New York 10036. The principal business address of Mr. Berggruen is 9-11 Grosvenor Gardens, London, SW1W OBD, United Kingdom. The principal business address of Tarragona is 9 Columbus Centre, Pelican Drive, Road Town, Tortola, British Virgin Islands.

(4)	Represents shares held by the parties to a Voting Agreement dated as of June 22, 2007, as amended, among the Individual Principals, the Trustees, Lavender Heights Capital LP, Sage Summit LP, Jackson Holding Services Inc., Point Pleasant Ventures Ltd. and us. Each of the parties to the Voting Agreement disclaims beneficial ownership of shares held by the other parties to the Voting Agreement (as described below) (except each Individual Principal with respect to his respective Trustee).

(5)	Includes (i) 8,460,854 shares purchased by Ogier Fiduciary Services (Cayman) Limited, acting solely in its capacity as trustee of Blue Hill Trust, from Sage Summit LP on June 21, 2010, and (ii) 5,640,570 shares purchased by Ogier Fiduciary Services (Cayman) Limited, acting solely in its capacity as trustee of Green Hill Trust, from Lavender Heights Capital LP on June 21, 2010. Each of Sage Summit LP and Lavender Heights Capital LP has the right to rescind the respective purchase agreement pursuant to which such share purchases were effectuated, and to reacquire the GLG shares prior to completion of the merger (or such other date as agreed). See “SPECIAL FACTORS — Section 1. Background of the Transactions” above for a description of the respective purchase agreements.

(6)	Includes 90,200 shares of common stock included in units held by certain investment funds managed by us (the “GLG Funds”). The warrants included in the units are exercisable for 90,200 shares of our common stock beginning on December 21, 2007. Each of the Individual Principals serves as a Managing Director of GLG Partners Limited, the general partner of GLG Partners LP. GLG Partners LP serves as the investment manager of the GLG Funds that have invested in the 90,200 units. GLG Partners LP, as investment manager of the GLG Funds, may be deemed the beneficial owner of all of our securities owned by the GLG Funds. GLG Partners Limited, as general partner of GLG Partners LP, may be deemed the beneficial owner of all of our securities owned by the GLG Funds. Each of the Individual Principals, as a Managing Director of GLG Partners Limited with shared power to exercise investment discretion, may be deemed the beneficial owner of all of our securities owned by the GLG Funds. Each of GLG Partners LP, GLG Partners Limited and the Individual Principals disclaims beneficial ownership of any of these securities, except for their pecuniary interest therein.

(7)	Includes 5,798,668 shares of common stock and 300,000 shares of restricted stock which vest in three equal installments on May 15, 2010, 2011 and 2012 and 44,788 shares of restricted stock that vest on February 15, 2011. The amount shown in the table includes an aggregate of 3,800,000 shares of common stock issuable upon exercise of sponsors’ warrants and co-investment warrants and 4,738,560 shares of common stock issuable upon exercise of founders’ warrants which are not currently exercisable. The business address of Mr. Franklin is 555 Theodore Fremd Avenue, Suite B-302, Rye, New York 10580.

(8)	Includes 850,000 and 100,000 shares of common stock included in co-investment units owned by Ian Ashken and Tasburgh LLC, respectively, and an aggregate of 950,000 shares issuable upon the exercise of the co-investment warrants. Also includes 1,184,640 shares issuable upon the exercise of founders’ warrants which are not currently exercisable. Mr. Ashken is the majority owner and managing member of Tasburgh LLC. The business address for Mr. Ashken and Tasburgh LLC is 555 Theodore Fremd Avenue, Suite B-302, Rye, New York 10580. Also includes 48,860 shares of restricted stock that vest on February 15, 2011.

(9)	Includes 44,104 shares of common stock, 51,201 shares of common stock included in units (consisting of one share of common stock and one warrant to purchase one share of common stock) owned by Mr. Hauslein and 51,201 shares issuable upon the exercise of founders’ warrants included in the units which are not currently exercisable. Also includes 40,717 shares of restricted stock that vest on February 15, 2011.

(10)	Includes 44,104 shares of common stock, 51,201 shares of common stock included in units owned by Mr. Lauder and 51,201 shares issuable upon the exercise of founders’ warrants included in the units which are not currently exercisable. Also includes 40,717 shares of restricted stock that vest on February 15, 2011.

(11)	Excludes 506,035 shares Mr. White is entitled to receive under the equity participation plan, 110,000 of which will be distributed to him on November 2, 2010, 296,035 of which will be distributed to him on the later of November 2, 2010 or the date of a change of control and 100,000 of which will be distributed to him in three equal installments on March 31, 2011, 2012 and 2013, and includes 27,133 shares of restricted stock which vest in two equal installments on March 31, 2011 and 2012.

(12)	Includes (i) 206,327 shares of restricted stock which vest on November 2, 2010, subject to our having achieved certain minimum levels of net assets under management as of October 31, 2010; (ii) 66,667 shares of restricted stock which vest in two equal installments on May 15, 2011 and 2012; and (iii) 48,839 shares of restricted stock which vest in two equal installments on March 31, 2011 and 2012.

(13)	Includes (i) 182,453 shares of restricted stock which vest on November 2, 2010, subject to our having achieved certain minimum levels of net assets under management as of October 31, 2010; (ii) 66,667 shares of restricted stock which vest in two equal installments on May 15, 2011 and 2012; and (iii) 27,133 shares of restricted stock which vest in two equal installments on March 31, 2011 and 2012.

(14)	Includes 8,460,857 and 5,640,570 shares beneficially owned by Sage Summit LP and Lavender Heights Capital LP, respectively. The Trustees are the directors of the general partner of each of these limited partnerships. The Individual Principals may be deemed beneficial owners of the foregoing shares. Each of the Individual Principals disclaims beneficial ownership of any of these securities.

(15)	Includes 58,900,370 FA Sub 2 exchangeable shares and 58,900,370 associated shares of Series A voting preferred stock beneficially owned by the Gottesman GLG Trust and 4,623 Exchangeable Shares, 4,623 shares of Series A voting preferred stock and 1,309,664 shares of common stock beneficially owned by Mr. Gottesman. Each Exchangeable Share is exchangeable by the holder at any time and from time to time into one share of our common stock, and each share of Series A voting preferred stock will be automatically redeemed upon the exchange of an Exchangeable Share. Also includes 2,688,172 shares of common stock issuable upon conversion of $10 million aggregate principal amount of our 5.0% convertible subordinated notes due 2014.

(16)	Includes 58,900,370 and 4,623 shares beneficially owned by the Lagrange GLG Trust and Mr. Lagrange, respectively. Also includes 4,032,258 shares of common stock issuable upon conversion of $15 million aggregate principal amount of our 5.0% convertible subordinated notes due 2014.

(17)	Includes 18,338,212 and 350,162 shares beneficially owned by the Roman GLG Trust and Mr. Roman, respectively. Also includes 1,344,086 shares of common stock issuable upon conversion of $5 million aggregate principal amount of our 5.0% convertible subordinated notes due 2014.

Section 5. Material U.S. Federal Income Tax Consequences.

The following is a summary of the material U.S. federal income tax consequences of the Offer to U.S. holders and non-U.S. holders (each as defined below) whose Warrants are tendered and accepted for payment and to the Company, Man, Holdco, Merger Sub and the Principals. The following discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to a particular Warrant holder. The discussion applies only to Warrant holders in whose hands the Warrants are capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, and may not apply to holders who acquired their Warrants pursuant to compensation arrangements or who hold their Warrants as part of a hedge, straddle, conversion or other risk reduction transaction or who are subject to special tax treatment under the Code (such as dealers in securities or foreign currency, insurance companies, other financial institutions, regulated investment companies, tax-exempt entities, former citizens or long-term residents of the United States, S corporations, partnerships and investors in S corporations and partnerships, and taxpayers subject to the alternative minimum tax). In addition, this discussion does not consider the effect of any state, local or foreign tax laws.

This discussion is based on current provisions of the Code, final, temporary and proposed U.S. Treasury Regulations, judicial opinions and published positions of the IRS, all as in effect on the date hereof and all of which are subject to differing interpretations or change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed herein, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed herein or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “U.S. person” means a person that is, for U.S. federal income tax purposes (i) an individual citizen or resident of the U.S., (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized in the U.S. or under the laws of the U.S., any state thereof, or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (a) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (b) it has in effect a valid election to be treated as a U.S. person. As used in this discussion, the term “U.S. holder” means a beneficial owner of Warrants that is a U.S. person and the term “non-U.S. holder” means a beneficial owner of Warrants (other than a partnership or other entity treated as a partnership or as a disregarded entity for U.S. federal income tax purposes) that is not a U.S. person.

The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. A holder that is treated as a partnership for U.S. federal income tax purposes should consult its own tax advisor regarding the U.S. federal income tax considerations applicable to it and its partners of the Offer.

This discussion is only a summary of material U.S. federal income tax consequences of the Offer. Warrant holders are urged to consult their own tax advisors with respect to the particular tax consequences to them of the Offer, including the effect of any federal tax laws other than income tax laws, any state, local or non-U.S. tax laws and any applicable tax treaty.

Non-Participation in the Tender Offer.  Warrant holders who do not tender any of their Warrants in the Offer will not recognize any gain or loss for U.S. federal income tax purposes as a result of the consummation of the Offer.

Exchange of Warrants Pursuant to the Offer.  The exchange of Warrants for cash pursuant to the Offer will be a taxable sale of the Warrants for U.S. federal income tax purposes. A U.S. holder will recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the holder’s adjusted tax basis in the Warrants. A holder’s adjusted tax basis in the Warrants generally will equal the holder’s acquisition cost, and if the holder purchased a unit consisting of both Common Stock and Warrants, the cost of such unit must be allocated between the Common Stock and the Warrants that comprised such unit based on their relative fair market values at the time of the purchase. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the Warrants exceeds one year. A holder must calculate gain or loss separately for each block of Warrants exchanged pursuant to the Offer (generally, Warrants acquired at the same cost in a single transaction). Long-term capital gain recognized by a non-corporate U.S. holder generally will be subject to a maximum tax rate of 15%. The deduction of capital losses is subject to limitations, as is the deduction for losses realized upon a taxable disposition by a U.S. holder of Warrants if, within a period beginning 30 days before the date of such disposition and ending 30 days after such date, such U.S. holder has acquired (by purchase or by an exchange on which the entire amount of gain or loss was recognized), or has entered into a contract or option so to acquire, substantially identical stock or securities.

Any gain realized by a non-U.S. holder upon a sale of Warrants generally will not be subject to U.S. federal income tax unless: (i) the gain is effectively connected with a trade or business of the non-U.S. holder in the U.S. (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment or fixed base of the non-U.S. holder), or (ii) the non-U.S. holder is an individual who is present in the U.S. for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Net gain realized by a non-U.S. holder described in clause (i) of the preceding paragraph will be subject to tax at generally applicable U.S. federal income tax rates. Any gains of a non-U.S. holder described in clause (i) of the preceding paragraph that is treated as a corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” at a 30% rate, or such lower rate as may be specified by an applicable income tax treaty. Gain realized by an individual non-U.S. holder described in clause (ii) of the preceding paragraph will be subject to a flat 30% tax, which may be offset by U.S. source capital losses, even though the individual is not considered a resident of the U.S.

Information Reporting and Backup Withholding.  Cash payments made pursuant to the Offer will be reported to the recipients and the IRS to the extent required by the Code and applicable U.S. Treasury Regulations. In addition, certain non-corporate holders may be subject to backup withholding at a 28% rate on cash payments received in connection with the Offer. Backup withholding will not apply, however, to a holder who (a) furnishes a correct taxpayer identification number and certifies that he, she or it is not subject to backup withholding on the Substitute Form W-9 included as part of the Letter of Transmittal, (b) provides a certification of foreign status on Form W-8 or successor form or (c) is otherwise exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Consequences to the Company, Man, Holdco, Merger Sub and the Principals.  The Company will not be entitled to a reduction for U.S. federal income tax purposes for the cost of repurchasing the Warrants. None of Man, Holdco, Merger Sub or the Principals will recognize any gain or loss for U.S. federal income tax purposes as a result of the tender offer.

THE OFFER

Section 1. Number of Warrants; Purchase Price.

Number of Warrants.  Upon the terms and subject to certain conditions of the Offer, we will purchase 32,984,674 of our Public Warrants, 12,000,003 of our Founders Warrants, 4,500,000 of our Sponsors Warrants and 5,000,000 of our Co-Investment Warrants, or such lesser number of Warrants validly tendered and not properly withdrawn, in accordance with “THE OFFER — Section 3. Withdrawal Rights”, before the Expiration Date at a price of $0.129 per Warrant, in cash, without interest, for an aggregate purchase price of up to $7,028,523.33.

The Offer will expire at 12:00 midnight, New York City time, on October 12, 2010, or such later time and date to which we may extend the Offer. Only Warrants validly tendered and not properly withdrawn will be purchased pursuant to the Offer. We intend to extend the Offer to ensure that the Expiration Date of the Offer coincides with the completion of the Merger. See “THE OFFER — Section 12. Extension of the Offer; Termination; Amendment”.

The Offer is not conditioned on any minimum number of Warrants being tendered. The Offer is, however, subject to certain other conditions. See “SPECIAL FACTORS — Section 2. Purposes of and Reasons for the Offer; Certain Effects of the Offer” and “THE OFFER — Section 5. Conditions of the Offer”.

Purchase Price.  The Purchase Price is $0.129 per Warrant, in cash, without interest.

This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of the Warrants and will be furnished to each broker, dealer, commercial bank, trust company or other nominee holders of Warrants and similar persons whose names, or the names of whose nominees, appear on GLG’s Warrant holders list or, if applicable, who are listed as participants in a clearing agency’s security position listing, for subsequent transmittal to beneficial owners of Warrants. All Warrants validly tendered and not properly withdrawn will be purchased.

Section 2. Procedures for Tendering Warrants.

Valid Tender of Warrants.  For a Warrant holder to make a valid tender of Warrants under the Offer, the Depositary must receive, at its address set forth on the back cover of this Offer to Purchase, and prior to the Expiration Date, Warrant certificates for the Warrants you wish to tender, or confirmation of receipt of the Warrants pursuant to the procedure for book-entry transfer described below, together with a validly completed and duly executed Letter of Transmittal, including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other required documents.

If a broker, dealer, commercial bank, trust company or other nominee holds your Warrants, you must contact such nominee to tender your Warrants. It is likely your nominee has an earlier deadline for you to act to instruct the nominee to tender Warrants on your behalf. We urge Warrant holders who hold Warrants through nominees to consult their nominees to determine whether transaction costs may apply if Warrant holders tender Warrants through their nominees.

Units.  The Offer is available only for outstanding Warrants. We have outstanding units, each comprising a share of Common Stock and a Warrant. The units were issued in our initial public offering in December 2006. You may tender Warrants that are included in units, but to do so you must first separate such Warrants from the units prior to tendering such Warrants.

If you hold units registered in your own name, you must deliver the certificate for such units to Continental Stock Transfer & Trust Company, our Transfer Agent, with written instructions to separate such units into shares and Warrants. This must be completed far enough in advance of the Expiration Date of the Offer to permit the mailing of the Warrant certificates back to you so that you may then tender into the Offer the certificates received upon the separation of the units.

If a broker, dealer, commercial bank, trust company or other nominee holds your units, you must instruct such nominee to separate your Warrants from the units. Your nominee must send written instructions by facsimile to the Depositary. Such written instructions must include the number of units to be split and the nominee holding such units. Your nominee must also initiate electronically, using Depository Trust Company’s (“DTC”) deposit withdrawal at custodian (DWAC) system, a withdrawal of the relevant units and a deposit of an equal number of shares and Warrants. This must be completed far enough in advance of the Expiration Date of the Offer to permit your nominee to tender into the Offer the Warrants received upon the separation of the units.

Signature Guarantees.  No signature guarantee will be required on a Letter of Transmittal if:

(i) the registered holder of the Warrants (including any participant in DTC whose name appears on a security position listing as the owner of the Warrants) tendered has not completed either the box entitled “Special Delivery Instructions” or the box entitled “Special Payment Instructions” on the Letter of Transmittal; or

(ii) Warrants are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agents Medallion Program or an “eligible guarantor institution”, as the term is defined in Rule 17Ad-15 under the Exchange Act (each of the foregoing constituting an “eligible institution”). See Instruction 1 to the Letter of Transmittal.

Except as described above, all signatures on any Letter of Transmittal for Warrants tendered must be guaranteed by an eligible institution. If a Warrant certificate is registered in the name of a person other than the person executing a Letter of Transmittal, or if payment is to be made, or Warrants not purchased or tendered are to be issued and returned, to a person other than the registered holder, then the certificate must be endorsed or accompanied by an appropriate instruments) of transfer, in either case signed exactly as the name of the registered holder or owner appears on the certificate, with the signatures on the certificate guaranteed by an eligible institution.

In all cases, payment for Warrants tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of Warrant certificates (or a timely confirmation of the book-entry transfer of the Warrants into the Depositary’s account at DTC, as described above), a properly completed and duly executed Letter of Transmittal including any required signature guarantees, or an Agent’s Message (as defined below) in the case of a book-entry transfer, and any other documents required by the Letter of Transmittal.

Method of Delivery.  The method of delivery of all documents, including Warrant certificates, the Letter of Transmittal and any other required documents, is at the sole election and risk of the tendering holder. Warrants will be deemed delivered only when actually received by the Depositary (including, in the case of a book-entry transfer, by book-entry confirmation). If delivery is by mail, we recommend registered mail with return receipt requested, properly insured. In all cases, sufficient time should be allowed to ensure timely delivery.

Notice of Guaranteed Delivery.  If a Warrant holder desires to tender Warrants into the Offer and the Warrant holder’s Warrant certificates are not immediately available or the Warrant holder cannot deliver the Warrant certificates to the Depositary before the Expiration Date, or the Warrant holder cannot complete the procedure for book-entry transfer on a timely basis, or if time will not permit all required documents to reach the Depositary before the Expiration Date, the Warrant holder may nevertheless tender the Warrants, provided that the Warrant holder satisfies all of the following conditions:

•	The Warrant holder makes the tender by or through an eligible guarantor institution;

•	The Depositary receives by hand, mail, overnight, courier or facsimile transmission, before the Expiration Date, a properly completed and duly executed Notice of Guaranteed Delivery in the form GLG has provided, including (where required) a signature guarantee by an eligible guarantor institution in the form set forth in such Notice of Guaranteed Delivery; and

•	The Depositary receives the Warrant certificates, in proper form for transfer, or confirmation of book-entry transfer of the Warrants into the Depositary’s account at the book entry transfer facility, together with properly completed and duly executed Letter of Transmittal, or a manually signed facsimile thereof, and including any required signature guarantees, or an agent’s message, and any other documents required by the Letter of Transmittal, within three trading days after the date of receipt by the Depositary of the Notice of Guaranteed Delivery.

Book-Entry Delivery.  For purposes of the Offer, the Depositary will establish an account with respect to the Warrants at DTC within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in DTC’s system may make book-entry delivery of Warrants by causing DTC to transfer those Warrants into the Depositary’s account in accordance with DTC’s procedures for that transfer. Although delivery of Warrants may be effected through a book-entry transfer into the Depositary’s account at DTC, a properly completed and duly executed Letter of Transmittal with any required signature guarantees, or an Agent’s Message, and any other required documents must be transmitted to and received by the Depositary at its address set forth on the back cover of this Offer to Purchase before the Expiration Date.

The confirmation of a book-entry transfer of Warrants into the Depositary’s account at DTC is referred to herein as “book-entry confirmation”. Delivery of documents to DTC in accordance with DTC’s procedures will not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of a book-entry confirmation, stating that DTC has received an express acknowledgement from the DTC participant tendering Warrants that such DTC participant has received and agrees to be bound by the terms of the Letter of Transmittal and that GLG may enforce such agreement against the DTC participant.

Return of Unpurchased Warrants.  If any tendered Warrants are not purchased, or if less than all Warrants evidenced by a Warrant holder’s certificates are tendered, certificates for unpurchased Warrants will be returned promptly after the expiration or termination of the Offer or, in the case of Warrants tendered by book-entry transfer at DTC, the Warrants will be credited to the appropriate account maintained by the tendering Warrant holder at DTC, in each case without expense to the Warrant holder.

Tendering Warrant Holders’ Representations and Warranties; Tender Constitutes an Agreement.  It is a violation of Rule 14e-4 promulgated under the Exchange Act for a person acting alone or in concert with others, directly or indirectly, to tender Warrants for such person’s own account unless at the time of tender and at the Expiration Date such person has a “net long position”, within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Warrants or equivalent securities at least equal to the Warrants being tendered and will deliver or cause to be delivered such Warrants for the purpose of tendering to us within the period specified in the Offer. A tender of Warrants made pursuant to any method of delivery set forth herein will constitute the tendering Warrant holder’s acceptance of the terms and conditions of the Offer, as well as the tendering Warrant holder’s representation and warranty to us that (i) such Warrant holder has a “net long position”, within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Warrants or equivalent securities being tendered, and (ii) such tender of Warrants complies with Rule 14e-4.

A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering Warrant holder has full power and authority to tender, sell, assign and transfer the Warrants tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Warrants, and the same will not be subject to any adverse claim or right. Any such tendering Warrant holder will, on request by the Depositary or us, execute and deliver any additional documents deemed by the Depositary or us to be necessary or desirable to complete the sale, assignment and transfer of the Warrants tendered, all in accordance with the terms of the Offer.

All authority conferred or agreed to be conferred by delivery of the Letter of Transmittal shall be binding on the successors, assigns, heirs, personal representatives, executors, administrators and other legal representatives of the tendering Warrant holder and shall not be affected by, and shall survive, the death or incapacity of such tendering Warrant holder.

A tender of Warrants made pursuant to any method of delivery set forth herein will also constitute an acknowledgement by the tendering Warrant holder that: (i) the Offer is discretionary and may be extended, modified, suspended or terminated by us as provided herein; (ii) such Warrant holder is voluntarily participating in the Offer; (iii) the future value of our Warrants is unknown and cannot be predicted with certainty; (iv) such Warrant holder has received this Offer to Purchase; (v) such Warrant holder is not relying on the Company, the other Filing Persons, the Information Agent or the Depositary for tax or financial advice with regard to how the Offer will impact the tendering Warrant holder’s specific situation; (vi) any foreign exchange obligations triggered by such Warrant holder’s tender of Warrants or receipt of proceeds are solely his, her or its responsibility; (vii) regardless of any action that we take with respect to any or all income/capital gains tax, social security or insurance tax, transfer tax or other tax-related items (“Tax Items”) related to the Offer and the disposition of Warrants, such Warrant holder acknowledges that the ultimate liability for all Tax Items is and remains his, her or its sole responsibility; and (viii) such Warrant holder has a “net long position,” within the meaning of Rule 14e-4 promulgated under the Exchange Act, in the Warrants or equivalent securities at least equal to the Warrants being tendered, and the tender of Warrants complies with Rule 14e-4. In that regard, a tender of Warrants shall authorize us to withhold all applicable Tax Items potentially payable by a tendering Warrant holder. Our acceptance for payment of Warrants tendered pursuant to the Offer will constitute a binding agreement between the tendering Warrant holder and us upon the terms and subject to certain conditions of the Offer.

Determination of Validity; Rejection of Warrants; Waiver of Defects; No Obligation to Give Notice of Defects.  All questions as to the number of Warrants to be accepted and the validity, form, eligibility (including time of receipt) and acceptance for payment of Warrants will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding in a court of competent jurisdiction if our determinations are challenged by Warrant holders. We reserve the absolute right to reject any or all tenders we determine not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any conditions of the Offer with respect to all tendered Warrants or waive any defect or irregularity in any tender with respect to any particular Warrants or any particular Warrant holder whether or not we waive similar defects or irregularities in the case of other Warrant holders. No tender of Warrants will be deemed to have been validly made until all defects or irregularities have been cured or waived. We will not be liable for failure to waive any condition of the Offer, or any defect or irregularity in any tender of Warrants. None of GLG, the Information Agent, the Depositary or any other person will be obligated to give notification of defects or irregularities in tenders or incur any liability for failure to give notification. Our interpretation of the terms of and conditions to the Offer, including the Letter of Transmittal and the instructions thereto, will be final and binding on all parties. By tendering Warrants, you agree to accept all decisions we make concerning these matters and waive any rights you might otherwise have to challenge those decisions.

U.S. Federal Income Tax Backup Withholding.  Under the U.S. federal income tax backup withholding rules, unless an exemption applies under the applicable law and regulations, 28% of the gross proceeds payable to a Warrant holder or other payee pursuant to the Offer must be withheld and remitted to the Internal Revenue Service (the “IRS”) unless the Warrant holder or other payee provides its taxpayer identification number (employer identification number or social security number) to the Depositary (as payor) and certifies under penalties of perjury that the number is correct and that the Warrant holder is exempt from backup withholding. Therefore, each tendering Warrant holder that is a U.S. holder (as defined in “SPECIAL FACTORS — Section 5. Material U.S. Federal Income Tax Consequences”) should complete and sign the Substitute Form W-9 included as part of the Letter of Transmittal so as to provide the information and certification necessary to avoid backup withholding, unless the Warrant holder otherwise establishes to the satisfaction of the Depositary that the Warrant holder is not subject to backup withholding. If a U.S. holder provides the Depositary with an incorrect taxpayer identification number, the U.S. holder may be subject to penalties imposed by the IRS. If backup withholding results in an overpayment of taxes, a refund may be obtained from the IRS in accordance with its refund procedures. Certain “exempt recipients” (including, among others, all corporations and certain non-U.S. holders (as defined in “SPECIAL FACTORS — Section 5. Material U.S. Federal Income Tax Consequences”)) are not subject to backup withholding. In order for a

non-U.S. holder to qualify as an exempt recipient, that Warrant holder must submit an applicable IRS Form W-8, signed under penalties of perjury, attesting to that Warrant holder’s exempt status. This form can be obtained from the Depositary. See Instruction 10 to the Letter of Transmittal.

To prevent U.S. federal income tax backup withholding equal to 28% of the gross payment made to Warrant holders for Warrants purchased pursuant to the Offer, each U.S. Warrant holder that does not otherwise establish an exemption from the backup withholding must provide the Depositary with the Warrant holder’s correct taxpayer identification number and provide other information by completing the Substitute Form W-9 included as part of the Letter of Transmittal. Non-U.S. Warrant holders must submit an applicable IRS Form W-8.

Section 3. Withdrawal Rights.

You may withdraw Warrants that you have previously tendered pursuant to the Offer at any time prior to the Expiration Date. Except as this “THE OFFER — Section 3. Withdrawal Rights” otherwise provides, tenders of Warrants are irrevocable.

For a withdrawal to be effective, a written notice of withdrawal must (i) be received in a timely manner by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase and (ii) specify the name of the person having tendered the Warrants to be withdrawn, the number of Warrants to be withdrawn and the name of the registered holder of the Warrants to be withdrawn, if different from the name of the person who tendered the Warrants. To be effective, a notice of withdrawal must be in written, telegraphic or telex form.

If a Warrant holder has used more than one Letter of Transmittal or has otherwise tendered Warrants in more than one group of Warrants, the Warrant holder may withdraw Warrants using either separate notices of withdrawal or a combined notice of withdrawal, so long as the information specified above is included.

If Warrant certificates to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of those certificates, the Warrant holder must submit the serial numbers shown on those certificates to the Depositary and, unless an eligible institution has tendered those Warrants, an eligible institution must guarantee the signatures on the notice of withdrawal. If Warrants have been delivered in accordance with the procedures for book-entry transfer described in “THE OFFER — Section 2. Procedures for Tendering Warrants”, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Warrants and must otherwise comply with DTC’s procedures.

Withdrawals of tenders of Warrants may not be rescinded, and any Warrants properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. Withdrawn Warrants may be retendered at any time prior to the Expiration Date by again following one of the procedures described in “THE OFFER — Section 2. Procedures for Tendering Warrants”.

All questions as to the form and validity, including the time of receipt, of notices of withdrawal, will be determined by us, in our sole discretion, and our determination will be final and binding on all parties, except as finally determined in a subsequent judicial proceeding in a court of competent jurisdiction if our determinations are challenged by Warrant holders. We reserve the absolute right to waive any defect or irregularity in the withdrawal of Warrants by any Warrant holder, whether we waive similar defects or irregularities in the case of other Warrant holders. None of GLG, the Information Agent, the Depositary or any other person will be obligated to give notice of any defects or irregularities in any notice of withdrawal, nor will any of them incur liability for failure to give any notice.

If we extend the Offer, are delayed in our purchase of Warrants or are unable to purchase Warrants under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Warrants on our behalf. Such Warrants may not be withdrawn except to the extent tendering Warrant holders are entitled to withdrawal rights as described in this “THE OFFER — Section 3. Withdrawal Rights”. Our reservation of the right to delay payment for Warrants which we have accepted for payment is limited by Rule 13e-4(f)(5) promulgated under the Exchange Act, which requires that we must pay the consideration offered or return the Warrants tendered promptly after termination or withdrawal of a tender offer.

Section 4. Purchase of Warrants and Payment of Purchase Price.

Upon the terms and subject to certain conditions of the Offer, promptly following the Expiration Date, we (i) will determine which Warrant holders validly tendered Warrants and (ii) will accept for payment and pay for (and thereby purchase) all Public Warrants, Founders Warrants, Sponsors Warrants and Co-Investment Warrants validly tendered and not properly withdrawn before the Expiration Date.

For purposes of the Offer, we will be deemed to have accepted for payment (and therefore purchased), subject conditional tender provisions of the Offer, Warrants that are validly tendered and not properly withdrawn only when, as and if we give oral or written notice to the Depositary of our acceptance of the Warrants for payment pursuant to the Offer.

In all cases, payment for Warrants tendered and accepted for payment in the Offer will be made promptly, but only after timely receipt by the Depositary of certificates for Warrants, or a timely book-entry confirmation of Warrants into the Depositary’s account at the DTC, a properly completed and duly executed Letter of Transmittal, or an Agent’s Message in the case of a book-entry transfer, and any other required documents.

GLG will pay for Warrants purchased in the Offer by depositing the aggregate purchase price for the Warrants with the Depositary, which will act as agent for tendering Warrant holders for the purpose of receiving payment from us and transmitting payment to tendering Warrant holders.

Certificates for all Warrants tendered and not purchased, including conditional tenders, will be returned or, in the case of Warrants tendered by book-entry transfer, will be credited to the account maintained with DTC by the broker/dealer participant who delivered the Warrants, to the tendering Warrant holder at our expense promptly after the Expiration Date or termination of the Offer, without expense to the tendering Warrant holders.

Under no circumstances will we pay interest on the Purchase Price, including, but not limited to, by reason of any delay in making payment. In addition, if certain events occur, we may not be obligated to purchase Warrants in the Offer. See “THE OFFER — Section 5. Conditions of the Offer”.

We urge Warrant holders who hold Warrants through a broker, dealer, commercial bank, trust company or other nominee to consult their nominee to determine whether transaction costs are applicable if they tender Warrants through their nominee and not directly to the Depositary.

Section 5. Conditions of the Offer.

Under the Merger Agreement, the Offer will be conditioned upon completion of the Merger. See “SPECIAL FACTORS — Section 2. Purposes of and Reasons for the Offer; Certain Effects of the Offer”. The consummation of the Merger is subject to certain conditions, including, among others:

•	the affirmative vote (in person or by proxy) at a special meeting of the Company’s stockholders called for the purpose of obtaining such affirmative vote (including any adjournment or postponement thereof, the “Company Stockholders Meeting”) of the holders of a majority of the outstanding shares of the Company’s Common Stock and preferred stock, voting as a single class, in favor of the adoption of the Merger Agreement; the non-waivable affirmative vote (in person or by proxy) at the Company Stockholders Meeting (or any adjournment or postponement thereof) of the holders of a majority of the outstanding shares of the Company’s Common Stock (excluding the Selling Stockholders and their affiliates, Man and its affiliates, the Company and its affiliates (other than directors on the special committee of the GLG Board) and employees of the Company) in favor of the adoption of the Merger Agreement;

•	The affirmative vote of the holders of a majority of Man’s outstanding ordinary shares, present and voting at the Man shareholders meeting called for such purpose, in favor of approving the Transactions, which affirmative vote was obtained on September 1, 2010;

•	The receipt of all governmental consents, approvals or authorizations under relevant antitrust laws and the receipt of all required approvals of any governmental entity or authority;

•	The absence of any law, injunction, order, judgment, ruling or decree that enjoins, restrains, prevents or otherwise prohibits the consummation of the Merger or the transactions contemplated by the Share Exchange Agreement or makes such transactions illegal; and

•	The transactions contemplated by the Share Exchange Agreement having been consummated, with such transactions being subject to certain conditions, including, among others:

•	The satisfaction, by the party responsible for fulfilling the obligation, or, to the extent permissible under applicable law, waiver, by the party entitled to the benefit, of each of the closing conditions to the Merger Agreement (other than the completion of the transactions contemplated by the Share Exchange Agreement), provided that no waiver will be given effect under the Share Exchange Agreement unless a corresponding waiver has been given under the Merger Agreement;

•	The receipt of other required approvals of the share exchange by governmental authorities;

•	The absence of any law, injunction, order, judgment, ruling or decree that restrains, enjoins, prevents or otherwise prohibits the consummation of the share exchange transactions; and

•	The admission of the Man ordinary shares to listing on the official list of the U.K. Listing Authority and to trading on the London Stock Exchange.

Notwithstanding any other provision of the Offer, we will not accept for payment, purchase or pay for any Warrants tendered, and may terminate or amend the Offer or may postpone the acceptance for payment of, or the purchase of and the payment for Warrants tendered, subject to the rules under the Exchange Act, if:

•	At any time on or after the commencement of the Offer and before the Expiration Date, there has been instituted or is pending any action, suit or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or by any other person, domestic, foreign or supranational, before any court, authority, agency or other tribunal that (i) directly or indirectly challenges or seeks to make illegal, or to delay or otherwise directly or indirectly to restrain, prohibit or otherwise affect the making of the Offer, the acquisition of some or all of the Warrants pursuant to the Offer or (ii) in our reasonable judgment and regardless of the circumstances giving rise to the event or events (other than any action or omission to act by us), makes it inadvisable to proceed with the Offer or with acceptance for payment; or

•	The Merger Agreement is terminated prior to the consummation of the Merger.

The conditions referred to above are for our sole benefit with respect to the Offer and may be asserted by us regardless of the circumstances (other than any action or omission to act by us) giving rise to any condition, and may be waived by us, in whole or in part, at any time and from time to time in our discretion until the Offer shall have expired or been terminated. Our failure at any time to exercise the foregoing rights will not be deemed a waiver of any right, and each such right will be deemed an ongoing right that may be asserted at any time and from time to time until the Offer shall have expired or been terminated. However, once the Offer has expired, then all of the conditions to the Offer must have been satisfied or waived. In certain circumstances, if we waive the conditions described above, we may be required to extend the Expiration Date.

Section 6. Price Range of Common Stock, Public Warrants and Units.

GLG Public Warrants are traded on the NYSE under the symbol “GLGWS”. On May 14, 2010, the last trading day before we announced the execution of the Merger Agreement, the closing price of our Public Warrants, as reported on the NYSE, was $0.129 per Public Warrant. On September 10, 2010, the most recent practicable date prior to the date of this Offer to Purchase, the closing price of the Public Warrants reported on the NYSE was $0.11 per Public Warrant. Our shares of Common Stock and our units, each comprising one share of Common Stock and one Warrant to acquire a share of Common Stock, are also listed and traded on the NYSE under the symbols “GLG” and “GLGU”, respectively. The following sets forth the high and low sales price of our Common Stock, Public Warrants and units, as reported on the NYSE for the periods shown:

	Common Stock		Public Warrants		Units
	High	Low	High	Low	High	Low

Fiscal Year Ended December 31, 2008
2nd Quarter	$12.25	$7.67	$4.80	$1.82	$17.04	$9.54
3rd Quarter	$9.50	$4.51	$3.18	$.35	$12.50	$5.18
4th Quarter	$5.95	$1.86	$0.67	$0.00	$6.00	$1.59
Fiscal Year Ending December 31, 2009
1st Quarter	$3.44	$1.94	$0.15	$0.03	$3.23	$1.90
2nd Quarter	$4.25	$2.26	$0.37	$0.06	$4.39	$3.02
3rd Quarter	$4.61	$3.51	$0.42	$0.18	$8.06	$3.86
4th Quarter	$4.08	$2.51	$0.33	$0.10	$4.49	$2.75
Fiscal Year Ending December 31, 2010
1st Quarter	$3.54	$2.60	$0.21	$0.10	$3.65	$3.00
2nd Quarter	$4.40	$2.53	$0.15	$0.08	$4.40	$2.95
3rd Quarter (through September 10, 2010)	$4.48	$4.32	$0.14	$0.10	$4.50	$4.16

You should evaluate current market quotes and trading volume for our Warrants, among other factors, before deciding whether or not to accept the Offer.

On May 14, 2010, the last trading day before we announced the execution of the Merger Agreement, the closing price of our Public Warrants was $0.129 and the closing price of our Common Stock was $2.91. On September 10, 2010, the most recent practicable date prior to the date of this Offer to Purchase, the closing price of our Public Warrants was $0.11 per Public Warrant and the closing price of our Common Stock was $4.47 per share.

There are no established trading markets for the Founders Warrants, Sponsors Warrants and Co-Investment Warrants.

Section 7. Source and Amount of Funds.

Funding.

We expect that $7,199,523 will be required to purchase Warrants tendered in the Offer, if the Offer is fully subscribed at the Purchase Price of $0.129 per Warrant, of which approximately $171,000 will be required to pay related professional fees and expenses. We expect to pay the aggregate Purchase Price using our available cash; however, under the terms of the Merger Agreement, Man has agreed: to ensure that, at the Effective Time, the Company has all funds necessary in connection with the Offer; upon request by the Company, to reimburse the Company for reasonable out-of-pocket costs incurred by the Company and its subsidiaries in connection with the Offer; and to indemnify and hold harmless the Company and its subsidiaries from and against any and all claims, losses and damages suffered or incurred in connection with the Offer.

Section 8. Important Information Concerning GLG.

Description of Business

The information under Part I, Item 1, “Business” of our 2009 10-K (as defined below) is incorporated herein by reference.

Our Directors and Executive Officers

Set forth below for each of the directors and executive officers of GLG is his respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director and executive officer. Except as otherwise noted, each person identified below is a citizen of the United States of America. The business address of Messrs. Gottesman, Roman, White, San Miguel, Rojek, Ashken, Franklin, Hauslein and Lauder is c/o GLG Partners, Inc., 399 Park Avenue, 38th Floor, New York, New York 10022 and the telephone number at that address is (212) 224-7200. The business address of Mr. Lagrange is c/o GLG Partners LP, One Curzon Street, London W1J 5HB, England and the telephone number at that address is +44 (0) 20-7016-7000.

During the last five years, none of GLG, our directors or our executive officers has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Directors

The GLG Board currently consists of seven directors. The term of each of the directors will terminate on the date of the 2011 annual meeting of our stockholders, unless the merger is consummated sooner.

Noam Gottesman, 49, has been our Chairman of the Board and Co-Chief Executive Officer and a director since November 2007. He is a Senior Managing Director of GLG Partners LP and has been a co-founder and, prior to 2009, a Managing Director of GLG Partners LP since its formation in September 2000, and was a co-founder of the GLG Partners division of Lehman Brothers International (Europe) in 1995. He has also served as Co-Chief Executive Officer of GLG Partners LP since September 2005 and served as its Chief Executive Officer from September 2000 until September 2005. Prior to 1995, Mr. Gottesman was an Executive Director of Goldman Sachs International, where he managed global equity portfolios in the private client group. Mr. Gottesman earned a B.A. from Columbia University.

Pierre Lagrange, 48, has been a member of the GLG Board since February 2009. He is a Senior Managing Director of GLG Partners LP and has been a co-founder and, prior to 2009, a Managing Director of GLG Partners LP since its formation in September 2000, and was a co-founder of the GLG Partners division of Lehman Brothers International (Europe) in 1995. He has overall responsibility for a number of our global equity products, including the GLG European Equity Fund, the GLG Environment Fund, the GLG EAFE (Institutional) Fund and our flagship GLG European Long-Short Fund. Prior to 1995, Mr. Lagrange worked at Goldman Sachs managing global equity portfolios and at JP Morgan in government bond trading. He has an M.A. in Engineering from the Solvay Business School in Brussels. Mr. Lagrange is a citizen of Belgium.

Emmanuel Roman, 47, has been our Co-Chief Executive Officer and a director since November 2007. He is a Senior Managing Director of GLG Partners LP and has served as a Co-Chief Executive Officer and, prior to 2009, a Managing Director of GLG Partners LP since September 2005. From 2000 to April 2005, Mr. Roman served as a co-head of Worldwide Global Securities Services of Goldman Sachs International Limited. In 2003, Mr. Roman also became co-head of the European Equities Division and a member of the European Management Committee, a position he held until April 2005. In 1998, Mr. Roman was elected a partner of Goldman Sachs after two years as a Managing Director. Mr. Roman also served as co-head of Worldwide Equity Derivatives at Goldman Sachs from 1996 to 2000. Mr. Roman earned an M.B.A. in Finance and Econometrics from the University of Chicago and a bachelor’s degree from the University of Paris. Mr. Roman is a citizen of France.

Ian G. H. Ashken, 49, has been a member of the GLG Board since November 2007. He has been Vice Chairman and Chief Financial Officer of Jarden Corporation (consumer products) and a member of the board of directors of Jarden since 2001. Between 2001 and 2007 he was also Secretary of Jarden Corporation. Mr. Ashken is also a principal and executive officer of a number of private investment entities. He also served as Vice Chairman and/or Chief Financial Officer of three public companies, Benson Eyecare Corporation, Lumen Technologies, Inc. and Bollé Inc. between 1992 and 2000. He also serves as a director of Phoenix Group Holdings.

Martin E. Franklin, 45, was Chairman of the board of directors of Freedom Acquisition Holdings, Inc. (our predecessor corporation) from June 2006 to November 2007 and has been a member of the GLG Board since June 2006. Mr. Franklin has served as Chairman and Chief Executive Officer of Jarden Corporation (consumer products) since 2001. Prior to joining Jarden Corporation, Mr. Franklin served as Chairman and a director of Bollé, Inc. from 1997 to 2000, Chairman of Lumen Technologies, Inc. from 1996 to 1998, and as Chairman and Chief Executive Officer of its predecessor, Benson Eyecare Corporation from 1992 to 1996. Mr. Franklin also serves on the board of directors of Liberty Acquisition Holdings Corp., Liberty Acquisition Holdings (International) Company and Kenneth Cole Productions, Inc. Mr. Franklin also serves as a director and trustee of a number of private companies and charitable institutions.

James N. Hauslein, 50, has been a member of the GLG Board since July 2006. Mr. Hauslein has also served as President of Hauslein & Company, Inc. (private equity) since May 1991. From July 1991 until April 2001, Mr. Hauslein served as Chairman of the Board of Sunglass Hut International, Inc., the world’s largest specialty retailer of non-prescription sunglasses. Mr. Hauslein also served as Sunglass Hut’s Chief Executive Officer from May 1997 to February 1998 and again from January 2001 to May 2001. Mr. Hauslein is also currently a member of the board of directors of Liberty Acquisition Holdings Corp., Atlas Acquisition Holdings Corp., Elephant Capital Plc (formerly Promethean India, Plc) and of two private companies. Mr. Hauslein serves on several philanthropic boards and foundations and is a member of several Alumni Advisory Boards at Cornell University. Mr. Hauslein earned an M.B.A., with Distinction, from Cornell University’s Johnson Graduate School of Management and a B.S. in chemical engineering from Cornell University.

William P. Lauder, 49, has been a member of the GLG Board since July 2006. Mr. Lauder has been Executive Chairman of The Estée Lauder Companies Inc. (cosmetics) since July 2009. He served as Chief Executive Officer of The Estée Lauder Companies Inc. from March 2008 through June 2009 and President and Chief Executive Officer from July 2004 to February 2008. At The Estée Lauder Companies Inc., Mr. Lauder served as Chief Operating Officer from January 2003 through June 2004 and Group President from July 2001 through 2002, where he was responsible for the worldwide business of Clinique and Origins and the company’s retail store and online operations. From 1998 to 2001, Mr. Lauder was President of Clinique Laboratories. Prior to then, he was President of Origins Natural Resources Inc., where he had been the senior officer of the Origins brand since its creation in 1990. He joined The Estée Lauder Companies in 1986 as Regional Marketing Director of Clinique U.S.A. in the New York Metro area. Mr. Lauder then spent two years at Prescriptives as Field Sales Manager. Prior to joining The Estée Lauder Companies, he completed Macy’s executive training program in New York City and became Associate Merchandising Manager of the New York Division/Dallas store at the time of its opening in September 1985. Mr. Lauder earned a B.S. in Economics from the Wharton School of the University of Pennsylvania. He is a member of the Board of Trustees of the University of Pennsylvania and the Boards of Directors of the Fresh Air Fund, the 92nd Street Y and the Trinity School in New York City.

Executive Officers

The following sets forth certain information regarding our executive officers.

Name	Position

Noam Gottesman	Chairman of the Board and Co-Chief Executive Officer
Emmanuel Roman	Co-Chief Executive Officer
Pierre Lagrange	Senior Managing Director of GLG Partners LP
Simon White	Chief Operating Officer
Jeffrey Rojek	Chief Financial Officer
Alejandro San Miguel	General Counsel and Corporate Secretary

Additional information concerning Messrs. Gottesman, Roman and Lagrange is set forth above.

Simon White, 52, has been our Chief Operating Officer since March 2008 and served as our Chief Financial Officer from November 2007 to March 2008. He has been GLG Partners LP’s Chief Operating

Officer since September 2000. From 1997 to September 2000, he worked at Lehman Brothers International (Europe) as Executive Director and Branch Manager of the GLG Partners division. From 1995 to 1997, he was Chief Administrative Officer of Lehman Brothers’ European high net worth business. From 1993 to 1995, he was European Controller at Lehman Brothers. Prior to 1993, Mr. White worked at Credit Suisse First Boston and PaineWebber in a number of senior business and support roles in their London and New York offices. Mr. White is a chartered accountant and a fellow of the Institute of Chartered Accountants and has worked in the financial services business since 1986. Mr. White is a citizen of the United Kingdom.

Jeffrey Rojek, 41, has been our Chief Financial Officer since March 2008. Prior to joining GLG, Mr. Rojek was an Audit and Advisory Partner at KPMG, in the firm’s New York financial services practice. He joined KPMG in 1991 and over his nearly 18 year career there worked with global banking, investment banking and other related financial services clients. From 2004 to 2006, he was based in KPMG’s national office advising on audit and accounting issues related to financial instruments. Prior to that, Mr. Rojek spent three years in Singapore as KPMG’s Regional Lead Partner for Deutsche Bank, Citigroup and Jones Lang Lasalle. Mr. Rojek has an M.B.A. from Columbia University and a B.S. from Fordham University.

Alejandro San Miguel, 42, has been our General Counsel and Corporate Secretary since November 2007. Mr. San Miguel was a partner at the law firm of Chadbourne & Parke LLP, one of GLG’s principal outside law firms, from 2001 until November 2007. He joined the law firm in 1996 from Thacher Profitt & Wood LLP where he worked since 1993. Mr. San Miguel received a J.D. from New York Law School and a B.A. from the University of Pennsylvania.

Historical Summary Financial Data

The following summary financial data for the five fiscal years ended December 31, 2009 were derived from the audited combined and consolidated financial statements of GLG and its subsidiaries. The following summary financial data for the six months ended June 30, 2009 and June 30, 2010 were derived from the unaudited combined and consolidated financial statements of GLG and its subsidiaries. In November 2007, we completed the acquisition of GLG Partners LP and certain of its affiliated entities (each, an “Acquired Company”). Effective upon the consummation of the acquisition, (1) each Acquired Company became a subsidiary of ours, (2) the business and assets of the Acquired Companies (the “GLG Business”) became our only operations and (3) we changed our name to GLG Partners, Inc. As the Acquisition was considered a reverse acquisition recapitalization for accounting purposes, the combined historical financial statements of the GLG Business became our historical financial statements. The summary financial data should be read in conjunction with the audited consolidated financial statements and other financial information contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 (the “2009 10-K”), including the notes thereto, and the unaudited consolidated financial statements and other financial information contained in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010 (the “June 30 10-Q”), both incorporated by reference into this proxy statement. More comprehensive financial information is included in the 2009 10-K and the June 30 10-Q, including management’s discussion and analysis of financial condition and results of operations in the 2009 10-K and the June 30 10-Q, and we urge you to read the 2009 10-K, the June 30 10-Q and all of the financial information and notes contained in those documents. See “Where You Can Find More Information”.

						Six Months
	Years Ended December 31,					Ended June 30,
	2005	2006	2007	2008	2009	2009	2010
			(US dollars in thousands)

Combined and Consolidated Statement of Operations Data:
Net revenues and other income:
Management fees, net	$137,958	$186,273	$287,152	$317,787	$152,528	$70,458	$89,545
Performance fees, net	279,405	394,740	678,662	107,517	114,605	48,759	25,088
Administration fees, net	311	34,814	64,224	69,145	25,685	11,410	15,016
Transaction charges	184,252	—	—	—	—	—	—
Other	1,476	5,039	10,080	542	8,056	7,229	1,290
Total net revenues and other income	603,402	620,866	1,040,118	494,991	300,874	137,856	130,939
Expenses:
Compensation, benefits and profit share	345,918	369,836	1,211,212	952,916	637,995	(318,586)	(222,952)
General, administrative and other	64,032	68,404	108,926	123,049	90,907	(47,743)	(59,050)
Amortization of intangible assets	—	—	—	—	2,768	(833)	(1,737)
Third party distribution, administration and service fees	—	—	—	—	3,276	(665)	(2,142)
Total expenses	409,950	438,240	1,320,138	1,075,965	734,946	(367,827)	(285,881)
Income (loss) from operations	193,452	182,626	(280,020)	(580,974)	(434,072)	(229,971)	(154,942)
Realized gain/(loss) on available-for-sale investments	—	—	—	—	(21,855)	(21,217)	917
Gain on debt extinguishment	—	—	—	—	84,821	84,821	—
Gain on business combination — negative goodwill	—	—	—	—	21,122	21,122	—
Interest income, net	2,795	4,657	2,350	(16,613)	(11,503)	649	417
Income (loss) before income taxes	196,247	187,283	(277,670)	(597,587)	(361,487)	(6,567)	(161,418)
Income tax benefit/(expense)	(25,345)	(29,225)	(64,000)	(14,231)	2,102	(2,552)	7,964
Net income/(loss)	170,902	158,058	(341,670)	(611,818)	(359,385)	(153,715)	(153,454)
Net income (loss) attributable to common stockholders	170,250	157,876	(310,508)	(630,997)	(318,951)	(144,635)	(135,444)
Distributions to Individual Principals and Trustees	(106,531)	(165,705)	(330,972)	(118,354)	—	—	—
Dividend Paid	—	—	—	(16,210)	—	—	—
Net income/(loss) per share, basic	1.25	1.16	(2.11)	(2.97)	(1.45)	(0.67)	(0.59)
Net income/(loss) per share, diluted	0.87	0.81	(2.11)	(2.97)	(1.45)	(0.67)	(0.59)

	As of December 31,					As of June 30,
	2005	2006	2007	2008	2009	2009	2010
			(US dollars in thousands)

Combined and Consolidated Balance Sheet Data:
Cash and cash equivalents	$236,261	$273,148	$429,422	$316,195	$263,782	$258,289	$201,338
Fees receivable	246,179	251,963	389,777	42,106	104,541	74,896	68,073
Working capital	42,387	183,388	220,583	112,304	190,907	176,027	169,837
Property and equipment, net	3,290	6,121	9,079	14,076	12,856	13,232	12,901
Current assets	491,825	551,055	873,682	404,367	419,909	406,166	317,452
Non-current assets	3,515	6,322	110,455	84,015	80,872	88,563	82,565
Total assets	495,340	557,377	984,137	488,382	500,781	494,729	400,017
Accrued compensation and benefits	247,745	289,301	467,887	148,531	138,686	71,309	44,982
Other liabilities	—	5,100	16,092	50,765	13,886	36,920	15,862
Loans payable, convertible notes and revolving credit facility	13,000	13,000	570,000	570,000	533,672	526,639	516,527
Total stockholders’ equity (deficit)	181,599	176,710	(244,230)	(377,549)	(283,569)	(271,515)	(285,633)
Current liabilities	300,741	180,873	698,367	335,931	252,511	239,605	160,516
Non-current liabilities	14,370	14,552	531,911	530,000	531,839	526,639	525,134

Ratio of Earnings to Fixed Charges

The following table sets forth our consolidated ratio of earnings to fixed charges for each of the periods indicated. For purposes of calculating this ratio, earnings consist of income (loss) from operations before (i) income taxes, (ii) non-controlling interests and (iii) fixed charges, excluding capitalized interest. Fixed charges consist of interest on borrowings (whether expensed or capitalized), the portion of rental expense applicable to interest, and amortization of debt issuance costs.

As of December 31,					As of June 30,
2005	2006	2007	2008	2009	2009	2010

362	238	—	—	—	—	—

Earnings were insufficient to cover fixed charges by approximately $286,541,000, $605,148,000 and $446,801,000 for the years ended December 31, 2007, 2008 and 2009, respectively, and by approximately $236,583,000 and $160,943,000 for the six months ended June 30, 2009 and 2010, respectively.

Book Value Per Share

Our net book value per share as of June 30, 2010 was $(1.13).

Additional Information

We are subject to the informational filing requirements of the Exchange Act, and, in accordance with these requirements, are obligated to file reports, statements and other information with the SEC relating to our business, financial condition and other matters. Information, as of particular dates, concerning our directors and officers, their remuneration, stock options granted to them, the principal holders of our securities and any material interest of these persons in transactions with us is required to be disclosed in proxy statements distributed to our stockholders and filed with the SEC. Pursuant to Rule 13e-4(c) and Rule 13e-3 promulgated under the Exchange Act, we have filed with the SEC a combined Issuer Tender Offer Statement on Schedule TO (the “Schedule TO”) and Schedule 13E-3 Transaction Statement (“Schedule 13E-3”) with respect to the Public Warrants under cover of Schedule TO, which contains additional information relating to the Offer. These reports, statements and other information can be inspected and copied at the public reference facilities maintained by the SEC, at 100 F Street, N.E., Washington, D.C. 20549. Copies of this material may also be obtained by mail, upon payment of the SEC’s customary charges, from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information about the Public Reference Room by calling the SEC for more information at 1-800-SEC-0330. The SEC also maintains a website on the Internet at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC, including the Schedule TO and Schedule 13E-3 and the documents incorporated therein by reference.

Incorporation by Reference

The rules of the SEC allow us to “incorporate by reference” information into this Offer to Purchase, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The following documents contain important information about us and we incorporate them by reference:

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2009;

•	Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2010;

•	Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2010; and

•	Current Reports on Form 8-K filed on January 5, 2010, February 19, 2010, March 23, 2010, May 11, 2010, May 19, 2010, June 25, 2010, July 20, 2010, August 9, 2010 and August 20, 2010.

You can obtain any of the documents incorporated by reference in this Offer to Purchase from the SEC’s website at the address described above. You may also request a copy of these filings, at no cost, by writing or telephoning the Information Agent for the Offer at the telephone numbers and address set forth on the back cover of this Offer to Purchase. Please be sure to include your complete name and address in the request.

Section 9. Important Information Concerning the Principals

During the last five years, none of the persons or entities described below has been (a) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (b) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Individual Principals

Information regarding each of Messrs. Gottesman, Roman and Lagrange can be found above under “SPECIAL FACTORS — Section 4. Interests of Directors and Executive Officers and Filing Persons”.

Trusts and Related Entities

Trusts

Gottesman GLG Trust is a New York trust established by Mr. Gottesman for the benefit of himself and his family. Leslie J. Schreyer is the trustee of the Gottesman GLG Trust. The business address of the Gottesman GLG Trust is c/o Chadbourne & Parke, 30 Rockefeller Plaza, New York, NY 10112 and the telephone number at that address is (212) 408-5100.

Roman GLG Trust is a Jersey, Channel Islands trust established by Mr. Roman for the benefit of himself and his family. Jeffrey A. Robins is the trustee of the Roman GLG Trust. The business address of the Roman GLG Trust is c/o Chadbourne & Parke, 30 Rockefeller Plaza, New York, NY 10112 and the telephone number at that address is (212) 408-5100.

Lagrange GLG Trust is a Jersey, Channel Islands trust established by Mr. Lagrange for the benefit of himself and his family. G&S Trustees Limited is the trustee of the Lagrange GLG Trust. The business address of the Lagrange GLG Trust is c/o Hawksford International, 15 Esplanade, St. Helier, Jersey, Channel Islands, JE1 1RB and the telephone number at that address is +44 (0) 153-474-0000.

Related Entities

TOMS International Ltd. is a British Virgin Islands company, wholly owned by Leslie J. Schreyer as Trustee of the Gottesman GLG Trust, principally engaged in holding securities as a wholly owned subsidiary of the Gottesman GLG Trust. The registered address of TOMS International Ltd. is Wickhams Cay, P.O. Box 662, Road Town, Tortola, British Virgin Islands and the telephone number at that address is (284) 494-2217. Leslie J. Schreyer is the sole director, Anthony M. Roncalli is the vice president and assistant secretary, and Jeffrey A. Robins is the vice president and assistant secretary.

Jackson Holding Services Inc. is a British Virgin Islands company, wholly owned by Jeffrey A. Robins as Trustee of the Roman GLG Trust, principally engaged in holding securities as a wholly owned subsidiary of the Roman GLG Trust. The registered address of Jackson Holding Services Inc. is Wickhams Cay, P.O. Box 662, Road Town, Tortola, British Virgin Islands and the telephone number at that address is (284) 494-2217. Jeffrey A. Robins is the sole director, president and secretary, and Anthony M. Roncalli is the assistant secretary.

Point Pleasant Ventures Ltd. is a British Virgin Islands company, wholly owned by G&S Trustees Limited as Trustee of the Lagrange GLG Trust, principally engaged in holding securities as a wholly owned subsidiary of the Lagrange GLG Trust. The business address of Point Pleasant Ventures Ltd. is c/o Hawksford International, 15 Esplanade, St. Helier, Jersey, Channel Islands, JE1 1RB and the telephone number at that address is +44 (0) 153-474-0000. The directors are Nigel T. Bentley, Michael E. Powell, Steven D. Robinson and Timothy G. Cartwright.

Directors and Officers of Related Entities

Each of Leslie J. Schreyer, Jeffrey A. Robins and Anthony M. Roncalli is a citizen of the United States and has been a partner of Chadbourne & Parke LLP during the past five years. The business address for each of Messrs. Schreyer, Robins and Roncalli is Chadbourne & Parke LLP, 30 Rockefeller Plaza, New York, NY 10112 and the telephone number for each at that address is (212) 408-5100.

Nigel T. Bentley is a citizen of the United Kingdom and has been a director of G&S Trustees Limited for the past five years.

Michael E. Powell is a citizen of the United Kingdom and has been a director of G&S Trustees Limited for the past five years.

Steven D. Robinson is a citizen of the United Kingdom and has been a director of G&S Trustees Limited since January 2006. Prior to January 2006, Mr. Robinson was a trust manager of G&S Trustees Limited.

Timothy G. Cartwright is a citizen of the United Kingdom and has been a director of G&S Trustees Limited since July 2005. Prior to July 2005, Mr. Cartwright was a trust manager of G&S Trustees Limited.

The business address for each of Messrs. Bentley, Powell, Robinson and Cartwright is c/o Hawksford International, 15 Esplanade, St. Helier, Jersey, Channel Islands, JE1 1RB and the telephone number at that address is +44 (0) 153-474-0000.

Section 10. Important Information Concerning Man, Holdco and Merger Sub

Man

Man Group plc is a public limited company incorporated under the laws of England and Wales. Man is a leading alternative investment management business delivering a comprehensive range of innovative guaranteed and open-ended products and tailor-made solutions to private and institutional investors globally. Man’s investment products are designed to offer performance across market cycles and are developed and structured internally and through partnerships with other financial institutions. Man has a global distribution network and an investment management track record dating back more than 20 years. Funds under management as of June 30, 2010 were $38.5 billion. Man employs approximately 1,500 permanent employees worldwide, with key centers in London and Pfaeffikon, Switzerland. Man’s ordinary shares are listed on the Official List of the Financial Services Authority and traded on the London Stock Exchange (LSE: EMG) and Man is a member of the FTSE 100 Index.

Man has not, during the past five years, been convicted in a criminal proceeding, nor has it been a party to any judicial or administrative proceeding that resulted in a judgment, decree or final order enjoining it from future violations of, or prohibiting the activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Set forth below for each director and executive officer of Man is his or her respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of each such director and executive officer. During the last five years, none of the persons listed below has been (i) convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining such person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

Unless otherwise stated, the business address and telephone number of each of the directors and officers listed below is c/o Man Group plc, Sugar Quay, Lower Thames Street, London, EC3R 6DU, United Kingdom; +44 (0)20-7144-1000.

•	Jon Aisbitt — Chairman of the Board. Mr. Aisbitt was appointed a Non-Executive Director of Man in August 2003 and Non-Executive Chairman of Man in September 2007. He was previously a Partner and Managing Director in the Investment Banking Division of Goldman Sachs and has 20 years’ experience in international corporate finance. Mr. Aisbitt is a citizen of the United Kingdom.

•	Robert Aitken — Management Committee, Head of Man Group Compliance. Mr. Aitken joined Man in 2003 from the Financial Services Authority after serving other operating roles in financial services. Mr. Aitken is a citizen of the United Kingdom.

•	Alison Carnwath — Senior Independent Non-Executive Director. Ms. Carnwath was appointed a Non-Executive Director of Man in January 2001. Prior to joining the Man Board she spent 20 years working in investment banking. She is Chairman of Land Securities Group plc, an Independent Director of Paccar Inc., and a Non-Executive Director of Barclays PLC and Barclays Bank PLC. She was an Independent Director of MF Global Holdings Limited until August 2010. Ms. Carnwath is a citizen of the United Kingdom.

•	Peter Clarke — Chief Executive. Mr. Clarke joined Man in 1993 from the investment banking industry, having worked at Morgan Grenfell and Citicorp. He became Head of Corporate Finance & Corporate Affairs and was Company Secretary from April 1996 to November 2007. He was appointed to the Man Board in 1997 and became Finance Director in May 2000. Mr. Clarke was Deputy Group Chief Executive from November 2005 until his appointment as Chief Executive in March 2007. Mr. Clarke is a citizen of the United Kingdom.

•	Phillip Colebatch — Non-Executive Director. Mr. Colebatch was appointed a Non-Executive Director of Man in September 2007. He was previously a member of the Executive Boards of Swiss Reinsurance Company from 2002 to 2006, Fox Pitt Kelton from 2002 to 2006 and Credit Suisse Group from 1984 to 2001. He is a Non-Executive Director of Insurance Australia Group, Lend Lease Corporation, Swann Insurance (Aust) Pty Ltd. and three private companies. Mr. Colebatch is on the Boards of Trustees of the LGT Group Foundation and the Prince of Liechtenstein Foundation. Mr. Colebatch is a citizen of Australia.

•	Dugald Eadie — Non-Executive Director. Mr. Eadie was appointed a Non-Executive Director of Man in January 2002. He has held a number of senior executive positions in the fund management industry. He was most recently Group Managing Director of Henderson plc until his retirement in 1999, following its acquisition by AMP. He is an Honorary Fellow of the Faculty of Actuaries, and a Fellow of the UK Society of Investment Professionals. Mr. Eadie is a citizen of the United Kingdom.

•	Tony Gurney — Management Committee, Marketing and Client Services. Mr. E. A. Gurney is Global Head of Product & Client Operations at Man Investments and is a member of its Management Committee. Prior to joining Man Investments in 2006, he spent four years with Financial Risk Management, a fund of hedge funds manager, as COO. In 2000, he left J.P. Morgan with the senior members of the convertible arbitrage trading team to set up Ferox Capital Management, serving as COO. Mr. Gurney is a citizen of the United Kingdom.

•	Kevin Hayes — Finance Director. Mr. Hayes joined Man as Chief Financial Officer in March 2007 from Lehman Brothers, where he served in a variety of senior finance and strategy positions, latterly as Global Director of Process and Productivity based in New York. He was previously a Partner in the Financial Services practice of Ernst & Young LLP in New York. He was Company Secretary of Man from November 2007 to July 2009 and was appointed to the Man Board in May 2007. Mr. Hayes is a citizen of the United Kingdom.

•	Ruud Hendriks — Non-Executive Director. Mr. Hendriks was appointed a Non-Executive Director of Man in August 2009. He was previously with Goldman Sachs Asset Management from 2001 to 2009 where he had been a Managing Director and Co-Head of Sales for Europe, Middle East and Africa. Prior to this, Mr. Hendriks was Global Head of Institutional Sales for Robeco, a leading international asset manager. Mr. Hendriks is a member of the Supervisory Board of Taler Group, Chairman of the Supervisory Board of Financial Assets and a member of the International Board of Advisors of Polaris (an Italian based asset manager). Mr. Hendriks is a citizen of the Netherlands.

•	Herbert Item — Management Committee, Chief Investment Officer and Head of hedge fund multi-manager business. Mr. Item joined Man in 1997 with 10 years of equity and derivatives trading experience. Mr. Item was appointed CIO of Man’s integrated hedge fund multi-manager business in 2009, with responsibility for all investment functions. Mr. Item is a citizen of Switzerland.

•	Frédéric Jolly — Non-Executive Director. Mr. Jolly was appointed a Non-Executive Director of Man in August 2009. Previously, Mr. Jolly spent fourteen years at Russell Investments where he served as Chief Executive Officer for Europe, Middle East and Africa and as a member of the Global Executive Committee from 2000 to 2008, and as Chairman of the Global Distribution Strategy Committee from 2005 to 2008. Prior to this, Mr. Jolly was Head of Investment Consulting at The Wyatt Company, Paris (now Watson Wyatt). Mr. Jolly was a board member of Pantheon Ventures Ltd. from 2004 to 2008. Mr. Jolly is founding partner of Lexam Partners, an advisory business specializing in financial services. Mr. Jolly is a citizen of France.

•	Christoph Möller — Management Committee, Sales. Mr. Möller joined Man in 1981 and moved to his current position in 2001 after serving roles in finance and product structuring. Mr. Möller is a citizen of Switzerland.

•	Patrick O’Sullivan — Non-Executive Director. Mr. O’Sullivan was appointed a Non-Executive Director of Man in September 2007. He was previously Vice Chairman of the Group Management Board, as well as Group Finance Director, of Zurich Financial Services Group from 2002 to 2009 and was a Non-Executive Director of Collins Stewart plc from 2006 to 2009. He is Chairman of Old Mutual plc and a Non-Executive Director of the Bank of Ireland and COFRA Holding AG. Mr. O’Sullivan is a citizen of Ireland.

•	Michael Robinson — Management Committee, Human Resources. Mr. Robinson joined Man in 2003 after serving in senior roles at INVESCO and as a main board director of Henderson Global Investors plc and a career in the Royal Navy. Mr. Robinson is a citizen of the United Kingdom.

•	Stephen Ross — Management Committee, Product Structuring and Financing; Legal. A lawyer by training, Mr. Ross joined Man in 2003 from Clifford Chance LLP, where he was a Partner and Co-head of the Private Funds Group. He is Group General Counsel of Man and Global Head of Product Structuring & Financing. He has been a member of the Management Committee since joining the firm. Mr. Ross is a citizen of the United Kingdom.

•	John Rowsell — Management Committee, Head of Man’s Principal Strategies Group. Prior to his current responsibilities, Mr. Rowsell was Chief Investment Officer of Man Glenwood and was Chairman of the Investment and Management Committees. Previously, Mr. Rowsell served as Chief Executive Officer for Glenwood Capital Investments L.L.C. Mr. Rowsell’s principal business address and telephone number is123 N. Wacker Drive, 28th Floor, Chicago, IL 60606; (800) 446-5345. Mr. Rowsell is a citizen of the United States of America.

•	Tim Wong — Management Committee, AHL. Mr. Wong joined Man in 1991 and moved to his current position as CEO of AHL, Man’s largest fund, in 2001. Mr. Wong is a citizen of the United Kingdom.

•	Mike Wright — Management Committee, Technology. Mr. Wright joined Man in 2007 after serving IT leadership roles at Fidelity International (from 2005 to 2007) and Willis Group (from 1997 to 2004). Prior to this he was a consultant at McKinsey. Mr. Wright is a citizen of the United Kingdom.

Holdco

Holdco is a Delaware limited liability company and wholly owned subsidiary of Man. Holdco was formed solely for the purpose of owning Merger Sub.

Set forth below for each member of the board of managers and executive officer of Holdco is his or her respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of such manager and executive officer. During the last five years, none of the persons listed above has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

•	Lance Donenberg — Vice President. Mr. Donenberg is the Head of Strategic Investments of Man Investments. Prior to his current responsibilities, Mr. Donenberg was Head of Investment Sourcing for Man Glenwood and an Investment Committee member of Glenwood Capital Investments L.L.C. Before joining Glenwood in 2006, Mr. Donenberg was a founding principal with Balyasny Asset Management. Mr. Donenberg’s principal business address and telephone number is 123 N. Wacker Drive, 28th Floor, Chicago, IL 60606; (800) 446-5345. Mr. Donenberg is a citizen of the United States of America.

•	Orly Lax — Vice President and Secretary. Ms. Lax is the Head of U.S. Legal and Product Legal of Man Investments. Ms. Lax originally joined Man Investments in 2004. Ms. Lax’s principal business address and telephone number is One Rockefeller Plaza, 16th Floor, New York, NY 10020; (646) 452-9700. Ms. Lax is a citizen of the United States of America.

•	John Rowsell — President. See information provided for Mr. Rowsell above.

Merger Sub

Merger Sub is a Delaware corporation and wholly owned subsidiary of Holdco. Merger Sub was formed solely for the purpose of entering into the Merger Agreement and consummating the transactions contemplated by the Merger Agreement.

Set forth below for each of the directors and executive officers of Merger Sub is his or her respective present principal occupation or employment, the name and principal business of the corporation or other organization in which such occupation or employment is conducted and the five-year employment history of such director and executive officer. During the last five years, none of the persons listed below has been (i) convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment or decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

•	Lance Donenberg — Vice President. See information provided for Mr. Donenberg above.

•	Orly Lax — Vice President and Secretary. See information provided for Ms. Lax above.

•	John Rowsell — President. See information provided for Mr. Rowsell above.

Section 11. Certain Legal Matters; Regulatory Approvals.

We are subject to the informational requirements of the Exchange Act and, in accordance with these requirements, file reports and information statements and other information with the SEC. We have also filed with the SEC a combined Schedule TO and Schedule 13E-3 with respect to the Public Warrants under cover of Schedule TO, which includes additional information relating to the Offer.

Except as otherwise discussed herein, we are not aware of any license or regulatory permit that is material to our business that might be adversely affected by our acquisition of Warrants pursuant to the Offer or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic, foreign or supranational, that would be required for our acquisition or ownership of Warrants pursuant to the Offer. Should any approval or other action be required, we presently contemplate that we will seek that approval or other action. We are unable to predict whether we will be required to delay the acceptance for payment of or payment for Warrants tendered pursuant to the Offer pending the outcome of any such matter. There can be no assurance that any approval or other action, if needed, would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to our business and financial condition.

Section 12. Extension of the Offer; Termination; Amendment.

We intend to extend the Offer to ensure that the Expiration Date of the Offer coincides with the completion of the Merger. In addition, we expressly reserve the right, for any reason, at any time and from time to time prior to the Expiration Date, and regardless of whether any of the events set forth in “THE OFFER — Section 5. Conditions of the Offer” shall have occurred or are deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and payment for, any Warrants. We will effect any such extension by giving oral or written notice of such extension to the Depositary and making a public announcement of the extension. We also expressly reserve the right, in our sole discretion, to terminate the Offer and reject for payment and not pay for any Warrants not theretofore accepted for payment or paid for or, subject to applicable law, to postpone payment for Warrants upon the occurrence of any of the conditions specified in “THE OFFER — Section 5. Conditions of the Offer” by giving oral or written notice of the termination or postponement to the Depositary and making a public announcement of the termination or postponement. Our reservation of the right to delay payment for Warrants which we have accepted for payment is limited by Rule 13e-4(f)(5) under the Exchange Act, which requires that we must pay the consideration offered or return the Warrants tendered promptly after termination or withdrawal of a tender offer. Subject to compliance with applicable law (including Rule 13e-4 under the Exchange Act), we further reserve the right, in our sole discretion, and regardless of whether any of the events set forth in “THE OFFER — Section 5. Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the Offer prior to the Expiration Date for any reason. Amendments to the Offer may be made at any time and from time to time by public announcement. In the case of an extension of the Offer, such amendment must be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made pursuant to the Offer will be disseminated promptly to Warrant holders in a manner reasonably designed to inform Warrant holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law or regulation (including Rule 13e-4 under the Exchange Act), we shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire, Business Wire or another comparable service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3) and 13e-4(f)(l) promulgated under the Exchange Act. These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the Offer or information concerning the Offer (other than a change in price or a change in percentage of securities sought) will depend on the facts and circumstances, including the relative materiality of the terms or information; however, in no event will the Offer remain open for fewer than five business days following such a material change in the terms of, or information concerning, the Offer. If (i) we make any change to increase or decrease the price to be paid for Warrants, and (ii) the Offer is scheduled to expire at any time earlier than the expiration of a period ending on the tenth business day from, and including, the date that notice of an increase or decrease is first published, sent or given to Warrant holders in the manner specified in “THE

OFFER — Section 12. Extension of the Offer; Termination; Amendment”, the Offer will be extended until the expiration of such period for ten business days. For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or U.S. federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Section 13. Fees and Expenses.

We have retained Morrow & Co. to act as Information Agent and BNY Mellon Shareowner Services to act as Depositary in connection with the Offer. The Information Agent may contact holders of Warrants by mail, facsimile and personal interviews and may request brokers, dealers and other nominee Warrant holders to forward materials relating to the Offer to beneficial owners. The Information Agent and Depositary will receive reasonable and customary compensation for their respective services, will be reimbursed by GLG for reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection with the Offer, including certain liabilities under the federal securities laws. Under the terms of the Merger Agreement, Man has agreed: to ensure that, at the Effective Time, the Company has all funds necessary in connection with the Offer; upon request by the Company, to reimburse the Company for reasonable out-of-pocket costs incurred by the Company and its subsidiaries in connection with the Offer; and to indemnify and hold harmless the Company and its subsidiaries from and against any and all claims, losses and damages suffered or incurred in connection with the Offer.

We will not pay any fees or commissions to brokers, dealers or other persons (other than fees to the Information Agent as described above) for soliciting tenders of Warrants pursuant to the Offer. Warrant holders holding Warrants through brokers, dealers and other nominee stockholders are urged to consult the brokers, dealers and other nominee stockholders to determine whether transaction costs may apply if Warrant holders tender Warrants through the brokers, dealers and other nominee Warrant holders and not directly to the Depositary. We will, however, upon request, reimburse brokers, dealers and commercial banks for customary mailing and handling expenses incurred by them in forwarding the Offer and related materials to the beneficial owners of Warrants held by them as a nominee or in a fiduciary capacity. No broker, dealer, commercial bank or trust company has been authorized to act as our agent or the agent of the Information Agent or the Depositary for purposes of the Offer.

We estimate that we will incur, and will be responsible for paying, transaction-related fees and expenses, including legal and other advisory fees, SEC filing fees and other related charges for GLG, totaling approximately $171,000. This amount consists of the following estimated fees and expenses:

Description	Amount to be Paid

SEC filing fee	$501
Information Agent, Depositary, printing, solicitation and mailing expenses	$30,000
Legal and other advisory fees	$140,000
Miscellaneous	$499
Total	$171,000

In addition, it is expected that Man, Holdco and Merger Sub will incur approximately $60,000 of transaction-related fees and expenses, including legal and other advisory fees.

Section 14. Miscellaneous.

We are not aware of any jurisdiction where the making of the Offer or the acceptance of Warrants pursuant to the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer or the acceptance of Warrants pursuant to the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with the applicable law. If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the Warrant holders residing in such jurisdiction.

Pursuant to Rule 13e-4(c) and Rule 13e-3 promulgated under the Exchange Act, we and the other Filing Persons have filed with the SEC a combined Schedule TO and Schedule 13E-3 with respect to the Public Warrants under cover of Schedule TO, which contains additional information relating to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the same places and in the same manner set forth in “THE OFFER — Section 8. Important Information Concerning GLG” with respect to information concerning us and the other Filing Persons. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on our behalf by one or more registered brokers or dealers licensed under the laws of the applicable jurisdiction.

You should only rely on the information contained in this Offer to Purchase and in the related Letter of Transmittal or to which we have referred you. We have not authorized any person to provide you with information or make any representation in connection with the Offer other than those contained in this Offer to Purchase, the related Letter of Transmittal or in the other documents that constitute a part of the Offer. If given or made, any recommendation or any such information or representation must not be relied upon as having been authorized by us, the GLG Board, the other Filing Persons, the Depositary or the Information Agent.

September 13, 2010.

The Letter of Transmittal, certificates for Warrants and any other required documents should be sent or delivered by each Warrant holder of GLG who wishes to participate in the Offer or such Warrant holder’s broker, dealer, commercial bank, trust company or other nominee, to the Depositary by the Expiration Date at one of the addresses set forth below:

The Depositary for the Offer is:

BNY Mellon Shareowner Services

By Mail: BNY Mellon Shareowner Services Attn: Corporate Actions Dept., 27th Floor P.O. Box 3300 South Hackensack, NJ 07606	By Overnight Courier or by Hand: BNY Mellon Shareowner Services Attn: Corporate Action Dept., 27th Floor 480 Washington Boulevard Jersey City, NJ 07310

Confirmation Telephone Number:

1-800-777-3674 (Toll Free)
1-201-680-6579 (Collect)

Questions or requests for assistance may be directed to the Information Agent at its telephone numbers and address set forth below. Questions or requests for assistance or additional copies of the Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent at the address and telephone numbers set forth below. Warrant holders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

The Information Agent for the Offer is:

Morrow & Co., LLC

470 West Avenue

Stamford, CT 06902

Telephone Number:

1-800-969-2372 (Toll Free)

1-203-658-9400